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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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AmerisourceBergen Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement and Notice of 2019 Annual Meeting of Stockholders

AmerisourceBergen

About AmerisourceBergen

Knowledge. Reach. Partnership.

Powered by our associates around the world, we provide the pharmaceutical products and business solutions that improve access to care. We operate the backbone of the healthcare supply chain. We drive the future of local care delivery. We guide medical innovations to market. This is what it means to create healthier futures.

By putting people first and maximizing our impact at the center of healthcare delivery, we fuel growth, move markets and enable access to care for millions of people each day.

Our company, by the numbers:

150+ OFFICES WORLDWIDE

3MM+ PRODUCTS SHIPPED EACH DAY

21K ASSOCIATES AROUND THE GLOBE

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE: 2:00 p.m., Eastern Time Thursday, February 28, 2019	HOW TO VOTE It is important that your shares be represented and voted at the Annual Meeting. We urge you to vote by using any of the below methods.
PLACE: Sofitel Philadelphia 120 South 17th Street Philadelphia, Pennsylvania 19103	Vote via the Internet Visit www.envisionreports.com/ABC and follow the instructions.

ITEMS OF BUSINESS:

1. Elect the nine directors named in this proxy statement.

2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2019.

3. Conduct an advisory vote to approve the compensation of our named executive officers.

4. Vote on the stockholder proposals set forth in this proxy statement, if properly presented at the 2019 Annual Meeting.

5. Transact any other business properly coming before the meeting.

WHO MAY VOTE:

Stockholders of record on December 31, 2018.

DATE OF AVAILABILITY:

This notice and proxy statement, together with our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, are being made available to stockholders on or about January 18, 2019.

Vote by phone
Call Toll-Free 1-800-652-VOTE (8683)
inside the United States or Puerto Rico
and follow the instructions.

Vote by mail
If you received a proxy/voting
instruction card by mail, you can mark,
date, sign and return it in the
postage-paid envelope furnished for
that purpose.

Vote in Person
If you attend the Annual Meeting, you
may vote in person if you wish, even if
you have voted previously.

By order of the Board of Directors,	Important Notice Regarding Availability of Proxy Materials for AmerisourceBergen's Annual Meeting of Stockholders to be held on February 28, 2019.
HYUNG J. BAK Senior Vice President, Group General Counsel and Secretary	The Proxy Statement and Annual Report on Form 10-K are available at investor.amerisourcebergen.com.

Important Information If You Plan to Attend the Meeting in Person:

In order to be admitted to the Annual Meeting, individuals must bring a government issued photo ID and proof of ownership of AmerisourceBergen common stock.

Letter from Our Lead Independent Director	1

Proxy Statement Highlights	2

Highlights of Our Corporate Governance Practices and Policies	5

Oversight of Controlled Substances	8

Corporate Governance and Related Matters	12

Item 1—Election of Directors	12
Information on Board Committees	19
Non-Employee Director Compensation at 2018 Fiscal Year End	21
Corporate Governance	23
Code of Ethics	29
Stockholder Engagement	29
Audit Committee Matters	31

Item 2—Ratification of Appointment of Ernst & Young LLP as AmerisourceBergen's Independent Registered Public Accounting Firm for Fiscal Year 2019	31
Audit Committee Financial Experts	32
Policy for Pre-Approval of Audit and Non-Audit Services	32
Independent Registered Public Accounting Firm's Fees	32
Report of the Audit Committee	33
Executive Compensation and Related Matters	34

Compensation Discussion and Analysis	34
Compensation Committee Report	47
Compensation Committee Matters	47
Executive Compensation Tables	49
Employment Agreements	56
Potential Payments Upon Termination of Employment or Change in Control	56
CEO Pay Ratio	61
Item 3—Advisory Vote to Approve the Compensation of Named Executive Officers	62
Related Person Transactions	63

Ownership of and Trading in Our Stock	66

Beneficial Ownership of Common Stock	66
Equity Compensation Plan Information	68
Section 16(a) Beneficial Ownership Reporting Compliance	68
Stockholder Proposals	69

Item 4—Stockholder Proposal to Permit Action by Written Consent of the Stockholders	69
Item 5—Stockholder Proposal to Adopt a Policy that No Financial Performance Metric Be Adjusted to Exclude Legal or Compliance Costs in Determining Executive Incentive Compensation	71
Other Information	74

Availability of the Form 10-K	74
About the 2019 Annual Meeting of Stockholders and Voting at the Meeting	74
Requirements for Submission of Proxy Proposals, Nomination of Directors, and Other Business of Stockholders	78
Appendix A—Supplemental Information: GAAP to Non-GAAP Reconciliation	A-1

January 18, 2019

Dear Stockholder:

As your Lead Independent Director, I am pleased to invite you to attend our 2019 Annual Meeting of Stockholders on Thursday, February 28, 2019 at 2:00 p.m. Eastern Time. The meeting will be held at the Sofitel Philadelphia, 120 South 17th Street, Philadelphia, Pennsylvania. The Notice of the 2019 Annual Meeting of Stockholders and the proxy statement describe the items of business for the meeting. Your vote is very important. Whether or not you plan to attend the 2019 Annual Meeting of Stockholders, we urge you to vote and to submit your proxy over the Internet, by telephone or by mail.

The AmerisourceBergen Board of Directors believes that effective governance is critical to a successful long-term strategy. We remain committed to a strong and independent Board. I take very seriously my responsibility to ensure that our independent directors have oversight of key aspects of the Company. The Board is informed about, and regularly discusses, AmerisourceBergen's risk profile, and executes its oversight responsibility directly and through its committees. All of our committees, other than the Finance Committee, are comprised entirely of independent directors.

Our Board considers specific risk topics throughout the year, including risks associated with government regulation as well as with the Company's strategic objectives, business plan, operations, distribution of controlled substances, information technology (including cybersecurity) and capital structure, among many others. I am proud of the Board's oversight of key challenges in fiscal 2018, including headwinds at certain of our businesses and a rapidly changing healthcare landscape. On behalf of the entire Board, we encourage you to read more about our robust governance structure, including in the "Proxy Statement Highlights" and "Highlights of Our Corporate Governance Practices and Policies" sections on the following pages, and in the "Corporate Governance" section beginning on page 23.

We are also committed to constructive stockholder engagement. Over the past year, AmerisourceBergen expanded its stockholder outreach, as discussed in the "Stockholder Engagement" section beginning on page 29. AmerisourceBergen's engagement with stockholders this past year focused on, among other things, corporate governance and the Board's oversight and risk management role. Through meetings with some of our largest institutional investors and others, we gained critical insight into the questions and concerns that stockholders have about our governance practices.

For the remainder of fiscal 2019 and beyond, we will miss the valuable perspective and dedication of Douglas R. Conant who, as previously announced, will not be standing for re-election to our Board of Directors at the 2019 Annual Meeting of Stockholders. On behalf of all my colleagues on the Board, I sincerely thank Mr. Conant for the exceptional leadership and commitment that he has demonstrated during his tenure as a director.

Your vote is very important to us. We strongly encourage you to read both our proxy statement and annual report in their entirety, and ask that you vote with our recommendations.

Thank you for your continued investment in AmerisourceBergen.

Sincerely,

Jane E. Henney Lead Independent Director

Proxy Statement Highlights  |  2019 AmerisourceBergen Proxy

PROXY STATEMENT HIGHLIGHTS

This summary provides highlights of selected information about AmerisourceBergen Corporation (the "Company," "AmerisourceBergen," "we" or "us") from this proxy statement. Please review the entire document before voting.

All of our Annual Meeting materials are available at investor.amerisourcebergen.com.

Voting Items	Board Recommendation	Further information
ITEM 1 Election of Directors	For	12

ITEM 2 Ratification of Appointment of Ernst & Young LLP as AmerisourceBergen's Independent Registered Public Accounting Firm for Fiscal Year 2019	For	31

ITEM 3 Advisory Vote to Approve the Compensation of Named Executive Officers	For	62

ITEM 4 Stockholder Proposal to Permit Action by Written Consent of the Stockholders	Against	69

ITEM 5 Stockholder Proposal to Adopt a Policy that No Financial Performance Metric Be Adjusted to Exclude Legal or Compliance Costs in Determining Executive Incentive Compensation	Against	71

2019 AmerisourceBergen Proxy   |  Proxy Statement Highlights

DIRECTOR NOMINEES AND BOARD SUMMARY

Name	Age	Director Since	Independent	Executive	Audit	Compensation and Succession Planning	Finance	Governance and Nominating
Ornella Barra Co-Chief Operating Officer of Walgreens Boots Alliance, Inc.	65	2015	No				X

Steven H. Collis President, CEO and Chairman of AmerisourceBergen Corporation	57	2011	No	■

D. Mark Durcan Retired CEO of Micron Technology, Inc.	57	2015	Yes		X		X

Richard W. Gochnauer Retired CEO of United Stationers Inc.	69	2008	Yes	X		X	■

Lon R. Greenberg Retired CEO of UGI Corporation	68	2013	Yes	X	■		X

Jane E. Henney, M.D. Home Secretary for the National Academy of Medicine	71	2002	Yes	X	EO	EO	EO	EO

Kathleen W. Hyle Retired Senior Vice President and Chief Operating Officer of Constellation Energy	60	2010	Yes			X	X

Michael J. Long CEO of Arrow Electronics, Inc.	60	2006	Yes	X		■		X

Henry W. McGee Senior Lecturer at Harvard Business School and Retired President of HBO Home Entertainment	65	2004	Yes	X	X			■

Douglas R. Conant* Retired CEO of Campbell Soup Company	67	2013	Yes			X		X

Number of Meetings in FY2018:				1	9	4	7	7

■
Chair

X
Member

EO
Ex Officio Member

*
Mr. Conant is a current director but will not be standing for re-election at the 2019 Annual Meeting of Stockholders.

Proxy Statement Highlights  |  2019 AmerisourceBergen Proxy

SNAPSHOT OF BOARD COMPOSITION

Presented below is a snapshot of the expected composition of our Board of Directors immediately following the 2019 annual meeting, assuming the election of the nine nominees named in the proxy statement. For comparison purposes, we have also presented comparable metrics for the constituents of the S&P 500 Index. (Data for the S&P 500 Index is based on the SpencerStuart Board Index 2018.)

2019 AmerisourceBergen Proxy   |  Highlights of our Corporate Governance Practices and Policies

HIGHLIGHTS OF OUR CORPORATE GOVERNANCE PRACTICES AND POLICIES

Our Board consistently seeks to implement leading practices and policies in corporate governance, with emphasis on maintaining the Board's independence to provide effective oversight of management and ensure accountability to our stockholders. Below, we highlight our key corporate governance practices and policies:

Board of Directors
Independence	The majority of our director nominees are independent (seven out of nine). Our corporate governance principles require us to maintain a minimum of 70% independent directors on our Board (see pages 12 and 25).

Independence of Key Oversight Committees	All members of our Audit Committee, Compensation and Succession Planning Committee and Governance and Nominating Committee are independent (see page 25).

Lead Independent Director	Our corporate governance principles require the election of a Lead Independent Director whenever our Chief Executive Officer also serves as Chairman of the Board and clearly define the Lead Independent Director's authority and significant responsibilities in the governance of our Board (see pages 23-24).

Succession Planning for Chairman	The Company plans to split the role of Chairman of the Board and Chief Executive Officer, commencing with the Company's next Chief Executive Officer. At that time, the Chairman role will be assumed by an independent director (see page 24).

Succession Planning for Chief Executive Officer	We undertake succession planning and maintain an emergency succession plan for our Chief Executive Officer (see page 19).

Risk Oversight	Our full Board and each of our Board committees actively engage in risk assessment and management for all aspects of our business, including our compensation policies and practices, with certain specific responsibilities for risk oversight also designated in the committee charters and our corporate governance principles. Our corporate officers and senior managers report on risk exposure at regular intervals to the appropriate committee or full Board.

Diversity	Our directors have diverse business experiences, backgrounds and expertise in a wide range of fields, all of which are critical to understanding our businesses, competitive position and risks. Our Board has a long-standing receptiveness to gender and ethnic diversity and is especially proud of the representation on our Board of three leading women in the fields of business, medicine, and pharmaceuticals and a leading African-American businessman with extensive experience in corporate governance.

Overboarding Policy	Pursuant to our overboarding policy, if our Chief Executive Officer serves as a director, he or she may only serve on the board of one other public company. Non-employee directors should not serve on more than three other public company boards (see page 13).

Tenure Policy	Our policy for directors' tenure provides that a director will resign at the annual meeting of stockholders following his or her 75th birthday and a director will tender his or her resignation for consideration by the Governance and Nominating Committee when his or her employment or principal business association changes materially. A director who is an employee will resign when he or she retires or is no longer employed by us.

Refreshment	Two of our eight non-employee director nominees have served on the Board for five years or less. Additionally, we encourage our Board to rotate its committee Chairs on a regular basis.

Highlights of our Corporate Governance Practices and Policies  |  2019 AmerisourceBergen Proxy

Annual Evaluation Process	Our Board has a comprehensive annual evaluation process for the Board and each of its committees, which is led by the Chair of our Governance and Nominating Committee and the Board's Lead Independent Director (see page 28).

Review of Committee Charters	Each of the committees annually reviews and recommends updates to its charter to the full Board and the Governance and Nominating Committee annually recommends updates to the corporate governance principles (see page 28).

Stockholder Communication and Engagement	We actively engage with our stockholders throughout the year to seek their input on a variety of topics, including our corporate governance practices and our role in the pharmaceutical supply chain (see page 29).
Executive Compensation
Alignment with Stockholders' Interests	We align executive compensation with the Company's performance through performance metrics. We also require executives to adhere to stock ownership guidelines and holding requirements that align their interests with those of our stockholders and encourage long-term growth (see page 46).

Clawback	We have the right to claw back the value of cash and equity awards held by current and former executives as a result of misconduct, including misconduct that leads to the restatement of our financial statements. We will publicly disclose instances of clawback pursuant to the Clawback Disclosure Policy adopted in August 2018 (see page 44).

Independent Compensation Consultant	The consultant to our Compensation and Succession Planning Committee provides no other services to the Company (see page 48).
Rights of Stockholders
Annual Election of Directors	All directors of our Board are elected annually.

Majority Vote Standard	Our bylaws and corporate governance principles establish majority voting standards for the election of directors and require each director nominee to tender an irrevocable resignation prior to each annual meeting in the event an incumbent director does not receive the required votes for re-election (see page 28).

Removal of Directors With or Without Cause	Our organizational documents permit stockholders to remove directors with or without cause.

Right to Call Special Meetings	Stockholders with at least 25% of the outstanding shares of our common stock have the right to call special meetings.

Proxy Access	A stockholder, or a group of up to 20 stockholders, who have continuously owned at least 3% of our outstanding common stock for three years or more may nominate directors to fill up to the greater of two or 20% of the available board seats (see page 30).

Annual Say-on-Pay Vote	We have an annual say-on-pay vote (see page 62).

No Supermajority Requirement	Majority vote is required for stockholder action.

No Poison Pill	We do not have a "poison pill" stockholder rights agreement in place.

2019 AmerisourceBergen Proxy   |  Highlights of our Corporate Governance Practices and Policies

Corporate Citizenship
Overview	Our Company Purpose is that we are united in our responsibility to create healthier futures. We recognize that the economic, social and physical environments in which our company operates are integral to our ability to deliver better patient outcomes. In every aspect of our Company, we seek to integrate corporate citizenship and sustainability into our daily actions as we live our Purpose. Our corporate citizenship framework outlines opportunities in the work we do, the people who do it, and the communities we serve.

Environmental Sustainability	We have implemented practices that reduce energy use and waste, such as our deployment of a data management system to allocate and track usage of resources. We have made investments in waste optimization programs, energy efficiency projects, renewable energy, and sustainable building infrastructure, including the construction of new LEED Certified office spaces. We began responding to the CDP Climate Change Survey in 2016 with information on our largest business unit and expanded to enterprise-wide information in our 2017 response. In 2018, we again submitted an enterprise-wide response and will continue to do so annually.

Diversity & Inclusion	We continue to foster an inclusive culture that attracts, develops, retains and engages a diverse workforce. We participate in multiple benchmarking reports and applications to track our progress and stay up-to-date on industry best practices. AmerisourceBergen has been recognized since 2017 by Diversity Inc. as a noteworthy company based on our continued commitment to advance our programs, training and practices.

Community Outreach	We leverage associate volunteer opportunities and social investments to increase access to healthcare for human and animal populations and ensure prescription drug safety. In addition, the AmerisourceBergen Foundation is a separate not-for-profit charitable giving organization established by the Company to support health-related causes that enrich that global community. During fiscal year 2018, the Foundation donated nearly $5 million to 40+ organizations in support of its mission.

For further details, please see the full discussion relating to our corporate governance policies and practices and our leadership structure in this proxy statement under the section titled "Corporate Governance and Related Matters—Corporate Governance."

Oversight of Controlled Substances  |  2019 AmerisourceBergen Proxy

OVERSIGHT OF CONTROLLED SUBSTANCES

Our Role in the Supply Chain and Response to the Opioid Epidemic

AmerisourceBergen's primary business is the wholesale distribution of pharmaceutical products. We manage the secure transportation of medication, a small part of which includes opioids and other controlled substances, from manufacturers to customers such as licensed hospitals and pharmacies. We do not prescribe medications or take any action to create supply or demand for medications.

Our role in the healthcare supply chain has provided us with perspective on the opioid epidemic. We understand with utmost clarity that this is a complex, multifaceted and cross-sectoral problem that requires action, attention and a collaborative approach. While prescription opioid medications represent less than two percent of AmerisourceBergen's annual revenue, as a company dedicated to creating healthier futures we feel that it is our duty and responsibility to commit resources and expertise to help fight opioid misuse and abuse in the United States.

Our efforts to prevent the diversion and misuse of controlled substances—including and especially prescription opioids—span more than 30 years. Presently, our multifaceted approach includes ensuring safe and secure storage and distribution, maintaining operational integrity, and advocating for the highest regulatory standards for the pharmaceutical supply chain. We are also committed to providing communities across the country with resources to help prevent the abuse of opioids. Data indicates that the efforts of multiple stakeholders are making an impact. For example, according to recent data from the Centers for Disease Control and Prevention, the overall national opioid prescribing rate declined from 2012 to 2017. However, as opioid abuse persists, we remain steadfastly committed to our efforts to help thwart the opioid epidemic.

Overview of the Supply Chain1

The United States Drug Enforcement Administration (DEA) sets quotas that limit the amount of certain controlled substances that manufacturers may produce. The DEA is also responsible for federal regulatory oversight and enforcement of the closed system of controlled substance distribution. As illustrated below, AmerisourceBergen is one link in the supply chain for medications approved by the United States Food and Drug Administration (FDA), including controlled substances.

Maintaining Operational Integrity

AmerisourceBergen takes very seriously its commitment to create healthier futures. One of the most fundamental ways we achieve this is by creating highly efficient and, more importantly, safe access to medications.

1
This illustration is meant to depict the limited role of a distributor in the pharmaceutical supply chain and is not meant to depict the many complexities and interrelationships between other parties in the supply chain.

2019 AmerisourceBergen Proxy   |  Oversight of Controlled Substances

We take no action to promote prescribing or otherwise increase the demand for opioids and we do not offer our sales representatives compensation or incentives of any kind that target opioid orders. Additionally, our sales force receives training to fortify its diversion control knowledge and compliance obligations according to both the latest regulatory guidelines and AmerisourceBergen's policies and procedures.

Ensuring Safe and Secure Distribution

Compliance and Diversion Control.    Ensuring the safety and security of the pharmaceutical supply chain is paramount to our business. Since the 1980s, AmerisourceBergen has invested in technology, personnel and other resources that enable us to continuously evaluate, strengthen, and expand the proven measures we have implemented to maintain the integrity of the orders we ship from the time they arrive in our facilities to the time they are delivered to our customers.

This process includes:

Due diligence. We employ a sophisticated diversion control team consisting of internal and external resources, including former law enforcement and DEA professionals, diversion investigators and pharmacists. This team performs due diligence on potential and current customers, including verification of their regulatory licenses, in order to determine their eligibility to purchase controlled substances from us. This team maintains a robust order monitoring program, conducts customer site visits, reviews customer policies and identifies and reports suspicious orders to the DEA and, where appropriate, to state regulators.

Order monitoring. We maintain a sophisticated diversion control program emanating from the 1980s, when our predecessor companies developed programs to identify and report suspicious orders. The program has gone through ongoing changes and enhancements since that time. Today, the program includes mathematical algorithms and data analytics, peer group comparisons, statistical analyses, and dashboards with comprehensive ordering and customer information.

Daily reporting. Our diversion control program provides daily reports to the DEA of all controlled substance shipments (which includes all opioid medications), including the quantity, type, and recipient of each shipped order. In addition, we cancel and report all orders we determine to be suspicious.

Customer Licensing and Monitoring. We confirm that all customers are appropriately licensed by regulatory agencies, and we continuously monitor our customers during our relationship with them. We discontinue customer relationships where we have identified an increased potential for diversion by the customer, and we support law enforcement efforts to investigate pharmacies.

We have continuously enhanced our diversion control program throughout our history, including fulsome updates in 1998, 2007 and 2014-2015 to build on current data, respond to prescription drug abuse trends and incorporate advanced technological capabilities. We continue to evaluate and evolve our program to ensure that we are using our data and resources in the most appropriate and effective way. Our technology provides a high level of insight into our customers' ordering patterns and order outliers and an elevated degree of actionable intelligence that assists with our ongoing diversion control efforts.

Additionally, AmerisourceBergen has established a diversion control advisory committee comprised of a cross-functional team of senior executives who meet regularly with the Vice President of Diversion Control to discuss and review our diversion control program. This committee reevaluates our diversion control program at least annually. We also have established a cross-functional Opioid Task Force dedicated to bringing together business, operations, regulatory, compliance, and legal team leads to put our best thinking to use as we continually evaluate and develop our efforts in this area.

Board Governance and Oversight of Risks Associated with Opioid Distribution.    Our Board oversees risk management and considers specific risk topics on an ongoing basis, including risks associated with the Company's distribution of opioid medications. For additional information on this, see "Corporate Governance

Oversight of Controlled Substances  |  2019 AmerisourceBergen Proxy

and Related Matters—Corporate Governance—Risk Oversight and Management" beginning on page 26 of this proxy statement. Our Board of Directors actively oversees and reviews the effectiveness of our compliance programs, including our diversion control program. The Board and its Audit Committee receive regular updates from the Company's management on our compliance program's guidelines, training initiatives, monitoring activities and any enforcement or corrective responses. The Audit Committee is regularly apprised of legal matters relating to the Company while the Governance and Nominating Committee oversees the Company's support of charitable, educational and community outreach organizations that are dedicated to addressing various aspects of the opioid epidemic. The Board also supports management's efforts more broadly to develop meaningful solutions to the opioid epidemic, which requires close collaboration with pharmacies, manufacturers, doctors, policy makers and other stakeholders in the healthcare industry. The Board is committed to mitigating the risks associated with the Company's distribution of prescription opioid medication while also ensuring that the Company continues to facilitate safe access to prescription opioid medications to assist in pain management based on the recommendations of medical professionals and as approved by the FDA and DEA.

Advocating for the Highest Regulatory Standards

AmerisourceBergen enthusiastically endorses government efforts to regulate opioids from the time they are produced to the time they are dispensed to patients. Our commitment to help combat the opioid epidemic is demonstrated by our coordination across our industry with other distributors and the Healthcare Distribution Alliance and close collaboration with legislators, policy makers and regulatory agencies to continue to monitor, stop and report suspicious orders and minimize and deter diversion. This commitment to addressing the opioid epidemic is further demonstrated by, among other things, our participation in the Anti-Diversion Industry Working Group and the Collaborative for Effective Prescription Opioid Policies, two stakeholder groups aimed at developing clearer and safer drug distribution regulations and policies and increasing visibility to industry-wide data.

In addition, the Company's government affairs team regularly engages with state and federal legislators and regulators to discuss potential policy solutions to help address opioid abuse and diversion. We are continuously working to identify and explore innovative ideas to combat the epidemic and we work diligently every day to help educate policymakers on the complexities of the supply chain and how distributors play a vital and limited role in the closed system of controlled substance distribution.

Community Outreach

The AmerisourceBergen Foundation is a separate not-for-profit charitable-giving organization, formed in 2014, to support health-related causes that enrich the global community. The AmerisourceBergen Foundation teams up with numerous innovative and non-profit partners who share AmerisourceBergen Corporation's and the AmerisourceBergen Foundation's dedication to addressing the opioid epidemic. The Foundation is committed to providing communities across the country with the resources they need to help combat the epidemic of opioid abuse and misuse. Examples of these initiatives include the following:

Drug Deactivation Resource Initiative.    In December 2017, the AmerisourceBergen Foundation launched the Drug Deactivation Resource Initiative. Through this initiative, the Foundation provides communities and organizations across the country with access to drug deactivation resources that enable community members to dispose of unused or expired prescription drugs in a safe and effective manner. As of November 2018, nearly 1 million drug deactivation resources have been donated to 44 states and 140 organizations across the U.S.

Opioid Resource Grant Program.    Along with the Drug Deactivation Resource Initiative, the AmerisourceBergen Foundation is committed to contributing resources and funding to help address opioid abuse and misuse. To that end, in April 2018, the Foundation formed a new grant program called the Opioid Resource Grant Program. Throughout 2018, the Opioid Resource Grant Program partnered with a variety of community-based organizations devoted to creating action-oriented solutions to address the opioid epidemic. The Opioid Resource Grant Program receives guidance and leadership from an External Advisory Committee (EAC) comprised of key independent stakeholders, including influential thought leaders with expertise in public health, community-based grant-making and community coalition building. Additionally, as application volume has increased, the Opioid Resource Grant Program has established a second EAC to assist with the grant-making decision process. To

2019 AmerisourceBergen Proxy   |  Oversight of Controlled Substances

date, the Foundation has received more than 300 letters of intent from not-for-profit organizations seeking support for opioid-related initiatives and provided more than $3.4 million in grants and in-kind donations.

Opioid Awareness Education.    In February 2018, the AmerisourceBergen Foundation, together with Prevention Action Alliance and Everfi, announced a new digital education initiative aimed at combating opioid misuse and empowering Ohio high school students with the knowledge and resources to make informed decisions about prescription medications. In August 2018, the Foundation announced plans to launch a similar program in Florida in partnership with Everfi and the Florida Coalition Alliance. Plans are underway to expand education initiatives into additional geographies.

Board Report on Oversight of Opioid Risks

In November 2018, the Company's Board of Directors recommended the preparation of a report by relevant members of the Company's management on the Company's response to the opioid epidemic. The Governance and Nominating Committee, which is composed entirely of independent directors, will be responsible for overseeing management's development and publication of this report. The Board has committed to make the report publicly available by September 30, 2019. The report will build on the Company's commitment to transparency by providing robust disclosure of its response to the opioid epidemic, including the Board's oversight of risks associated with the Company's role as a distributor of prescription opioid medications. This report will address, among other things, the Company's role in the supply chain, the oversight responsibilities of the Board and its committees for monitoring business risks related to the distribution of opioid medications, the Company's compliance organization and programs, including its diversion control and order monitoring programs, as well as a discussion of the Company's social and charitable efforts to help proactively combat the opioid epidemic.

Corporate Governance and Related Matters  |  2019 AmerisourceBergen Proxy

CORPORATE GOVERNANCE AND RELATED MATTERS
ITEM 1—ELECTION OF DIRECTORS

How often are directors elected?

Directors are elected annually. Any nominee who is elected to serve as a director at our 2019 Annual Meeting of Stockholders will be elected to serve a term of one year. Similarly, any director who is appointed to fill a vacancy on the Board will serve until the next annual meeting of stockholders after his or her appointment and until his or her successor is elected and qualified.

What will the size of the Board of Directors be following the 2019 Annual Meeting of Stockholders?

The size of the Board of Directors will be nine.

Who are this year's nominees?

Ornella Barra, Steven H. Collis, D. Mark Durcan, Richard W. Gochnauer, Lon R. Greenberg, Jane E. Henney, M.D., Kathleen W. Hyle, Michael J. Long and Henry W. McGee.

Which of this year's nominees are independent?

Messrs. Durcan, Gochnauer, Greenberg, Long and McGee and Dr. Henney and Ms. Hyle are independent (as independence is defined in Section 303A of the NYSE Listed Company Manual and in our corporate governance principles).

Are there any family relationships among AmerisourceBergen's directors and executive officers?

No.

What is the term of office for which this year's nominees are to be elected?

The nominees are to be elected for a term of one year and are expected to hold office until the 2020 Annual Meeting of Stockholders and until their successors are elected and qualified.

What if a nominee is unwilling or unable to serve?

Each nominee for director has consented to his or her nomination and, so far as the Board of Directors and management are aware, intends to serve a full term as a director if elected. However, if any of the nominees should become unavailable or unable to stand for election prior to the election, the shares represented by proxies may be voted for the election of substitute nominees selected by the Board of Directors.

Why does Walgreens Boots Alliance designate a nominee?

Pursuant to the Shareholders Agreement between AmerisourceBergen and Walgreens Boots Alliance, Inc. (as successor in interest to Walgreen Co. and Alliance Boots GmbH), Walgreens Boots Alliance has the right to designate a director to our Board once Walgreens Boots Alliance and certain of its subsidiaries collectively own five percent or more of our common stock ("Common Stock"). On May 1, 2014, Walgreens Boots Alliance notified us that they had acquired at least five percent of our Common Stock. Ms. Barra, Co-Chief Operating Officer of Walgreens Boots Alliance, has been designated by Walgreens Boots Alliance to serve on our Board. She was appointed to the Board on January 16, 2015 and is a current nominee for election as director. In addition, upon the acquisition in full by Walgreens Boots Alliance and its subsidiaries of 19,859,795 shares of AmerisourceBergen in the open market, Walgreens Boots Alliance will be entitled to designate a second director to the Board of Directors. For so long as Walgreens Boots Alliance has a right to designate a director to the Board, subject to certain exceptions, including matters related to acquisition proposals, Walgreens Boots Alliance and its subsidiaries will be obligated to vote their shares in accordance with our Board on all matters submitted to a vote of our stockholders. Please refer to "Related Person Transactions" beginning on page 63 of this proxy statement and our Current Report on Form 8-K filed on March 20, 2013 for more detailed information regarding the Shareholders Agreement and related agreements and arrangements.

2019 AmerisourceBergen Proxy   |  Corporate Governance and Related Matters

How does our Governance and Nominating Committee identify and evaluate director nominees?

Our Governance and Nominating Committee seeks director nominees who possess qualifications, experience, attributes and skills that will enable them to contribute meaningfully to the leadership of our Board and to effectively guide and supervise management in driving AmerisourceBergen's growth and financial and operational performance. Each director nominee should:

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  possess the highest personal and professional ethics, integrity and values;

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  be committed to representing the long-term interests of our stockholders; and

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  have an inquisitive and objective perspective, practical wisdom and mature judgment.

Each nominee should also have sufficient time to effectively carry out his or her duties as a director. Except for the Chief Executive Officer of AmerisourceBergen, who may serve on no more than one other public company board, director nominees may serve on no more than three other public company boards.

In addition, our Governance and Nominating Committee has identified the following expertise, experience, attributes and skills that are particularly relevant to AmerisourceBergen:

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Corporate Governance

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Distribution and Logistics

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Executive Leadership

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Financial Literacy

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Global Markets

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Healthcare
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Information Technology

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Regulatory

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Risk Oversight

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Sustainability and Corporate Citizenship

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Talent Management and Executive Compensation

We seek individuals with diverse backgrounds, skills and expertise to serve on our Board, including women and minorities, but do not have a specific diversity policy for selection of our directors. We believe that diversity is essential to encourage fresh perspectives, enrich the Board's deliberations and avoid the dominance of a particular individual or group over the Board's decisions. The Governance and Nominating Committee may consider and evaluate director nominees identified by our stockholders as described below in the Section titled "Stockholder Engagement—Stockholder Recommendations for Director Nominees."

Below are each nominee's biography and an assessment of the above-mentioned expertise, experience, attributes and skills that the nominee possesses.

Corporate Governance and Related Matters  |  2019 AmerisourceBergen Proxy

Biographical information about our nominees

ORNELLA BARRA Age: 65 Director since January 2015 Member of our Finance Committee

Principal Occupation, Business Experience and Directorships

Ms. Barra has served on our Board since January 2015 and currently serves as a Co-Chief Operating Officer of Walgreens Boots Alliance, Inc. Previously, she served as Executive Vice President of Walgreens Boots Alliance,  Inc. and President and Chief Executive of Global Wholesale and International Retail from February 2015 until June 2016. Ms. Barra served as Chief Executive, Wholesale and Brands of Alliance Boots GmbH from September 2013 until January 2015 and as Chief Executive of the Pharmaceutical Wholesale Division of Alliance Boots GmbH from January 2009 until September 2013. Prior to that role, Ms. Barra was the Wholesale and Commercial Affairs Director and a Board member of Alliance Boots plc. Prior to the merger of Alliance UniChem Plc and Boots Group plc, Ms. Barra was Executive Director of Alliance UniChem Plc, having been appointed to its Board in 1997. Ms. Barra has been a member of the Board of Directors of Assicurazioni Generali, one of the largest Italian insurance companies, since April 2013, is an honorary Professor of the University of Nottingham's School of Pharmacy and is a member of the International Advisory Council of Bocconi University. Ms. Barra was a member of the Board of Directors of Alliance Boots GmbH between June 2007 and February 2015. She is a member of the Board of International Federation of Pharmaceutical Wholesalers, Inc. and of the Board of Efficient Consumer Response Europe.

Key Attributes, Expertise, Experience and Skills:

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Global Markets: Demonstrated expertise and understanding of global markets by leading and expanding international operations of multinational company.

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Healthcare and Distribution Expertise: Heads global wholesale and international retail operations for Walgreens Boots Alliance, Inc. Extensive experience in pharmaceutical distribution and pharmaceutical retail industries through Alliance Boots GmbH and predecessor companies, and trained as a pharmacist.

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Risk Oversight: Serves as Co-Chief Operating Officer of Walgreens Boots Alliance, Inc. and as a director of one of the largest insurance companies in Italy.

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Sustainability & Corporate Citizenship: Serves as Chair of the Walgreens Boots Alliance, Inc. Corporate Social Responsibility Committee and previously served as Chairman of the Corporate Social Responsibility Committee for Alliance Boots GmbH.

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Compensation/Benefits Oversight: Serves as Chair of Appointments and Remuneration Committee at Assicurazioni Generali.

STEVEN H. COLLIS Age: 57 Chairman of the Board since March 2016 Director since May 2011 Chair of our Executive Committee

Principal Occupation, Business Experience and Directorships

Mr. Collis is the President and Chief Executive Officer of AmerisourceBergen Corporation and has served in this position since July 2011. He has been a member of our Board since 2011 and has served as our Board's Chairman since March 2016. From November 2010 to July 2011, Mr. Collis served as President and Chief Operating Officer of AmerisourceBergen Corporation. He served as Executive Vice President and President of AmerisourceBergen Drug Corporation from September 2009 to November 2010, as Executive Vice President and President of AmerisourceBergen Specialty Group from September 2007 to September 2009 and as Senior Vice President of AmerisourceBergen Corporation and President of AmerisourceBergen Specialty Group from August 2001 to September 2007. Mr. Collis has held a variety of other positions with AmerisourceBergen Corporation and its predecessors since 1994. Mr. Collis is a member of the Board of the International Federation of Pharmaceutical Wholesalers, Inc. and CEOs Against Cancer (PA Chapter), and is a member of the American Red Cross Board of Governors. He previously served as a Member of the Board of Thoratec Corporation from 2008 to 2015.

Key Attributes, Expertise, Experience and Skills:

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Healthcare and Distribution Expertise: Has held various senior executive leadership positions with AmerisourceBergen Corporation and has extensive business and operating experience in wholesale pharmaceutical distribution and in-depth knowledge of the healthcare distribution and services market.

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Global Markets: Leads multinational company that has significantly expanded international operations.

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Governance and Risk Oversight: Serves as Chairman, President and Chief Executive Officer and director of AmerisourceBergen and previously served as director of Thoratec Corporation.

2019 AmerisourceBergen Proxy   |  Corporate Governance and Related Matters

D. MARK DURCAN Age: 57 Director since September 2015 Member of our Audit Committee and our Finance Committee

Principal Occupation, Business Experience and Directorships

Mr. Durcan has served on our Board since September 2015. He served as Chief Executive Officer and Director of Micron Technology, Inc. from February 2012 until his retirement in May 2017. Mr. Durcan served in a variety of roles at Micron Technology, Inc., including as President and Chief Operating Officer from June 2007 to February 2012, as Chief Operating Officer from February 2006 to June 2007, and as Chief Technology Officer from June 1997 to February 2006. Between 1984 and February 2006, Mr. Durcan held various other positions with Micron Technology, Inc. and its subsidiaries and served as an officer from 1996 through his retirement. Mr. Durcan served as a director of MWI Veterinary Supply, Inc. from March 2014 until its acquisition by AmerisourceBergen in February 2015. He served as a director at Freescale Semiconductor, Inc. from 2014 through 2015 and has served as a Director of St. Luke's Health System of Idaho since February 2017. Mr. Durcan has also served on the Semiconductor Industry Association Board and the Technology CEO Council.

Key Attributes, Expertise, Experience and Skills:

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Financial Expertise: Brings substantial experience in the area of finance, executive leadership and strategic planning in his former roles as Chief Executive Officer and Chief Operating Officer of Micron Technology, Inc.

■

Global Markets: Contributes deep understanding of global markets and extensive experience in managing global manufacturing, procurement, supply chain and quality control for a multinational corporation and, as former member of the board of MWI Veterinary Supply, Inc., has important insights into wholesale distribution of animal health products.

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Information Technology: Has unique and in-depth knowledge of technology and capability to drive technological innovation.

RICHARD W. GOCHNAUER Age: 69 Director since September 2008 Chair of our Finance Committee and a member of our Compensation and Succession Planning Committee and Executive Committee

Principal Occupation, Business Experience and Directorships

Mr. Gochnauer has served on our Board since September 2008. He served as Chief Executive Officer of United Stationers Inc. from December 2002 until his retirement in May 2011 and as Chief Operating Officer of United Stationers Inc. from July 2002 to December 2002. Mr. Gochnauer served as Vice Chairman and President, International, and President and Chief Operating Officer of Golden State Foods Corporation from 1994 to 2002. He currently serves as a member of the Boards of UGI Corporation, Golden State Foods Corporation, Vodori Inc., and Rush University Medical Center and previously served as a director of Fieldstone Communities, Inc. from 2000 to 2008 and United Stationers Inc. from July 2002 to May 2011. Mr. Gochnauer is also a member of the Boards of Opportunity International and the Center for Higher Ambition Leadership.

Key Attributes, Expertise, Experience and Skills:

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Distribution and Logistics: Provides strategic direction and valuable perspective on measures to drive operating growth and compete effectively in the distribution business gained through his management of diverse distribution businesses.

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Governance Experience: Serves as director of UGI Corporation, Golden State Foods Corporation and Vodori Inc. and held senior executive leadership roles at United Stationers Inc. and Golden State Foods Corporation.

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Risk Oversight: Extensive experience overseeing the management of risk on an enterprise-wide basis.

Corporate Governance and Related Matters  |  2019 AmerisourceBergen Proxy

LON R. GREENBERG Age: 68 Director since May 2013 Chair of our Audit Committee and member of our Executive Committee and Finance Committee

Principal Occupation, Business Experience and Directorships

Mr. Greenberg has served on our Board since May 2013. He served as Chairman of UGI Corporation's Board of Directors from 1996 until January 2016 and as director of UGI Utilities, Inc. and AmeriGas Propane, both UGI Corporation subsidiaries. Mr. Greenberg served as Chief Executive Officer of UGI Corporation from 1995 until his retirement in April 2013. Mr. Greenberg served in various leadership positions throughout his tenure with UGI Corporation. He is a member of the Board of Directors of Ameriprise Financial, Inc. and the Board of Directors of the United Way of Greater Philadelphia and Southern New Jersey. Mr. Greenberg is a member of the Board of Trustees of Temple University and the Board of The Philadelphia Foundation and previously served as Chairman of the Board of Directors of Temple University Health System and as a member of the Board of Directors of Fox Chase Cancer Center. Mr. Greenberg previously served as a member of the Board of Aqua America, Inc.

Key Attributes, Expertise, Experience and Skills:

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Financial Expertise: Brings financial literacy and sophistication acquired through various executive, legal and corporate roles, as well as membership on other NYSE listed companies.

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Global Markets: Has valuable business and executive management experience in distribution and global operations acquired as Chief Executive Officer of UGI Corporation.

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Healthcare Expertise: Contributes experience and knowledge of the healthcare industry from his perspective as a former director of healthcare organizations.

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Governance and Regulatory Experience: Served as Chief Executive Officer and Chairman of the Board of UGI Corporation, as a director of subsidiaries of UGI Corporation, and as a director of Aqua America, Inc. Mr. Greenberg also currently serves as a director of Ameriprise Financial, Inc.

JANE E. HENNEY, M.D. Age: 71 Lead Independent Director since March 2016 Director since January 2002 Member of our Executive Committee and serves ex officio on each of the Board's other committees

Principal Occupation, Business Experience and Directorships

Dr. Henney has served as our Board's Lead Independent Director since March 2016 and as a Director since January 2002. She has served as Home Secretary for the National Academy of Medicine since April 1, 2014. Dr. Henney was a Professor of Medicine at the College of Medicine at the University of Cincinnati from January 2008 until December 2012. She served as Senior Vice President and Provost for Health Affairs at the University of Cincinnati from July 2003 to January 2008 and was the Commissioner of Food and Drugs at the United States Food and Drug Administration from 1998 to 2001. Dr. Henney served as Vice President for Health Sciences at the University of New Mexico from 1994 to 1998. She currently serves as a director for The China Medical Board. Dr. Henney previously served as a director of CIGNA Corporation from April 2004 until April 2018, AstraZeneca PLC from September 2001 to April 2011 and Cubist Pharmaceuticals, Inc. from March 2012 to January 2014. Dr. Henney is a National Association of Corporate Directors (NACD) Board Leadership Fellow. Dr. Henney is a former member of the Board of The Commonwealth Fund and The Monnell Center for the Chemical Senses.

Key Attributes, Expertise, Experience and Skills:

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Governance and Risk Oversight: Former director of CIGNA Corporation, AstraZeneca PLC and Cubist Pharmaceuticals, Inc., and is a NACD Board Leadership Fellow.

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Healthcare Expertise: Provides in-depth knowledge and industry-specific perspective acquired through her experience as a medical oncologist, prominent government and academic posts, and tenure as director of pharmaceutical and insurance companies.

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Regulatory: As a former Commissioner of Food and Drugs for the United States Food and Drug Administration, Dr. Henney has extensive insight into federal regulatory matters.

2019 AmerisourceBergen Proxy   |  Corporate Governance and Related Matters

KATHLEEN W. HYLE Age: 60 Director since May 2010 Member of our Compensation and Succession Planning Committee and our Finance Committee

Principal Occupation, Business Experience and Directorships

Ms. Hyle has served on our Board since May 2010. She served as Senior Vice President of Constellation Energy and Chief Operating Officer of Constellation Energy Resources from November 2008 until March 2012. Ms. Hyle served as Chief Financial Officer for Constellation Energy Nuclear Group and for UniStar Nuclear Energy, LLC from June 2007 to November 2008. Prior to joining Constellation Energy in 2003, Ms. Hyle served as the Chief Financial Officer of ANC Rental Corp., Vice President and Treasurer of Auto-Nation, Inc., and Vice President and Treasurer of Black & Decker Corporation. She is the Chair of the Board of Bunge Limited and a member of the Board of Trustees of Center Stage in Baltimore, MD. Ms. Hyle is a Partner in WKW LLC, a limited liability company, is a former director of The ADT Corporation, and is a former member of the Board of Sponsors for the Loyola University Maryland Sellinger School of Business and Management.

Key Attributes, Expertise, Experience and Skills:

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Financial Expertise: Provides critical insight into, among other things, financial statements, accounting principles and practices, internal control over financial reporting and risk management processes.

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Governance and Risk Oversight: Current Chair of Bunge Limited and former director of The ADT Corporation.

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Risk Management: Held senior management positions at Constellation Energy, ANC Rental Corp., and Black & Decker Corporation and brings extensive experience in management, operations, capital markets, international business, financial risk management and regulatory compliance.

MICHAEL J. LONG Age: 60 Director since May 2006 Chair of our Compensation and Succession Planning Committee and member of our Governance and Nominating Committee and Executive Committee

Principal Occupation, Business Experience and Directorships

Mr. Long has served on our Board since May 2006. He has served as the Chief Executive Officer of Arrow Electronics, Inc. since May 2009 and as Chairman of the Board since 2010. Previously, he served as President and Chief Operating Officer of Arrow Electronics, Inc. from February 2008 until May 2009 and as a Senior Vice President of Arrow Electronics, Inc. from January 2006 to February 2008. He is a member of the Board of Trustees of the Denver Zoo.

Key Attributes, Expertise, Experience and Skills:

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Financial Expertise: Brings relevant experience in the areas of finance, operations, management, leadership, strategic planning, executive compensation and global competition drawn from his current and prior leadership positions at Arrow Electronics, Inc.

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Global Markets and Distribution Expertise: Contributes critical insight into international markets and has an in-depth knowledge of business and strategic opportunities for wholesale distribution.

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Governance and Risk Oversight: Serves as Chairman, President and Chief Executive Officer of Arrow Electronics, Inc.

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Information Technology: Familiarity with technology solutions and IT services through experience in electronic components industry.

Corporate Governance and Related Matters  |  2019 AmerisourceBergen Proxy

HENRY W. MCGEE Age: 65 Director since November 2004 Chair of our Governance and Nominating Committee and member of our Audit Committee and Executive Committee

Principal Occupation, Business Experience and Directorships

Mr. McGee has served on our Board since November 2004. He is a Senior Lecturer at Harvard Business School, a position he has held since July 2013. From April 2013 to August 2013, Mr. McGee served as a Consultant at HBO Home Entertainment. Previously, Mr. McGee served as President of HBO Home Entertainment from 1995 until his retirement in March 2013. He served as Senior Vice President, Programming, HBO Video, from 1988 to 1995 and prior to that, Mr. McGee served in leadership positions in various divisions of HBO. Mr. McGee is the former President of the Alvin Ailey Dance Theater Foundation and the Film Society of Lincoln Center. He has served on the Boards of the Sundance Institute, the Public Theater, Save the Children and the Time Warner Foundation and is currently a member of the Board of Tegna Inc., the Pew Research Center and the Black Filmmaker Foundation. Mr. McGee was recognized by Savoy Magazine in 2016 and 2017 as a member of the Power 300 list of the Most Influential Black Corporate Directors.

Key Attributes, Expertise, Experience and Skills:

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Global Markets and Distribution Expertise: Contributes significant operational, marketing and wholesale distribution expertise and knowledge of international markets acquired in senior management and leadership roles during his long career with HBO.

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Information Technology: Has a deep understanding of the uses of technology and application to marketing and media. Teaches courses on digital transformation.

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Governance and Risk Oversight: Current director of Tegna Inc. and Pew Research Center. Has taught MBA courses on leadership and corporate accountability. Served as President of HBO Home Entertainment and in other leadership positions within HBO.

How does the Board of Directors recommend that I vote?

We recommend that you vote For the election of each of the nine nominees named in this proxy statement to the Board of Directors.

2019 AmerisourceBergen Proxy   |  Corporate Governance and Related Matters

INFORMATION ON BOARD COMMITTEES

Audit Committee

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  Appoints, and has authority to terminate, our independent registered public accounting firm.

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  Pre-approves all audits and permitted non-audit services provided by the Company's independent registered public accounting firm, including the scope of the audit and audit procedures.

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  Reviews and discusses the independence of our independent registered public accounting firm.

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  Reviews and discusses with management and our independent registered public accounting firm the Company's audited financial statements and interim quarterly financial statements as well as management's discussion and analysis of the statements as set forth in Forms 10-K and 10-Q filed with the Securities and Exchange Commission (SEC).

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  Prepares the audit committee report as required by SEC rules.

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  Discusses with management and/or our independent registered public accounting firm significant financial reporting and accounting issues and the adequacy of our internal control over financial reporting.

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  Inquires of management (including the internal audit function) and our independent registered public accounting firm about significant risks or exposures (whether financial, operational, or otherwise) and assesses the steps management has taken to control such risks or exposures, including policies implemented for such purposes.

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  Reviews the internal audit function, internal audit plans, internal audit reports, and management's response to such reports.

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  Reviews the appointment, performance, and replacement of our chief audit executive.

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  Assists the Board in its oversight of legal and regulatory requirements, including through regular updates from the Company's management on legal matters, the compliance program and any enforcement or corrective responses.

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  Oversees the development and implementation by management of an enterprise risk management program, including the development of a cybersecurity strategy.

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  Reviews and approves all related persons transactions in accordance with our Related Person Transactions Policy.

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  Oversees compliance with our Code of Ethics and Business Conduct.

Compensation and Succession Planning Committee

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  Reviews and approves our executive compensation strategy and the individual elements of total compensation for the President and Chief Executive Officer and executive management.

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  Evaluates performance of management annually.

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  Ensures that our executive compensation strategy supports stockholder interests.

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  Reviews and discusses with management the Compensation Discussion and Analysis and other disclosures about executive compensation that are required to be included in our proxy statement and Annual Report on Form 10-K.

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  Prepares a compensation committee report for inclusion in our proxy statement as required by SEC rules.

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  Administers and makes awards under our incentive compensation plans, including equity incentive plans.

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  Has sole authority for retaining and terminating any consulting firm used to assist the Committee in its evaluation of the compensation of the President and Chief Executive Officer or any other executive officer and for evaluating the independence of such consulting firm.

Corporate Governance and Related Matters  |  2019 AmerisourceBergen Proxy

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  Monitors the activities of our internal Benefits Committee, including the Benefits Committee's oversight of the administration and investment performance of our retirement plans.

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  Oversees the administration of our health and welfare plans.

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  Reviews with management and makes recommendations relating to succession planning and talent development and reviews and monitors the Company's diversity and inclusion practices.

Executive Committee

  ■
  Exercises the authority of the Board of Directors between regularly scheduled meetings of our Board on matters that cannot be delayed, except as limited by Delaware law and our bylaws.

Finance Committee

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  Provides oversight of our capital structure and other issues of financial significance to AmerisourceBergen.

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  Reviews the asset and liability structure of the Company and considers its funding and capital needs.

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  Reviews proposed financing plans, credit facilities, and other financing transactions.

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  Reviews our dividend policy.

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  Reviews and proposes issuance or sale of our stock, stock repurchases, redemptions and splits.

  ■
  Reviews financial strategies developed by management to meet changing economic and market conditions.

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  Reviews proposed major capital expenditures or commitments.

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  Reviews proposed material acquisitions, divestitures, joint ventures, and other transactions involving AmerisourceBergen and periodically reviews performance and progress of completed acquisitions and capital spending projects.

Governance and Nominating Committee

  ■
  Reviews and makes recommendations to the Board about corporate governance and the Company's corporate governance principles.

  ■
  Identifies and discusses with management the risks, if any, relating to the Company's corporate governance structure and practices.

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  Recommends selection and qualification criteria for directors and committee members.

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  Identifies and recommends qualified candidates to serve as directors of AmerisourceBergen.

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  Considers nominees for directors recommended by stockholders.

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  Reviews and makes recommendations relating to succession planning for our Board and Board committee leadership positions and prepares for Board vacancies.

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  Oversees orientation of directors and continuing education of directors in areas related to the work of our Board and the directors' committee assignments.

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  Makes recommendations regarding the size and composition of our Board and the composition and responsibilities of Board committees.

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  Oversees the evaluation of our Board and the Board committees and reviews the standing committee assignments.

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  Reviews and makes recommendations to our Board regarding director compensation.

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  Has sole authority for retaining and terminating any consulting firm used to assist in the evaluation of the compensation of directors and for evaluating the independence of such consulting firm.

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  Monitors the Company's corporate citizenship function, including its sustainability and corporate responsibility practices and its support of charitable, educational and business organizations.

2019 AmerisourceBergen Proxy   |  Corporate Governance and Related Matters

Did each director attend at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during fiscal 2018 and (ii) the total number of meetings held by each committee of the Board on which such person served during fiscal 2018?

Yes, average director attendance was 96% of the aggregate of (i) the total number of meetings of the Board of Directors held during fiscal 2018 and (ii) the total number of meetings held by each committee of the Board on which such person served during fiscal 2018. There were 13 meetings of the full Board of Directors during fiscal 2018 and the number of committee meetings held during fiscal 2018 is provided in the chart on page 3 of this proxy statement.

Do the independent directors meet regularly?

The independent directors meet prior to the commencement of each of the regularly scheduled committee meetings. Additionally, the independent directors, together with our one additional non-management director, meet following each regularly scheduled meeting of the full Board of Directors. The Lead Independent Director presides at such meetings and, if the Lead Independent Director is not present, the committee Chairs preside on a rotating basis.

How do interested parties make their concerns known to the non-management directors?

Interested parties who wish to make any concerns known to the non-management directors may submit communications at any time in writing to: Hyung J. Bak, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, PA 19087. AmerisourceBergen's Secretary will determine, in his good faith judgment, which communications will be relayed to the Lead Independent Director and other non-management directors.

How are directors compensated?

The following table summarizes the total compensation earned by directors who were not employees of AmerisourceBergen during fiscal year 2018. Ms. Barra waived her right to receive compensation as a non-employee director. Directors who are employees of AmerisourceBergen receive no compensation for their service as directors or as members of Board committees.

Non-Employee Director Compensation at 2018 Fiscal Year End

Name	Retainer/ Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Ornella Barra(5)	—	—	—	—	—

Douglas R. Conant(6)	100,000	125,022	—	5,017	230,039

D. Mark Durcan	100,000	125,022	—	—	225,022

Richard W. Gochnauer	110,000	125,022	—	—	235,022

Lon R. Greenberg	120,000	125,022	—	—	245,022

Jane E. Henney, M.D.	125,000	150,026	—	5,017	280,043

Kathleen W. Hyle	100,000	125,022	—	5,017	230,039

Michael J. Long	115,024	125,022	—	5,017	245,063

Henry W. McGee	110,000	125,022	—	25,441	260,463

(1)
These amounts include amounts earned for service as Committee Chairs and amounts deferred into our deferred compensation plan. In fiscal year 2018, Mr. Long received 1,349 shares of Common Stock, in lieu of the retainer.

(2)
As of September 30, 2018, each of the non-employee directors held the following shares of outstanding restricted stock units: Ms. Barra—0; Mr. Conant—4,117 ; Mr. Durcan—4,117; Mr. Gochnauer—7,141; Mr. Greenberg—5,323; Dr. Henney—4,939; Ms. Hyle—4,117; Mr. Long—4,117; and Mr. McGee—5,323.

Corporate Governance and Related Matters  |  2019 AmerisourceBergen Proxy

  The amounts reported represent the grant date fair value for equity awards shown in accordance with Accounting Standards Codification 718, disregarding the estimate of forfeitures related to service-based vesting conditions. There were no forfeitures by the directors in fiscal year 2018. See Note 10 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018 for assumptions used to estimate the fair values of restricted stock units granted during fiscal 2018.

(3)
No stock options were granted to directors in fiscal year 2018. As of September 30, 2018, each of the non-employee directors held outstanding stock options as follows: Ms. Barra—0; Mr. Conant—0; Mr. Durcan—0; Mr. Gochnauer—44,263; Mr. Greenberg—0; Dr. Henney—3,528; Ms. Hyle—19,932; Mr. Long—0; and Mr. McGee—10,585.

(4)
These amounts represent the dividends accrued and paid on restricted stock units that vested in fiscal year 2018. In addition, the amount shown for Mr. McGee also includes the value of prescription drug benefits provided to Mr. McGee and his spouse during fiscal year 2018.

(5)
Ms. Barra waived her right to receive compensation as a non-employee director. Consequently, our Board has waived the stock ownership requirements for Ms. Barra.

(6)
Mr. Conant is not standing for re-election at the 2019 Annual Meeting of Stockholders.

Director Fees.    Our director compensation program provides for an annual cash retainer plus an annual equity award of restricted stock units. Consistent with our overall compensation philosophy, the compensation program for non-employee directors provides total direct compensation (cash retainer and equity award) in the 50th percentile of our peer group. (See page 37 for a description of our peer group.)

Compensation Element	2019 Compensation Program
Annual Retainer	$100,000 Non-Employee Director $125,000 Lead Independent Director

Annual Equity Award(1)	$175,000 Non-Employee Director $200,000 Lead Independent Director

Chair Fee(2)	$25,000 Audit Committee $20,000 Compensation and Succession Planning Committee $15,000 Finance Committee $15,000 Governance and Nominating Committee

(1)
The annual equity awards for Non-Employee Directors and the Lead Independent Director will increase from $125,000 to $175,000 and from $150,000 to $200,000, respectively, effective with the grant to be made in March 2019 in order to align board compensation with that of our peers.

(2)
Fees to be paid to the chairs of each of the Board's committees will increase by $5,000 to $25,000, $20,000, $15,000, and $15,000 for the chairs of the Audit Committee, Compensation and Succession Planning Committee, Finance Committee, and Governance and Nominating Committee, respectively, effective March 2019 in order to align board compensation with that of our peers.

Annual Retainers.    A director may elect to have the annual retainer paid in cash, Common Stock or restricted stock units or credited to a deferred compensation account. Payment of annual retainers in cash will be made in equal quarterly installments in advance.

Annual Equity Awards.    On March 1, 2018, each of the non-employee directors (other than Ms. Barra, who waived compensation) received an annual grant of restricted stock units. The vesting period for these awards is three years from the date of grant, subject to continued service on the Board or following retirement by a director (i) aged 62 with five years of continuous service on the Board or (ii) who, after reaching age 55, has an age plus years of continuous employment with the Company that equals at least 70. These grants were made under the AmerisourceBergen Corporation Omnibus Incentive Plan (the "Omnibus Incentive Plan"). A director may defer settlement of shares payable with respect to restricted stock units as described below.

Deferral and Other Arrangements.    Directors have the option to defer all or any part of the annual retainer and to credit the deferred amount to an account under the AmerisourceBergen Corporation Deferred Compensation Plan. Payment of deferred amounts will be made or begin on the first day of the month after the non-employee director ceases to serve as a director. A director may elect to receive the deferred benefit (i) over annual periods ranging from three to fifteen years and payable in quarterly installments or (ii) in a single distribution. We pay all costs and expenses incurred in the administration of the Deferred Compensation Plan. Directors also have the option to forgo 50% or more of their annual cash retainers and receive either Common Stock or restricted stock units covering shares having a fair market value on the quarterly grant date equal to the amount of the foregone compensation. In addition, directors may defer settlement of any shares payable with respect to any restricted stock units (and any dividend equivalents) received either in lieu of the annual retainer or as the annual equity award to a later date. We also provide our directors with a prescription drug benefit and

2019 AmerisourceBergen Proxy   |  Corporate Governance and Related Matters

reimburse them for the cost of education programs, transportation, food and lodging in connection with their service as directors.

Stock Ownership Guidelines.    We require our non-employee directors to own shares of our Common Stock to align their interests with those of the stockholders and to provide an incentive to foster our long-term success. From and after the fifth year following their Board election, non-employee directors must own stock equal in value to at least five times the annual cash retainer. We may take unusual market conditions into consideration when assessing compliance.

CORPORATE GOVERNANCE

Board Structure

Our Board provides guidance and critical review of our governance, strategic initiatives, talent management and risk management processes. Our Board ensures that we have an effective management team in place to run our business and serves to protect and advance the long-term interests of our stockholders. The role of our senior executives is to develop and implement a strategic business plan for AmerisourceBergen and to grow our business.

Our employees conduct our business under the direction of our Chairman, President and Chief Executive Officer and with the independent oversight of our Board, including our Lead Independent Director Dr. Jane E. Henney. To enhance its oversight function, our Board is composed of directors who are not employed by us, with the exception of Mr. Collis.

Role of the Chairman and Lead Independent Director

We believe that our leadership structure is in the best interests of AmerisourceBergen and its stockholders and that it fosters innovative, responsive and strong leadership for the Company as a whole. Our Board has determined that the election of an executive Chairman must be accompanied by the election of a strong Lead Independent Director with a clearly defined and dynamic leadership role in the governance of the Board. In March 2018, the Board determined that re-appointing Steven H. Collis as Chairman of the Board and Dr. Jane E. Henney as Lead Independent Director would result in the governance structure best suited to enable our Board and management to carry out their responsibilities to our stockholders and promote the growth of AmerisourceBergen. We believe the structure promotes, through the clearly articulated roles and responsibilities of the Lead Independent Director and Board committees, the objective and effective oversight of management.

Serving as both Chairman and Chief Executive Officer enables Mr. Collis to effectively and efficiently execute our strategic initiatives, and to respond to challenges and changes in both U.S. and international markets. Mr. Collis is uniquely suited to serve in these two roles due to his knowledge of the Company and his experience in the industry. As Lead Independent Director, Dr. Henney provides assertive, independent leadership in the boardroom. In addition to her extensive knowledge of the healthcare industry and regulatory environment, Dr. Henney has a thorough understanding of the Board's oversight role and leading corporate governance practices.

The Chairman's primary responsibility is to set the agenda for the Board and to facilitate communications among our directors and between the Board and senior management. As Chairman, President and Chief Executive Officer, Mr. Collis ensures that the Board's agenda and discussions address strategic planning as well as key business issues and risks that he encounters in daily operations.

Our governance structure establishes a dynamic leadership role for the Lead Independent Director, which, together with independent Board committee leadership, provides a meaningful counterbalance to the executive Chairman and maintains independent and effective oversight of management.

Key aspects of this structure include: if the Chairman is not an independent member of the Board, a majority of the independent directors shall elect a Lead Independent Director annually, subject to his or her continuing reelection and status as an independent director; the Lead Independent Director has clearly articulated and extensive authority and responsibilities in the Board's governance and functions; our Audit Committee, the Compensation and Succession Planning Committee and the Governance and Nominating Committee are each

Corporate Governance and Related Matters  |  2019 AmerisourceBergen Proxy

chaired by and comprised solely of independent directors; and our non-employee directors are encouraged to, and often do, have direct contact with our senior managers outside the presence of our executive officers.

The Lead Independent Director's robust and comprehensive authority is as follows:

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presides at all meetings of the Board at which the Chairman is not present;

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calls, sets the agenda for and chairs executive sessions of the non-employee directors;

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has authority to call a Board meeting and/or a meeting of non-employee directors;

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approves Board meeting agendas and schedules to ensure that there is sufficient time for discussion of all agenda items;

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meets one-on-one with the Chairman after each regularly scheduled Board meeting;

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serves as a liaison between the Chairman and the non-employee directors;

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serves on the Executive Committee;

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advises the Chairs of the Board committees and assists them in the management of their workloads;

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with the Chair of the Compensation and Succession Planning Committee, takes a leading role in succession planning for the Chief Executive Officer;

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supports the Chair of the Governance and Nominating Committee in overseeing the annual self-assessment process for the Board and each committee, interviewing and recommending candidates for the Board, and recommending Board committee assignments;

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is available for communication and consultation with major stockholders upon request on appropriate topics; and

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performs such other functions and responsibilities as set forth in our corporate governance principles or as requested by the Board or the non-executive directors from time to time.

Our Board conducts annual evaluations, under the oversight of our Governance and Nominating Committee. The Compensation and Succession Planning Committee, in accordance with its charter and under the oversight of the Lead Independent Director, will annually review the performance of, and succession plan for, the Chief Executive Officer. These processes provide our Board with opportunities to examine and reassess the effectiveness of our leadership structure, including the performance of our Chairman and Lead Independent Director.

Succession Plan for Chairman of the Board

Our Board has always retained the flexibility to determine the optimal leadership structure for the Company and its stockholders because our stockholders benefit most when our Board has the freedom to make decisions that are in the best interests of the Company rather than pursuant to a predetermined policy. Mr. Collis has served as President and Chief Executive Officer since July 2011 and as Chairman since March 2016.

In November 2018, the Board determined that it was in the best interests of the Company to split the role of Chairman of the Board and Chief Executive Officer in the future, commencing with the Company's next Chief Executive Officer. At that time, the Chairman role will be assumed by an independent director.

Board Corporate Governance

Our Board has adopted our corporate governance principles. Together with the charters of the Board committees, they provide the framework for the governance of AmerisourceBergen. Our corporate governance principles clearly delineate the authority and roles of the Chairman of the Board and the Lead Independent Director in the leadership of the Board, mandate the independence of the committee Chairs and all the members of our audit, compensation and governance committees, and affirm non-employee directors' access to managers and associates outside the presence of our executives. The corporate governance principles address a variety of governance issues in addition to leadership structure, including those discussed under the headings "Information on Board Committees," "Code of Ethics" and "Stockholder Engagement." The Board reviews and

2019 AmerisourceBergen Proxy   |  Corporate Governance and Related Matters

updates the corporate governance principles and the committee charters from time to time to reflect leading corporate governance practices.

There are five standing committees of the Board: the Audit Committee, the Compensation and Succession Planning Committee, the Executive Committee, the Finance Committee and the Governance and Nominating Committee. The Board committees, with the exception of the Executive Committee and the Finance Committee, are required to be composed entirely of independent directors. Our Executive Committee, which is composed of our Chairman of the Board, the Lead Independent Director and the Chairs of the other standing committees, has the authority to act between regularly scheduled meetings of the Board, subject to applicable law. The Chairman of the Board serves as the Chair of the Executive Committee. The Board believes that changing committee assignments from time to time strengthens our corporate governance practices and enhances each committee's objective review of management.

Our corporate governance principles and the charters of the Audit Committee, the Compensation and Succession Planning Committee, the Finance Committee and the Governance and Nominating Committee have been posted on our website at investor.amerisourcebergen.com.

Board Independence

The Board has determined that, except for Ms. Barra and Mr. Collis, all of the directors are independent. Our corporate governance principles require us to maintain a minimum of 70% independent directors on our Board. If the nine director nominees are elected at the 2019 Annual Meeting of Stockholders, seven out of nine directors then serving will be independent.

The Board has adopted guidelines in our corporate governance principles to assist it in making independence determinations, which meet or exceed the independence requirements set forth in the NYSE listing standards. These guidelines are contained in Section 5 of our corporate governance principles. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with AmerisourceBergen.

With the assistance of legal counsel, our Board reviewed the applicable legal standards for director and Board committee member independence. In undertaking its review, the Board considered that some of our directors serve on the board of directors or as executive officers of companies for which we perform (or may seek to perform) drug distribution and other services in the ordinary course of business. As a result of this review, the Board has determined that each of the following current directors is independent: Douglas R. Conant, D. Mark Durcan, Richard W. Gochnauer, Lon R. Greenberg, Jane E. Henney, M.D., Kathleen W. Hyle, Michael J. Long, and Henry W. McGee.

Our Board has also determined that each of the members of our Audit Committee, Compensation and Succession Planning Committee and Governance and Nominating Committee are independent, in accordance with the independence requirements set forth in their charters and, as applicable, SEC rules and NYSE listing standards. None of the members of these committees receives any consulting or advisory fee from us other than compensation as non-employee directors.

Corporate Governance and Related Matters  |  2019 AmerisourceBergen Proxy

Risk Oversight and Management

The Board executes its oversight responsibility for risk management directly and through its committees, as follows:

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  Our Board considers specific risk topics throughout the year, including risks associated with government regulation as well as with our strategic objectives, business plan, operations, distribution of controlled substances, information technology (including cybersecurity) and capital structure, among many others. Each fiscal quarter, our Chief Financial Officer reports to the Board on AmerisourceBergen's financial performance and explains how actual performance compares to our business plan. Our corporate officers and the leaders of our principal business units report regularly to the Board about the risks and exposures related to their areas of responsibility. The Board is informed about and regularly discusses our risk profile, including legal, regulatory and operational risks to our business. The Board also oversees our compliance policies and practices, including our sophisticated diversion control program through which the Company provides daily reports directly to the Drug Enforcement Administration about the quantity, type, and receiving pharmacy of every order of controlled substances we distribute. Additionally, the Board periodically visits Company facilities, which provides the Directors with an opportunity to observe the Company's operations and to interact with employees outside of the boardroom.

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  The chair of each Board committee reports to the Board at every regular Board meeting on the topics discussed and actions taken at the most recent committee meeting. The Board discusses the risks and exposures, if any, involved in the matters or recommendations of the committees, as necessary.

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  Our Audit Committee has responsibility for monitoring our internal audit, corporate, financial and regulatory risk assessment and risk management processes and overseeing our system of internal controls and financial reporting. The Audit Committee discusses specific risk areas throughout the year, including those that may arise in various business units and the measures taken by management to

2019 AmerisourceBergen Proxy   |  Corporate Governance and Related Matters

    monitor and limit risk. In addition, the Audit Committee oversees the development and implementation of our enterprise risk management program and assists the Board in its oversight of legal and regulatory requirements.

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  The Audit Committee receives regular reports throughout the year on matters related to risk management. At each regularly scheduled meeting, the Audit Committee receives reports from our (i) external auditor on the status of audit activities and findings; and (ii) chief audit executive (who reports directly to the Audit Committee) on the status of the internal audit plan, audit results and any corrective action taken in response to audit findings. The Audit Committee also periodically reviews cybersecurity issues and the Company's business continuity and disaster recovery plans.

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  The Board's other committees oversee risks associated with their respective areas of responsibility. For example, the Governance and Nominating Committee oversees our corporate governance practices generally, including monitoring our corporate citizenship function and our corporate responsibility practices. Additionally, the Compensation and Succession Planning Committee assesses risks associated with our compensation policies and programs for executives as well as employees generally. Our Finance Committee discusses risks relating to our capital structure, financing activities, dividend, taxes and stock repurchases.

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  We have a Chief Compliance Officer who oversees our corporate compliance program, including our Office of Compliance, compliance audits, compliance training, and compliance with our Code of Ethics and Business Conduct and the Company's reporting, investigation and corrective action program. We also have an internal Compliance Committee composed of senior executives, including our Chief Compliance Officer, Chief Compliance Counsel and Senior Vice President—Corporate Security & Regulatory Affairs, which supports the Chief Compliance Officer in fulfilling her responsibilities and driving corporate adherence to our compliance program, Code of Ethics and Business Conduct and related policies and procedures. Our Chief Compliance Officer and Chief Compliance Counsel report to the Audit Committee and the full Board throughout the year on corporate compliance matters, the status of our compliance programs (including our diversion control program described above), calls to our hotline and any other material developments.

Oversight of Employee Compensation

We have conducted an internal risk assessment of our employee compensation policies and practices, including those relating to our executives. We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on AmerisourceBergen. We have reviewed our risk analysis with the Compensation and Succession Planning Committee. The risk assessment process included, among other things, a review of all key incentive compensation plans to ensure that they are aligned with our pay-for-performance philosophy and include performance metrics that support corporate goals. The objective of the process was to identify any compensation plans and practices that may encourage employees to take unnecessary risks that could threaten the Company. No such plans or practices were identified. Moreover, various factors mitigate the risk profile of our compensation programs, including, among others:

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  Performance targets under our cash incentive programs are tied to a number of different financial metrics so employees will not place undue emphasis on any particular metric at the expense of other aspects of our business;

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  Maximum caps on payouts have been established for our annual cash incentive programs, including under our cash bonus plan used for senior management;

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  Equity awards under our performance plan for senior executives have maximum caps and are forfeited entirely if the threshold performance metrics are not achieved;

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  For fiscal year 2019, the performance plan ties 50% of an executive officer's annual equity award to financial performance metrics achieved over a three-year period to ensure that our executive officers are accountable for long-term measures of success;

Corporate Governance and Related Matters  |  2019 AmerisourceBergen Proxy

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  The remaining 50% of an executive officer's annual equity award (in stock options and restricted stock units) vests over a number of years to encourage executive officers to focus on long-term growth and creating value for stockholders;

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  Stock ownership requirements align the interests of our senior management with those of our stockholders;

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  We have effective management processes for developing annual business plans and a strong system of internal financial controls; and

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  A broad-based group of functions, including human resources, finance and legal, oversees aspects of our cash and equity incentive programs.

Board Orientation, Education and Evaluations

We provide our directors with comprehensive orientation and continuing education, as needed, which is overseen by the Governance and Nominating Committee. Director orientation familiarizes the directors with our business and strategic plans, significant financial, accounting and risk management issues, compliance programs and other controls, policies, principal officers and internal auditors, and our independent registered public accounting firm. The orientation also addresses Board procedures, our corporate governance principles and our Board committee charters. We offer continuing education programs and provide opportunities to attend commercial director education seminars to assist our directors in maintaining their expertise in areas related to the work of the Board and the directors' committee assignments. We provide our directors with full membership to the National Association of Corporate Directors to provide a forum for them to maintain their insight into leading governance practices and exchange ideas with peers. Dr. Henney in 2011 and 2012, Ms. Hyle in 2015 and Mr. McGee in 2018 were named to the "NACD Directorship 100," an annual honor sponsored by the National Association of Corporate Directors to recognize influential directors and others who impact corporate governance.

We have a comprehensive annual evaluation policy and process in place for the Board and each of its committees, which is led by the Chair of our Governance and Nominating Committee and our Lead Independent Director. As required by our corporate governance principles, the evaluation occurs annually. Either the Chair of our Governance and Nominating Committee, the Lead Independent Director, or an independent, third-party governance expert interviews each director to obtain his or her assessment of the effectiveness of the Board and the committees on which he or she serves, as well as director performance and Board dynamics. In 2018, the interview process was led by the Lead Independent Director. In advance of the interview, each member of a committee receives a questionnaire soliciting feedback regarding the committee's performance. During the interview, each member is asked to provide an assessment of the Board's and the relevant committee's performance. We also solicit suggestions for improving the Board's and the committee's performance, dynamics, time-management, and functioning, as well as proposed topics of focus for the Board and the committee in the upcoming year. The results of the individual interviews and assessments are aggregated in a report, which the Lead Independent Director presents to the full Board for review, discussion and determination of action items. The annual review by the Board of the corporate governance principles and by each committee of its charter is a further step in the evaluation process through which the directors consider leading corporate governance practices for the Board as a whole and identify new areas of focus for the different committees. The full Board reviews and discusses recommended revisions to the corporate governance principles and committee charters prior to voting on their approval.

Director Elections and Resignations

Our bylaws and corporate governance principles provide for a majority vote standard for the election of directors. Under the majority vote standard, each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A "majority of the votes cast" means that the number of votes cast "for" a candidate for director must exceed the number of votes cast "against" that director. A plurality voting standard will apply instead of a majority voting standard if:

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  A stockholder has provided us with notice of a nominee for director in accordance with our bylaws; and

2019 AmerisourceBergen Proxy   |  Corporate Governance and Related Matters

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  That nomination has not been withdrawn on or prior to the day next preceding the date the Company first provides its notice of meeting for such meeting to stockholders.

Under Delaware law, if an incumbent nominee for director in an uncontested election does not receive the required votes for re-election, the director remains in office until a successor is elected and qualified. Our bylaws and corporate governance principles require each director nominee to tender an irrevocable resignation prior to the applicable meeting of stockholders and include post-election procedures in the event an incumbent director does not receive the required votes for re-election, as follows:

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  The Governance and Nominating Committee shall make a recommendation to the Board as to whether to accept the previously tendered resignation of the director;

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  The Board will act on the Governance and Nominating Committee's recommendation; and

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  The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

CODE OF ETHICS

The Board of Directors adopted our Code of Ethics and Business Conduct in May 2004. We review and revise the Code of Ethics and Business Conduct from time to time, most recently in August 2018. It applies to directors and employees, including officers, and is intended to comply with the requirements of Section 303A.10 of the NYSE Listed Company Manual. Any waivers of the application of the Code of Ethics and Business Conduct to directors or executive officers must be approved by either the Board of Directors or the Audit Committee.

We have also adopted our Code of Ethics for Designated Senior Officers in accordance with Item 406 of the SEC's Regulation S-K. It applies to our President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and Senior Vice President and Chief Accounting Officer.

Our Code of Ethics and Business Conduct and our Code of Ethics for Designated Senior Officers are posted on our website at investor.amerisourcebergen.com. Additionally, any waiver or amendment to either code will be disclosed promptly on our website at investor.amerisourcebergen.com.

STOCKHOLDER ENGAGEMENT

We value open communications with our stockholders. The goal of our engagement and outreach efforts is to ensure that we work collaboratively to educate our investors about our business and governance practices as well as to identify issues of importance to our stockholders and our business. Our investor relations team regularly shares with our Board and senior executives the feedback that they have received from our stockholders.

On an ongoing basis, we proactively communicate with the investment community and stockholders about AmerisourceBergen's financial performance, operations and strategic developments through the following:

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  Quarterly earnings releases and quarterly earnings release conference calls and webcasts;

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  Regular reports filed with the SEC, including annual and quarterly reports;

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  Conference calls and webcasts related to specific developments;

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  Participation in numerous healthcare investor conferences with webcasted presentations;

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  In-person and on-site meetings with investors and stockholders;

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  Proactive outreach to institutional investors, pension funds and governance professionals from our largest stockholders; and

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  Our annual stockholders meeting.

Specifically, in 2018 we communicated with our largest stockholders in order to seek their input on a variety of topics. Following our 2018 annual meeting, we reached out to non-affiliated stockholders (i.e., stockholders other than Walgreens Boots Alliance, Inc.) who in the aggregate held approximately 30% of our Common Stock

Corporate Governance and Related Matters  |  2019 AmerisourceBergen Proxy

(i.e., approximately 40% of the shares of Common Stock held by parties other than Walgreens Boots Alliance, Inc.) in order to provide information regarding our corporate governance practices and the Company's role in the pharmaceutical supply chain. We held phone calls with interested investors throughout 2018 following such outreach and continue to engage with stockholders in order to provide them with updated information on our Company and in order to listen to their concerns.

Our corporate governance principles, which were most recently reviewed in November 2018, describe the procedures through which stockholders may seek direct engagement with Board members. While management, through our President and Chief Executive Officer, our investor relations team, and our corporate secretary, ordinarily engages with stockholders, the Chairman of the Board, in consultation with the Lead Independent Director, will review and consider, on a case-by-case basis, stockholder requests for meetings with the Board of Directors related to key areas of Board oversight and determine whether such meetings would be appropriate and beneficial. Stockholders may communicate their views directly to the Board by writing to Hyung J. Bak, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087.

Stockholder Recommendations for Director Nominees

The advance notice provision for nomination of directors in our bylaws allows a stockholder to propose nominees for consideration by the Governance and Nominating Committee by submitting specified information concerning itself and the proposed nominee, including the name, appropriate biographical information and qualifications of the proposed nominee. This and other information required under the advance notice provision must be provided to us in writing to: Hyung J. Bak, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087, no earlier than October 31, 2019 and no later than November 30, 2019 to be considered for the 2020 Annual Meeting of Stockholders.

The proxy access provision in our bylaws allows an eligible stockholder or group of no more than 20 eligible stockholders that has maintained continuous ownership of 3% or more of our Common Stock for at least three years to include in our proxy materials for an annual meeting of stockholders a number of director nominees up to the greater of two or 20% of the directors then in office. Loaned stock that can be recalled within three days may count towards an eligible stockholder's 3% beneficial ownership requirement, which must be maintained at least until the annual meeting at which the proponent's nominee will be considered. Proxy access nominees who do not receive at least a 25% vote in favor of election will be ineligible as a nominee for the following two years. Provisions in the Shareholders Agreement with Walgreens Boots Alliance would not permit Walgreens Boots Alliance to use proxy access. If any stockholder proposes a director nominee under our advance notice provision, we are not required to include any proxy access nominee in our proxy statement for the annual meeting. Information required under the proxy access provision must be provided to us in writing to: Hyung J. Bak, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087, no earlier than August 21, 2019 and no later than September 20, 2019 to be considered for the 2020 Annual Meeting of Stockholders. In considering any nominee proposed by a stockholder in accordance with the requirements set forth in our bylaws, the Governance and Nominating Committee will reach a conclusion based on the nominee evaluation criteria described above. After full consideration, the stockholder proponent will be notified of the decision of the committee.

2019 AmerisourceBergen Proxy   |  Audit Committee

AUDIT COMMITTEE MATTERS

ITEM 2—RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS
AMERISOURCEBERGEN'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR FISCAL YEAR 2019

What am I voting on?

You are voting on the ratification of the appointment of Ernst & Young LLP as AmerisourceBergen's independent registered public accounting firm for the fiscal year ending September 30, 2019. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2019. Although our governing documents do not require the submission of the appointment of AmerisourceBergen's independent registered public accounting firm to the stockholders for approval, the Board considers it desirable that the stockholders ratify the appointment of Ernst & Young LLP. Should the stockholders not ratify the appointment of Ernst & Young LLP as AmerisourceBergen's independent registered public accounting firm for the fiscal year ending September 30, 2019, the Audit Committee will investigate the reasons and will reconsider the appointment of Ernst & Young LLP.

What is the oversight relationship between the Audit Committee and our external auditor?

Under its charter, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of AmerisourceBergen's external auditor. To execute this responsibility, the Audit Committee engages in a comprehensive annual evaluation of the external auditor's qualifications, performance and independence. In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to AmerisourceBergen. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The Audit Committee reviews the process that we and Ernst & Young LLP undertake to ensure the rotation of the audit partner responsible for reviewing the audit, and evaluates the qualifications and experience of the individual selected to serve as lead partner for our audit. Ernst & Young LLP has been retained as the external auditor of AmerisourceBergen since 2001 and of its predecessor entity AmeriSource Health Corporation since 1985. The members of the Audit Committee believe that the continued retention of Ernst & Young LLP to serve as our external auditor is in the best interests of AmerisourceBergen and its stockholders.

What services will the independent registered public accounting firm provide?

Audit services provided by Ernst & Young LLP for fiscal year 2019 will include examination of the consolidated financial statements of AmerisourceBergen and services related to periodic SEC filings. Audit services for fiscal year 2019 also will include the audit of the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Additionally, Ernst & Young LLP may provide audit-related, tax and other services comparable in nature to the services performed in fiscal years 2017 and 2018, as described under the heading "Independent Registered Public Accounting Firm's Fees."

Will representatives of the independent registered public accounting firm be present at the 2019 Annual Meeting of Stockholders?

Representatives of Ernst & Young LLP are expected to be present at the 2019 Annual Meeting of Stockholders. Such representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

How does the Board of Directors recommend that I vote?

We recommend that you vote For the ratification of the appointment of Ernst & Young LLP as AmerisourceBergen's independent registered public accounting firm for fiscal year 2019.

Audit Committee Financial Experts  |  2019 AmerisourceBergen Proxy

AUDIT COMMITTEE FINANCIAL EXPERTS

The Board of Directors has determined that each of Mr. Greenberg and Mr. Durcan is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K. Mr. Greenberg serves as Chair of the Audit Committee. A description of the financial expertise of Messrs. Greenberg and Durcan accompanies their biographies.

POLICY FOR PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

The Audit Committee's policy is to pre-approve all audit services and all non-audit services that the Company's independent registered public accounting firm is permitted to perform for the Company under applicable federal securities regulations. As permitted by the applicable regulations, the committee's policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent registered public accounting firm and general pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed annually by the committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S FEES

During the fiscal years ended September 30, 2018 and 2017, Ernst & Young LLP, AmerisourceBergen's independent registered public accounting firm, billed the Company the fees set forth below in connection with services rendered by the independent registered public accounting firm to the Company:

Fee Category	Fiscal Year 2018	Fiscal Year 2017
Audit Fees	$7,185,000	$6,760,000

Audit-Related Fees	$577,000	$227,000

Tax Fees	$2,173,000	$1,502,000

All Other Fees	$2,000	$2,000

TOTAL	$9,937,000	$8,491,000

Audit fees consisted of fees for the audit of AmerisourceBergen's annual financial statements, consultation concerning financial accounting and reporting standards and consultation concerning matters relating to Section 404 of the Sarbanes-Oxley Act of 2002, reviews of quarterly financial statements as well as services normally provided in connection with statutory and regulatory filings or engagements, comfort letters, consents and assistance with and review of Company documents filed with the SEC. Audit fees also included fees for the audit of the effectiveness of the Company's internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-related fees consisted of fees for assurance and related services, including employee benefit plan audits.

Tax fees consisted of fees for services related to tax compliance, tax advice and tax planning services.

Other fees consisted of subscription fees for Internet-based professional literature.

Our Audit Committee reviewed and approved all fees charged by Ernst & Young LLP in accordance with the policy described above and monitored the relationship between audit and permissible non-audit services provided. The policy is intended to ensure that the fees earned by Ernst & Young LLP are consistent with the maintenance of the independent registered public accounting firm's independence in the conduct of its auditing functions.

2019 AmerisourceBergen Proxy   |  Report of the Audit Committee

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of the three directors named at the end of this report. All of the Audit Committee members are independent under SEC and NYSE rules and our corporate governance principles. The Board of Directors has concluded that each member is financially literate and that two of the members qualify as an audit committee financial expert. The key responsibilities of the Audit Committee are set forth in its charter, which was most recently revised by the Board of Directors in November 2018. The charter is available on our website at investor.amerisourcebergen.com. Among other responsibilities, the Audit Committee annually considers the performance of Ernst & Young LLP (EY).

AmerisourceBergen's management has the primary responsibility for the Company's financial statements and its internal control over financial reporting. AmerisourceBergen's independent registered public accounting firm, EY, is responsible for performing an independent audit of AmerisourceBergen's consolidated financial statements and for issuing a report on the effectiveness of AmerisourceBergen's internal control over financial reporting. AmerisourceBergen's management has represented to the Audit Committee that the financial statements contained in our Annual Report on Form 10-K for fiscal year 2018 were prepared in accordance with U.S. generally accepted accounting principles and that our internal control over financial reporting was effective as of September 30, 2018.

The Audit Committee reviewed and discussed with AmerisourceBergen's management and EY the audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018 and our internal control over financial reporting. The Audit Committee discussed with EY, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, the firm's judgments as to the quality, not just the acceptability, of the Company's accounting principles, the reasonableness of significant judgments reflected in the financial statements and the clarity of disclosures in the financial statements. The Audit Committee also discussed with EY the matters related to the conduct of the audit that are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (PCAOB), including the matters required to be discussed by the PCAOB Auditing Standard No. 1301, "Communication with Audit Committees." In addition, the Audit Committee discussed with EY the firm's independence from the Company and its management, including the matters in the written disclosures and letter that were received by the Audit Committee from EY as required by applicable requirements of the PCAOB regarding EY's communications with the Audit Committee concerning independence. The Audit Committee further considered whether the provision of non-audited related services by EY to the Company is compatible with maintaining the independence of that firm from the Company. The Audit Committee also discussed with EY the firm's audit of the effectiveness of the Company's internal control over financial reporting as of September 30, 2018.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in AmerisourceBergen's Annual Report on Form 10-K for fiscal year 2018.

AUDIT COMMITTEE
Lon R. Greenberg, Chair D. Mark Durcan Henry W. McGee

Executive Compensation and Related Matters  |  2019 AmerisourceBergen Proxy

EXECUTIVE COMPENSATION AND RELATED MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

Overview

AmerisourceBergen Corporation is one of the largest global pharmaceutical sourcing and distribution services companies, helping both healthcare providers and pharmaceutical and biotech manufacturers improve patient access to products and enhance patient care. The purpose of our executive compensation program is to attract, motivate and retain the individuals who lead our Company and to align their interests with the long-term interests of our stockholders.

Our fiscal year 2018 named executive officers were:

Steven H. Collis	Chairman, President and Chief Executive Officer
Tim G. Guttman	Executive Vice President and Chief Financial Officer[1]
John G. Chou	Executive Vice President and Chief Legal & Business Officer
James F. Cleary, Jr.	Executive Vice President and Group President, Global Commercialization Services & Animal Health[2]
Robert P. Mauch	Executive Vice President and Group President, Pharmaceutical Distribution & Strategic Global Sourcing

1
Mr. Guttman retired from the position of Executive Vice President and Chief Financial Officer on November 9, 2018.

2
Mr. Cleary assumed the position of Executive Vice President and Chief Financial Officer upon Mr. Guttman's retirement on November 9, 2018.

We seek to pay our executive officers fairly and competitively and to link pay with performance. The main elements of our compensation program are base salary, a short-term incentive in the form of an annual cash bonus, and long-term equity incentive awards. We emphasize compensation opportunities that reward our executive officers when they deliver targeted financial results. A significant portion of our executive officers' compensation is equity-based. In fiscal year 2018, incentive compensation (annual cash bonus and equity incentive awards) accounted for approximately 89% of Mr. Collis's total direct compensation (base salary, annual cash bonus and equity incentive awards) and approximately 81% of the average total direct compensation of the other named executive officers.

2018 Say-On-Pay Vote

In fiscal 2018, we continued to emphasize our pay for performance culture. The compensation of our named executive officers was approved by stockholders in March 2018 with approximately 95% of stockholder votes cast in favor of our 2018 "say-on-pay" resolution. Our "say-on-pay" resolutions have received consistently strong support since the inception of the "say-on-pay" voting requirement implemented under the Dodd-Frank

2019 AmerisourceBergen Proxy   |  Executive Compensation and Related Matters

Wall Street Reform and Consumer Protection Act of 2010. The Compensation and Succession Planning Committee (the "Compensation Committee") considered the results of the stockholder vote and believes it supports the view that compensation for our named executive officers closely aligns with our stockholders' interests. During fiscal 2018, the Compensation Committee reviewed our executive compensation peer group and worked to align pay opportunities for our executive officers with our compensation philosophy. The Compensation Committee also approved performance metrics for incentive pay that were designed to correlate with the way we evaluate our operational results and reflect measures of performance that drive returns for our stockholders.

Fiscal Year 2018 Compensation Practices and Policies

We believe our executive pay is reasonable and provides appropriate incentives to our executive officers to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions. The Board and its committees regularly evaluate the major risks to our business, including how risks taken by management could affect the value of executive compensation. To this end, our compensation program encompasses the following:

Highlights of Our Executive Compensation Program—Linking Pay with Performance and Mitigating Risk
What We Do	Use financial metrics to make a substantial portion of executive pay contingent on performance.
Cap payouts under our annual cash bonus plan and performance share plans.
Apply robust clawback obligations to annual cash bonus and equity awards for executive officers.
Require our CEO to own stock equal in value to 6 times his base salary, and our CFO and other executive officers to own stock equal in value to 3 times their respective base salaries.
Require executive officers to retain all options and equity grants until required ownership levels are met.
Reflect the advice provided by the independent compensation consultant to the Compensation Committee.
Consider a peer group in establishing named executive officer compensation and published compensation survey data for all other executive officers.
Prohibit short sales, hedging or pledging of our stock by our executive officers and directors.
Require forfeiture of awards upon violation of restrictive covenants.
Require a double-trigger for change in control payments.
Consider burn rate in equity grant decisions and manage use of equity awards conservatively.

What We Do	Tie incentive compensation to specific product sales.
Not Do	Grant stock options with an exercise price lower than fair market value.
Backdate or retroactively grant options or restricted stock units.
Pay dividends on unearned and unvested performance shares.
Reprice stock options.
Provide tax gross-ups in the event of a change in control.

2018 Fiscal Year Business Highlights

The Company delivered solid performance in fiscal year 2018 as shown by our growth in specialty distribution, successful integration of H. D. Smith and onboarding of the Rite Aid stores acquired by Walgreens. The Company continued to invest in and provide innovative services and solutions to our manufacturer and provider customers, enhancing efficiency and customer experience. The following fiscal year 2018 highlights include

Executive Compensation and Related Matters  |  2019 AmerisourceBergen Proxy

non-GAAP financial measures with respect to which Appendix A to this proxy statement presents reconciliations to the most comparable GAAP financial measures and information about the reasons such non-GAAP financial measures are disclosed:

  ■
  Revenue of $167.9 billion, representing a 9.7% increase over prior year revenue.

  ■
  Diluted earnings per share of $7.53, compared to $1.64 in the prior year.

  ■
  Adjusted diluted earnings per share ("adjusted EPS") of $6.49, representing a 10.4% increase over prior year adjusted EPS.1,2

  ■
  Gross profit of $4.6 billion, representing a 1.5% increase over prior year gross profit.

  ■
  Adjusted gross profit of $4.7 billion, representing a 7.8% increase over prior year adjusted gross profit.1

  ■
  Operating income of $1.4 billion, representing a 36.2% increase over prior year operating income.

  ■
  Adjusted operating income of $2.0 billion, representing a 1.8% decrease over prior year adjusted operating income.1

  ■
  Operating income margin of 0.86%, representing an increase of 17 basis points over prior year operating income margin.

  ■
  Adjusted operating income margin of 1.18%, representing a decrease of 14 basis points over prior year adjusted operating income margin.1

  ■
  Net cash provided by operating activities of $1.4 billion, and adjusted free cash flow of $1.7 billion.1

  ■
  Returned a substantial amount of cash to our stockholders in fiscal year 2018 through $333.0 million in dividends and $639.2 million in stock repurchases.

  ■
  Increased the quarterly dividend rate by 4% to $0.38 per share in November 2017, and by an additional 5% to $0.40 in November 2018.

  ■
  Invested $336.4 million in the Company through capital expenditures.

2018 Fiscal Year Executive Compensation Objectives and Actions

The Compensation Committee reviews and makes decisions about executive officer compensation, including the amount of base salary, short-term incentive awards and long-term incentive awards made to our named executive officers. The Compensation Committee takes into account our financial and business results, individual performance and competitive data. In light of these considerations, the Compensation Committee made the following executive compensation decisions in fiscal year 2018:

  ■
  Continued to emphasize equity-based incentives under which executive officers earn target pay only when AmerisourceBergen's performance is strong and our stockholders have benefited.

  ■
  Established fiscal year 2018 performance goals for our annual cash bonus plan, including target adjusted EPS of $6.07 per share, adjusted operating income of $2.1 billion, adjusted operating income margin of 1.21% and adjusted free cash flow of $1.5 billion at the corporate level, consistent with our Board-approved business plan. These performance goals were calculated consistently with the way in which our publicly disclosed non-GAAP financial measures were calculated. (See Appendix A for more information about our non-GAAP financial measures, including a reconciliation to GAAP.)

1
See Appendix A for additional information regarding non-GAAP financial measures, including GAAP to non-GAAP reconciliations. For a comprehensive discussion of our GAAP financial results beyond those discussed in Appendix A, please refer to our Annual Report on Form 10-K for the fiscal year ended September 30, 2018.

2
As described below, in determining whether the adjusted EPS performance target had been met for purposes of determining the eligibility and amounts of awards of short-term incentive compensation, the Compensation Committee excluded the impact of stock repurchases above the amount planned when the performance thresholds and targets were established.

2019 AmerisourceBergen Proxy   |  Executive Compensation and Related Matters

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  Set target incentive levels for fiscal year 2018 cash bonuses of 150% of base salary for the CEO and of 100% of base salary for the other named executive officers.

  ■
  Approved fiscal year 2018 cash bonus payouts that were paid at 110.3% of target to Messrs. Collis, Guttman and Chou based on the corporate-level metrics and at 84.5% and 83.5% of target, respectively, to Messrs. Cleary and Mauch based on corporate-level and business-level metrics.

  ■
  Granted annual equity incentive awards to our named executive officers after considering our compensation philosophy and the Compensation Committee's assessment of individual performance and expected future contributions. The grant value of each annual equity award was split among stock options (30%), restricted stock units (20%) and performance shares (50%).

  ■
  Approved performance metrics of compound annual adjusted EPS ("Compound Annual Adjusted EPS") and adjusted average annual return on invested capital ("Average Annual Adjusted ROIC") for the performance shares granted to our named executive officers in fiscal year 2018 (covering the three-year performance period ending September 30, 2020). (See "Performance Share Awards—Payout of FY16-FY18 Performance Shares" below for more information about Average Annual Adjusted ROIC.)

We believe that the fiscal year 2018 compensation of our executive officers was aligned with AmerisourceBergen's fiscal year 2018 adjusted results and met our compensation objectives. Our compensation policies have enabled us to attract and retain talented and experienced executive officers. We believe that these policies have benefited AmerisourceBergen over time and will position us for growth in future years.

Setting Executive Compensation

We consider market pay practices as a starting reference point when setting executive compensation. The Compensation Committee assesses whether our level of executive pay is appropriate when compared to industry and market standards. The Compensation Committee's independent compensation consultant assists the Compensation Committee in developing a peer group of companies to serve as the basis for comparing the pay of our named executive officers to the market. We conduct a detailed market review of executive pay to evaluate each element of pay and benefit competitiveness, review pay practices and compare performance against our peer group.

Our peer group is composed of companies with business models and operations comparable to our own, including our two largest direct competitors, and companies that we believe have a similar financial and operational profile. Metrics used to select our peer group include: revenue; market capitalization; number of employees; net income; operating income margin; and return on invested capital. We believe that the companies included in our peer group reflect the type and complexity of business risks managed by our named executive officers and that we compete with many of the companies in our peer group for executive talent.

In fiscal year 2018, the Compensation Committee, in consultation with its independent compensation consultant, evaluated our peer group to ensure that our peer group companies were still appropriate. Following its review, the Compensation Committee concluded that our current peers remained reasonable, except that Avnet, Inc. no longer qualified as a comparable peer as a result of a business divestiture in 2017. Our 2018 peer group as determined by the Compensation Committee is as follows:

2018 Peer Group
Abbott Laboratories Cardinal Health, Inc. CVS Health Corporation Eli Lilly and Company Express Scripts Holding Company FedEx Corporation	HCA Healthcare, Inc. Henry Schein, Inc. IQVIA Holdings Inc. The Kroger Co. Laboratory Corporation of America McKesson Corporation	Mylan N.V. Quest Diagnostics Incorporated Sysco Corporation Target Corporation United Parcel Service, Inc. Walgreens Boots Alliance, Inc.

Executive Compensation and Related Matters  |  2019 AmerisourceBergen Proxy

In fiscal year 2018, the Compensation Committee reviewed peer group proxy statement data in evaluating our named executive officers' pay and published compensation survey data in evaluating our other executive officers' pay. When assessing pay levels, the Compensation Committee also reviews our executive officers' compensation in relation to each other. In fiscal year 2018, the Compensation Committee's consultant concluded that our overall competitive posture for executive pay remained aligned with our pay for performance compensation philosophy.

Target Percentile Compensation Opportunity

Our compensation program targets executive officer pay relative to our peer group as follows:

Base Salary	Total Cash Compensation (Base Salary + Cash Bonus)	Total Direct Compensation (Base Salary + Cash Bonus + LTI)
35th percentile of peer group	50th percentile of peer group	50th percentile of peer group

We target total direct compensation opportunity in the 50th percentile relative to our peer group. We believe that targeting pay opportunities at the median of our peer group enables us to retain talented and experienced executive officers and is consistent with market-leading practices.

Components of the Executive Compensation Program

Pay Element	Award Type	Purpose	Fixed vs. Variable	Performance Measure
Base Salary	Cash	■ Provide a regular stream of income and security	Fixed	The Compensation Committee takes into account job performance, scope of duties and responsibilities, expected future contributions, peer group and other market pay data.

Short-Term Incentive	Cash	■ Motivate executives to improve financial performance year-over-year ■ Reward executive officers who deliver targeted financial results	Variable	Actual payout based on Company performance.

Long-Term Incentives	Performance Shares, Restricted Stock Units and Stock Options	■ Motivate executive officers to achieve superior business results over long-term ■ Enhance alignment between management and stockholder interests ■ Support stock ownership requirements	Variable	Actual value is determined by Company performance over a three-year time frame and/or linked to stock price.

Base Salary

We target base salary in the 35th percentile for similar positions in our peer group. By positioning base salary below our peer median, we place greater emphasis on incentive compensation for our executive officers. Further, because base salary is a fixed pay element it is the smallest component of executive pay.

2019 AmerisourceBergen Proxy   |  Executive Compensation and Related Matters

Messrs. Collis and Guttman did not receive an increase to their base salaries during fiscal year 2018 in order to remain aligned with the market. Messrs. Chou, Cleary and Mauch did not receive base salary increases in fiscal year 2018 because they received increases in the third quarter of fiscal 2017 in connection with their increased responsibilities resulting from the restructuring of the Company's operating model and executive leadership, which was publicly announced in June 2017, and in order to align their pay with the market.

FY2018 Short-Term Cash Incentive

The Compensation Committee approves the performance goals and incentive levels for each of our executive officers, and assigns a relative weighting to each performance measure under our cash incentive plan. For each performance measure, there is a threshold and a target. Threshold refers to the minimum acceptable level of performance and target is the desired level of performance. We do not pay a bonus for performance that is below the threshold established for financial performance goals and we pay a bonus of 25% of the target amount if performance is at the threshold. For performance that exceeds threshold but does not meet target, bonus payments are based on the level of performance and are increased ratably until target is reached. All cash incentive awards are issued to the executive officers pursuant to our Omnibus Incentive Plan.

Executive officers may receive an amount in excess of their target bonus (up to a maximum of 200% of the target incentive) if we exceed target on the key performance metric established for them. Therefore, an individual's actual bonus consists of the amount determined based upon having met or exceeded the thresholds (which we refer to as the "earned" bonus) and, if applicable, an amount (which we refer to as a "stretch" bonus) based upon having exceeded target on the key performance metric established for them. The key performance metric for Messrs. Collis, Guttman and Chou was adjusted EPS. The key performance metric for Messrs. Cleary and Mauch was operating income of the businesses that each executive oversaw during the fiscal year.

The stretch portion is calculated by increasing the earned bonus by an additional 5% for every 1% that actual performance exceeds target on the key performance metric. For example, if actual adjusted EPS exceeded target adjusted EPS by 1%, for the three named executive officers with adjusted EPS as the key metric, the stretch portion would be calculated by multiplying the earned bonus by 5%.

In November 2017, the Compensation Committee approved the following corporate-level performance goals for our fiscal year 2018 cash incentive plan:

Corporate Performance Measure	Threshold	Target	Performance(1)
Adjusted EPS	$5.46	$6.07	$6.48(2)

Adjusted Operating Income	$1.9 billion	$2.1 billion	$2.0 billion

Adjusted Operating Income Margin	1.09%	1.21%	1.18%

Adjusted Free Cash Flow	$1.3 billion	$1.5 billion	$1.7 billion

(1)
See Appendix A to this proxy statement for additional information regarding non-GAAP financial measures, including GAAP to non-GAAP reconciliations.

(2)
As described below, in determining whether the adjusted EPS performance target had been met for purposes of determining the eligibility and amounts of awards of short-term incentive compensation, the Compensation Committee excluded the impact of stock repurchases above the amount planned when the performance thresholds and targets were established.

The Compensation Committee chose adjusted EPS, adjusted operating income, adjusted operating income margin and adjusted free cash flow as corporate-level performance goals because they are the key metrics used by management to set business goals and evaluate our financial results. In addition, we communicate our expectations about future business performance to investors by using an adjusted EPS range each fiscal year. We generally set adjusted EPS targets to reflect our long-term business goal of growing adjusted EPS, while allowing for reasonable flexibility to set our annual targets based on the impact of industry trends, other market factors and special items from year to year. In fiscal 2018, in determining whether the adjusted EPS performance target had been met for purposes of determining the eligibility and amount of awards of short-term incentive compensation, the Compensation Committee excluded the impact of stock repurchases above the

Executive Compensation and Related Matters  |  2019 AmerisourceBergen Proxy

amount planned when the performance thresholds and targets were established. As a result, we used adjusted EPS of $6.48 to determine awards under our cash incentive plan for fiscal year 2018, rather than the Company's adjusted EPS of $6.49.

The Compensation Committee chose adjusted operating income and adjusted operating income margin to encourage our executive officers to grow our Company's profitability. We use adjusted free cash flow as a corporate-level financial metric because the amount of free cash flow that we generate each year is essential for us to maintain appropriate working capital, complete acquisitions, and return capital to stockholders through dividends. We define the non-GAAP financial measure of adjusted free cash flow as net cash provided by operating activities plus cash payments made relating to unfavorable legal settlements, minus cash payments received related to favorable legal settlements, and minus capital expenditures.

The targets for the 2018 cash incentive plan financial performance measures were based on our Board-approved business plan for fiscal year 2018. AmerisourceBergen exceeded target on the adjusted EPS and adjusted free cash flow performance metrics and exceeded threshold on the adjusted operating income and adjusted operating income margin performance metrics. As a result, the bonus payout for corporate-level metrics was approximately 110.3% of the target incentive amount.

Target and actual fiscal year 2018 cash bonuses for our named executive officers were as follows:

		Target Incentive

Name	2018 Base Salary ($)	Percent of Base Salary (%)	Target Amount ($)	Maximum Bonus Potential ($)	Percentage Payout versus Target Incentive (%)	Actual Bonus Payout ($)
Steven H. Collis	1,240,000	150	1,860,000	3,720,000	110.3	2,050,733

Tim G. Guttman	710,000	100	710,000	1,420,000	110.3	782,807

John G. Chou	660,000	100	660,000	1,320,000	110.3	727,679

James F. Cleary, Jr.	575,000	100	575,000	1,150,000	84.5	485,640

Robert P. Mauch	675,000	100	675,000	1,350,000	83.5	563,392

The fiscal year 2018 cash bonuses for Messrs. Collis, Guttman and Chou were designed to reflect enterprise-wide performance. As a result, 100% of their respective bonus payments was dependent upon the achievement of corporate-level performance goals with adjusted EPS and adjusted operating income each weighted at 30% of the total target incentive and adjusted operating income margin and adjusted free cash flow each weighted at 20% of the total target incentive.

For our internal planning, we divide our businesses into two groups: Pharmaceutical Distribution & Strategic Global Sourcing, which reported to Mr. Mauch during fiscal year 2018, and Global Commercialization Services & Animal Health, which reported to Mr. Cleary during fiscal year 2018. The fiscal year 2018 cash bonus for Mr. Mauch was based on the following metrics and weighting: 30% on the Company's adjusted EPS; 15% on the Company's adjusted operating income; 15% on the Company's adjusted operating income margin; 20% on the operating income of the Pharmaceutical Distribution & Strategic Global Sourcing businesses; and 20% on the free cash flow of the Pharmaceutical Distribution & Strategic Global Sourcing businesses (see Appendix A for additional information regarding non-GAAP financial measures). The fiscal year 2018 cash bonus for Mr. Cleary was based on the following metrics and weighting: 30% on the Company's adjusted EPS; 15% on the Company's adjusted operating income; 15% on the Company's adjusted operating income margin; 30% on the operating income of the Global Commercialization Services & Animal Health businesses; and 10% on the free cash flow of the Global Commercialization Services & Animal Health businesses (see Appendix A for additional information regarding non-GAAP financial measures). The Compensation Committee believes this mix appropriately linked pay to the respective operating responsibilities of Messrs. Cleary and Mauch while also aligning their goals with the broader organization. For the respective businesses that Messrs. Cleary and Mauch oversaw during the fiscal year, the Compensation Committee chose operating income because it is the primary indicator of profitability and emphasizes our drive toward efficiency in our operations, and it chose free cash flow to focus on capital efficient growth. The 2018 stretch bonuses for Messrs. Cleary and Mauch were based on the operating income of the applicable businesses.

2019 AmerisourceBergen Proxy   |  Executive Compensation and Related Matters

The goals for Messrs. Mauch and Cleary were intended to be challenging and to provide an incentive for them to drive the businesses they oversaw during the fiscal year to help achieve our strategic objectives. The Company's objectives for the Pharmaceutical Distribution & Strategic Global Sourcing businesses included delivering innovative offerings to health systems customers, providing broad access to specialty products, and evolving relationships with physician practices. The Company's objectives for the Global Commercialization Services & Animal Health businesses included extending customer engagement by offering more integrated solutions, increasing profitability through improved application of technology, and continuing to expand into select geographies.

In fiscal year 2018, the businesses in the Pharmaceutical Distribution & Strategic Global Sourcing and the Global Commercialization Services & Animal Health exceeded threshold, but not target, for operating income and exceeded target for free cash flow.

Looking Ahead: Fiscal Year 2019 Cash Bonus

In November 2018, the Compensation Committee approved performance measures for our fiscal year 2019 annual cash incentive plan. In 2019, the fiscal year cash bonus will continue to be paid upon the attainment of financial performance metrics, subject to the Compensation Committee's continued discretion to increase or reduce any portion of a calculated award for reasons including, but not limited to, issues that may positively or negatively impact the Company. For named executive officers whose compensation is based entirely on Company performance, the metrics will be the Company's adjusted EPS, adjusted operating income and adjusted free cash flow. The Compensation Committee removed adjusted operating income margin as a performance goal for fiscal year 2019 in an effort to focus more on operating income. For named executive officers whose compensation is based on the performance of both the Company and specific businesses, the metrics are the Company's adjusted EPS and adjusted operating income, and the operating income and free cash flow of the applicable businesses.

Performance goals are intended to be challenging and to provide an incentive to achieve the goals set out in our fiscal year 2019 business plan and the strategic and other priorities established by our long-range plan. The fiscal year 2019 target incentive level for the CEO is 150% of base salary and for the other named executive officers is 100% of base salary, with the opportunity for each named executive officer to earn up to a maximum of 200% of target incentive if we exceed our financial performance goals.

Long-Term Equity Incentives

We use equity awards to motivate our executive officers to achieve superior business results over the long term. Equity awards support our stock ownership requirements and further enhance the alignment between management and stockholder interests. The allocation of the annual equity award for our executive officers is 30% in stock options, 20% in restricted stock units and 50% in performance shares. This mix provides an incentive to achieve favorable long-term results at a reasonable cost to the Company. Long-term equity incentives are awarded under our Omnibus Incentive Plan.

In fiscal year 2018, we awarded our named executive officers options to purchase 349,578 shares of our Common Stock, 42,563 restricted stock units of our Common Stock and 106,410 target performance shares. These awards represented approximately 22% of the total equity incentives granted to management and other employees in fiscal year 2018. We believe that it was appropriate to award approximately 22% of the annual equity incentives to our named executive officers because they are in the best position to drive our future results and implement our long-term business strategy. Equity incentives represented approximately 71% of Mr. Collis's total direct compensation and approximately 62%, on average, of the total direct compensation of the other named executive officers in fiscal year 2018.

In approving fiscal year 2018 long-term equity incentive awards, the Compensation Committee considered a number of factors:

  ■
  Skills, experience, time in role and expected future contributions.    The size of an equity award depends in part on the scope of an executive officer's job responsibilities and the impact he or she can be expected to have on our future operating results.

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  ■
  Company performance.    The Compensation Committee reviews our prior year financial performance and the executive officers' leadership and focus on fostering our strategic initiatives.

  ■
  Market alignment.    The Compensation Committee sets the target value of equity awards so that our executive officers will have a target long-term incentive near the median of our peer group. The target values are informed by the Compensation Committee's review of the competitive positioning of each element of pay based on compensation data prepared by the external compensation consultant with reference to our peer group for our named executive officers and with reference to published market compensation survey data for the other executive officers.

  ■
  The emphasis placed on equity in the mix of total compensation.    The Compensation Committee believes that incentive compensation should constitute the majority of each executive officer's overall compensation package to provide incentives to meet our performance objectives and grow our stock price over time.

  ■
  Average annual share burn rate.    The Compensation Committee also takes into account the average annual shares awarded for total equity incentives granted to employees in order to provide stock options, restricted stock units and performance shares to eligible employees at a reasonable rate and cost to AmerisourceBergen and its stockholders.

Equity awards are subject to vesting, forfeiture and clawback provisions, described in more detail below and in the sections following the Summary Compensation Table. When an executive officer becomes eligible for retirement and retires, unvested equity awards will continue to vest according to their schedule and vested options will remain exercisable for the length of their original term (which is currently seven years). We believe these requirements support our goal of retaining executive officers and aligning individual performance with our long-term growth. The post-retirement provisions provide an additional incentive for executive officers, particularly those near retirement, to continue to focus on our long-term performance. Forfeiture and clawback provisions serve as a means to redress detrimental behavior by current and former employees. For additional information about our long-term equity incentive awards see the narrative discussion titled "Stock Awards and Option Awards (Columns (d) and (e))" following the Summary Compensation Table below.

Performance Share Awards

Our performance plan is designed to encourage our executive officers to focus on initiatives that promote the achievement of our long-term goals. Performance share awards are granted annually, and each performance award is based on a performance period covering three fiscal years. Performance shares are subject to the attainment of performance goals approved by the Compensation Committee. Vesting (or payout of shares) is based on cumulative performance at the end of the applicable three-year performance cycle.

A participating executive officer has the opportunity to earn a payout of between 0% and 200% of his or her target award. If threshold performance for a particular metric is not attained, the executive officer forfeits the right to receive any payout based on that metric. Threshold performance for each metric will result in a share payout equal to 50% of the target award. Target performance for each metric will result in a share payout equal to 100% of the target award. Attaining the maximum goal for each metric will result in a share payout equal to 200% of the target award. Each of our named executive officers was an executive officer of the Company when performance share awards were granted in fiscal year 2016. Accordingly, each named executive officer received performance shares for the FY16 - FY18 performance period.

Payout of FY16 - FY18 Performance Shares

In November 2018, the Compensation Committee approved the vesting and payment of the FY16 - FY18 performance shares at 57% of their target award level. The Compensation Committee's determination was based on AmerisourceBergen's achievement of a Compound Annual Adjusted EPS growth rate of 9.38% and an Average Annual Adjusted ROIC of 16.53% for the three-year performance period ended September 30, 2018. (See the footnotes to the table below for how these non-GAAP performance measures are calculated.)

2019 AmerisourceBergen Proxy   |  Executive Compensation and Related Matters

The award metrics for the FY16 - FY18 performance share awards were as follows:

			Threshold		Target		Maximum		Actual Performance

Metric	Weighting	Baseline	Goal	Payout Ratio	Goal	Payout Ratio	Goal	Payout Ratio
Compound Annual Adjusted EPS(1)	75%	$4.96	9%	50%	12%	100%	15%	150%	9.4%

Average Annual Adjusted ROIC(2)	25%	—	16%	50%	19%	100%	22%	150%	16.5%

(1)
Compound Annual Adjusted EPS is the mean annual growth rate of adjusted EPS from the baseline over the three-year performance period.

(2)
Average Annual Adjusted ROIC is calculated by taking the average of the Company's adjusted ROIC during the three-year performance period. Average Annual Adjusted ROIC is calculated by dividing after tax adjusted operating income by invested capital.

Based on our performance, and the respective weighting of each performance metric, the number of shares earned for the FY16 - FY18 performance share awards was calculated as follows:

Metric	Percentage of Target Award Allocated		Performance Multiplier		Awards Earned
Compound Annual Adjusted EPS	75%	X	Performance-Determined Payout Ratio	=	Awards Earned Based on Compound Annual Adjusted EPS Performance

Average Annual Adjusted ROIC	25%	X	Performance-Determined Payout Ratio	=	Awards Earned Based on Average Annual Adjusted ROIC Performance

					Total Performance Share Awards Earned

FY16 -FY18 Performance Shares Earned:

Name	Shares Earned
Steven H. Collis	15,550

Tim G. Guttman	4,642

John G. Chou	4,642

James F. Cleary, Jr.	2,554

Robert P. Mauch	4,178

FY18 -FY20 Performance Share Metrics

The Compensation Committee approved the terms of the FY18 - FY20 performance shares in November 2017, including the following performance metrics and weightings:

Metric	Weighting
Compound Annual Adjusted EPS	75%

Average Annual Adjusted ROIC	25%

The Compensation Committee believes the Compound Annual Adjusted EPS and Average Annual Adjusted ROIC growth goals for the performance shares covering the three-year performance period (beginning on October 1, 2017 and ending September 30, 2020) are challenging and difficult to achieve, but attainable with significant skill and effort on the part of our executive leadership team. The Compound Annual Adjusted EPS and Average Annual Adjusted ROIC goals of the FY18 - FY20 performance share awards are consistent with

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our long-range plan. In the case of the FY18 - FY20 performance share awards, performance will be assessed as of September 30, 2020.

Compensation Forfeiture and Recoupment ("Clawback") Provisions

In fiscal 2018, our executive officers received their annual cash bonus and equity awards under our Omnibus Incentive Plan, pursuant to which such awards are subject to forfeiture and clawback provisions. The forfeiture or clawback of shares or other amounts received would apply if the executive officer is terminated for cause, breaches restrictive covenants (during the employment period or two years thereafter), engages in any conduct that results in AmerisourceBergen having to restate its financial statements (during the employment period or three years thereafter), or engages in certain other misconduct. All of our other employees who are eligible for equity awards also receive those awards pursuant to the Omnibus Incentive Plan. Accordingly, forfeiture and clawback provisions apply to all employees who receive equity awards from us.

Additionally, as previously disclosed in our Annual Report on Form 10-K, the Company entered into a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services in September 2018 that will be in effect for five years. Pursuant to the Corporate Integrity Agreement, incentive compensation awarded to executive officers and senior employees in certain businesses are subject to additional forfeiture and clawback provisions.

Clawback Disclosure Policy

In fiscal 2018, our Board adopted a clawback disclosure policy that applies to all incentive compensation made to any officer (as such term is defined under Section 16 of the Securities and Exchange Act of 1934) under the Company's Omnibus Incentive Plan and Annual Incentive Plan. Under the policy, if incentive compensation is ever forfeited or required to be repaid by an officer and the underlying event has been publicly disclosed, then we will disclose the aggregate amount forfeited or to be repaid. The disclosure will include a general description of the circumstances giving rise to the clawback and will be made in a document filed publicly with the SEC or posted to a clearly identifiable location on our investor website at investor.amerisourcebergen.com. The disclosure policy is subject to exceptions: (i) if such disclosure would violate an individual's privacy rights; (ii) if such disclosure would result in or exacerbate existing or threatened litigation; or (iii) if such disclosure is contrary to law or regulation. The policy is administered by the Board, which has exclusive authority to interpret and carry out the policy.

Equity Award Grant Practices

We have a written policy on equity grants designed to formalize our equity grant practices and ensure that equity awards will generally be made at specified times. Our equity award policy is designed to encourage consistency in practice, but is not intended to and does not limit the authority of the Compensation Committee under our equity incentive plans, including the Omnibus Incentive Plan. The Compensation Committee generally will review and approve annual equity awards to executive officers and other eligible employees in November of each year, which is near the beginning of our fiscal year. This allows the Compensation Committee to make annual equity awards at the beginning of the relevant performance cycle with the benefit of reviewing results from the immediately preceding performance cycle. We also may make equity awards at other times during the year for new hires or for other reasons, including, for example, a job promotion or as a result of an acquisition. In accordance with our policy and our Omnibus Incentive Plan, the Compensation Committee has delegated limited authority to our CEO to approve grants to non-executive officers. Such awards may only be made on the first business day of a month. The Compensation Committee must approve any equity awards to our named executive officers.

The exercise price of any stock option award is the closing price of our Common Stock on the date of grant. We do not backdate or retroactively grant options or restricted stock units. We generally schedule Board and Compensation Committee meetings at least one year in advance and, as noted above, generally make annual equity awards to our executive officers at approximately the same time each year. We do not time our equity awards to take advantage of the release of earnings or other major announcements by us or market conditions.

2019 AmerisourceBergen Proxy   |  Executive Compensation and Related Matters

Other Compensation

Our named executive officers receive a limited amount of other benefits as part of a competitive compensation package. These benefits include, as discussed below, a Company matching contribution under our 401(k) plan, which is available to all employee participants. We provide an allowance for tax and financial planning services for our executive officers to give them the opportunity to maximize the benefits from the compensation and benefits programs offered to them and to enable them to focus more of their time and attention on achieving our financial and strategic goals. In addition, in January 2018, we adopted a physical examination benefit for our executive officers. Further, our CEO receives certain security and driver services through the Company. Additionally, from time to time, we pay for relocation costs when it is desirable for an executive to relocate. In the aggregate, these other benefits constitute only a small percentage of each named executive officer's total compensation.

Deferred Compensation

Executive officers may defer receipt of part or all of their cash compensation under our deferred compensation plan. The plan is intended to promote retention of executive officers by providing a long-term, tax efficient savings opportunity at low cost to us. Amounts deferred under the plan are deemed invested in the plan investment options chosen by the executive officer. The executive officer's account is adjusted for any notional gains and losses on the amounts deferred under the plan.

Employee and Retirement Benefits

Core employee benefits are available to the executive officers on the same basis as all domestic employees generally. These benefits include medical and dental coverage, disability insurance, life insurance and a 401(k) plan.

We offer a benefit restoration plan to selected key management, including the named executive officers. We implemented this plan in 2006 to address the absence of any non-legacy executive retirement plan following the 2001 merger that formed the Company and to permit executive officers to receive the full amount of the Company match generally available to other employees under the 401(k) plan. In fiscal year 2018, the benefit restoration plan provided an annual contribution amount equal to 3% of a participant's salary and bonus to the extent that his or her compensation exceeded IRS limits applicable to our 401(k) plan. Benefits under the plan are subject to certain vesting requirements based on age and length of service (other than in the event of death, disability or a change in control).

Severance and Change in Control Benefits

Severance Benefits.    We provide severance benefits under specified circumstances to give executive officers a measure of financial security following the loss of employment, to protect the Company from competitive activities after the departure of certain executive officers, and because we believe that these benefits are important to attract and retain our executive officers in a competitive industry. We will provide severance benefits if we discharge an executive officer without cause or such executive officer leaves the Company for good reason. Good reason means a reduction in base salary or our failure to comply with our obligations (including, in some cases, by diminishing the executive officer's authority, duties and responsibilities) under his or her employment agreement. The terms of the severance benefits for our named executed officers are set out in employment agreements and various plans, which are described in the section of this proxy statement titled "Executive Compensation and Related Matters—Employment Agreements."

We do not provide severance benefits if an executive officer is terminated for cause or leaves without good reason. In that case, we would only pay the amount of accrued obligations.

Change in Control.    The vesting of equity awards will be accelerated if an executive officer's employment is involuntarily terminated within two years after a change in control. In the event of a change in control, a shortened performance period, which extends only through the end of the fiscal quarter preceding the change in control, will be used to determine the payout under awards of performance shares. We provide these benefits to offer some financial protection to employees following an involuntary loss of employment in connection with a change in control and to enable our executive officers to focus on important business decisions should we be

Executive Compensation and Related Matters  |  2019 AmerisourceBergen Proxy

acquired without regard to how the transaction may affect them personally. We believe that this structure provides executive officers with an appropriate incentive to cooperate in completing a change in control transaction. The Board and the Compensation Committee also have discretion under our equity plans to take certain actions in the event of a change in control. These actions include canceling options that are not exercised within 30 days after a change in control; cashing out outstanding options; canceling any restricted stock unit awards in exchange for the payment of cash, property or a combination of cash and property equal to the award's value; or substituting other property (including securities of another entity) for awards granted under our equity plans.

In addition, the Compensation Committee has discretion under the Annual Incentive Plan to pay the annual cash incentive awards during any year in which a change in control occurs. If this discretion is exercised, bonus payments would be made at target level and/or based on performance for the portion of the fiscal year until the change in control event and paid within 75 days of the change in control.

In August 2018, the Company's independent compensation consultant recommended certain changes to the employment agreements for our executive officers that were supported by benchmarking among our peer companies. As previously disclosed, such changes became effective in January 2019. One change was to provide that if amounts otherwise payable to the executive officer in connection with a change in control would constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, the Company will reduce such payments to an amount that would avoid any excise taxes under Section 4999 of the Internal Revenue Code, but only if such reduction would provide the executive officer with a greater net after-tax benefit than would no reduction. Prior to this amendment, the Company was required to reduce any payments as a result of termination, if necessary, to ensure that they do not constitute excess parachute payments under Section 280G. Additionally, the consultant recommended an amendment to provide for additional severance if the executive officer's employment is involuntarily terminated without cause or such executive officer leaves the Company for Good Reason upon or within two years following a change in control. See the section of this proxy statement titled "Executive Compensation and Related Matters—Potential Payments Upon Termination of Employment or Change in Control" below.

Executive Stock Ownership

Our executive officers must own shares of our Common Stock in an amount equal to a multiple of their base salary. Stock ownership aligns management's interests with those of our stockholders and provides a continuing incentive for management to focus on long-term growth. Under our executive stock ownership guidelines, Mr. Collis must own shares worth six times his base salary and the other executive officers must own shares worth three times their base salaries. Executive officers who become subject to the guidelines have five years from the date of hire or change in status, whichever is later, to comply with the ownership requirements, but must retain all options and equity grants until required ownership levels are met. Following its annual review, the Compensation Committee determined that each of the named executive officers is in compliance with the guidelines.

Derivatives Trading and Hedging Prohibition

No director, officer or employee may buy or sell options on our Common Stock or engage in short sales of our Common Stock. We also prohibit directors and executive officers from pledging our stock and hedging the economic risk of ownership of our Common Stock. We have a written policy for our employees on these matters.

Tax and Accounting Considerations

For years prior to 2018, Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officer and the next three most highly compensated executive officers (other than the principal financial officer), and the Internal Revenue Code generally excluded from the calculation of the $1 million cap any "qualified performance-based compensation."

2019 AmerisourceBergen Proxy   |  Executive Compensation and Related Matters

Our Omnibus Incentive Plan was structured so that compensation deemed paid to an executive officer in connection with the exercise of stock options should qualify as performance-based compensation that is not subject to the $1 million limitation. In addition, performance share awards and cash incentive awards with performance-vesting goals tied to one or more of the performance criteria approved by the stockholders were designed to also qualify as performance-based compensation for Section 162(m) purposes. However, restricted stock units subject only to service-vesting requirements would not qualify as such performance-based compensation.

The exemption for qualified performance-based compensation has been repealed and, effective for taxable years beginning after December 31, 2017, the class of affected executives has been expanded such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualified for transition relief applicable to certain arrangements in place as of November 2, 2017. Because of the uncertainties as to the scope and application of the transition relief, no assurances can be given that compensation intended to satisfy the requirements for exemption under Section 162(m) will, in fact, be fully deductible.

COMPENSATION COMMITTEE REPORT

The Compensation and Succession Planning Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for our 2019 Annual Meeting of Stockholders and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2018. This report is provided by the following independent directors, who comprise the Compensation and Succession Planning Committee:

Michael J. Long, Chairman Douglas R. Conant Richard W. Gochnauer Kathleen W. Hyle

COMPENSATION COMMITTEE MATTERS

General

Our Compensation Committee is composed of independent directors. The Compensation Committee is responsible for the design of our executive compensation program and review of succession planning. The Compensation Committee reviews and approves the compensation of our executives, including our named executive officers. The Compensation Committee also oversees our long-term incentive and savings, retirement, health and welfare plans. The Compensation Committee has delegated the administration of our benefit plans to an internal benefits committee, composed of senior finance, human resources and legal executives. The internal benefits committee oversees the selection of investment options under our savings plans and the performance of the investment advisers and plan administrators.

Processes and Procedures

Meetings.    The Compensation Committee met four times in fiscal year 2018. The Compensation Committee Chair, in consultation with the other Compensation Committee members and management, prepares agendas that address an annual calendar of topics and other matters. The Compensation Committee meets without management present, whenever necessary, to discuss matters it deems appropriate.

Role of External Compensation Consultant.    The Compensation Committee has sole authority to retain and terminate any consultant or other external advisor, and to approve the fees and other terms of engagement for such consultant or advisor. Each year, the Compensation Committee evaluates the qualifications, performance, independence and potential for conflicts of interest of its compensation consultant and any other external advisors to the Compensation Committee. This evaluation takes place at the beginning of the fiscal year in the case of an ongoing engagement or prior to the selection of a new consultant or advisor.

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Pearl Meyer & Partners ("Pearl Meyer") serves as the Compensation Committee's compensation consultant. The Compensation Committee has determined that Pearl Meyer and the individual Pearl Meyer consultants are independent and have not had any economic interests or other relationships with AmerisourceBergen or the Compensation Committee members that would conflict with their obligation to provide the Compensation Committee with impartial and objective advice. Pearl Meyer did not provide any services to our management in fiscal year 2018.

The Compensation Committee's compensation consultant advises the Compensation Committee on all aspects of executive compensation, including comparative data, competitive positioning of executive pay, plan design, long-term incentive pay practices and market trends. As directed by the Compensation Committee, the consultant prepares analysis and recommendations relating to the compensation of our executive officers, including pay recommendations for our Chief Executive Officer. Representatives of Pearl Meyer attended Compensation Committee meetings and met privately from time to time with the Compensation Committee and individual Compensation Committee members to plan for Compensation Committee meetings and discuss executive compensation matters.

Role of Management.    Our Chief Executive Officer gives the Compensation Committee a performance assessment and pay recommendation for senior management, including each of the other named executive officers. Management, in consultation with the Compensation Committee's compensation consultant, may also make recommendations on matters of compensation philosophy and plan design. Executives may attend the Compensation Committee meetings, but they are not present when the Compensation Committee meets in executive session and they do not make recommendations regarding their own pay.

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EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid to or earned during fiscal year 2018 by (i) our Chairman, President and Chief Executive Officer, (ii) our Executive Vice President and Chief Financial Officer, and (iii) the three other most highly compensated executive officers, who we collectively refer to in this proxy statement as our named executive officers.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (d)	Option Awards ($) (e)	Non-Equity Incentive Plan Compensation ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Steven H. Collis	2018	1,240,000	5,599,992	2,400,007	2,050,733	223,383	11,514,115
Chairman, President and	2017	1,240,000	4,199,984	2,799,999	1,339,883	327,408	9,907,274
Executive Officer Chief	2016	1,234,231	4,019,981	2,680,003	1,330,783	713,178	9,978,176

Tim G. Guttman	2018	710,000	1,750,007	749,999	782,807	92,886	4,085,699
Executive Vice President and	2017	710,000	1,500,027	1,000,004	511,461	121,494	3,842,986
Chief Financial Officer(1)	2016	706,539	1,200,002	800,004	507,987	153,946	3,368,478

John G. Chou	2018	660,000	1,469,969	630,007	727,679	82,949	3,570,604
Executive Vice President and Chief	2017	633,000	1,200,006	800,006	456,898	94,447	3,184,357
Legal & Business Officer	2016	621,231	1,200,002	800,004	446,456	123,132	3,190,825

James F. Cleary, Jr.	2018	575,000	1,259,940	540,006	485,640	246,637	3,107,223
Executive Vice President and President, Global Commercialization Services & Animal Health(2)

Robert P. Mauch	2018	675,000	1,469,969	630,007	563,392	67,269	3,405,637
Executive Vice President and Group President,	2017	618,750	1,200,006	800,006	217,479	109,633	2,945,874
Pharmaceutical Distribution & Strategic Global	2016	593,077	1,079,952	720,009	307,118	74,573	2,774,729
Sourcing

(1)
Mr. Guttman retired from the position of Executive Vice President and Chief Financial Officer on November 9, 2018.

(2)
Mr. Cleary assumed the position of Executive Vice President and Chief Financial Officer upon Mr. Guttman's retirement on November 9, 2018.

Salary (Column (c))

The amounts reported as salary represent the base salaries paid to each of the named executive officers for each fiscal year shown. Amounts shown for Mr. Collis include $315,507 and $179,725 deferred into our deferred compensation plan for fiscal years 2016 and 2017, respectively. Amounts shown for Mr. Chou include $111,614 and $228,449 deferred into our deferred compensation plan for fiscal year 2017 and 2018. Amounts shown for Mr. Mauch include $13,154, $26,344, and $21,748 deferred into our deferred compensation plan for fiscal year 2016, 2017, and 2018, respectively.

Stock Awards and Option Awards (Columns (d) and (e))

The amounts reported in Columns (d) and (e) represent the grant date fair values of equity awards shown in accordance with Accounting Standards Codification Topic 718, disregarding the estimate of forfeitures related to service-based vesting conditions. Such values do not reflect whether the recipient has actually realized a financial benefit from the award. There were no forfeitures by named executive officers in fiscal years 2016, 2017, or 2018. See Note 10 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018 relating to assumptions made in the valuations.

For awards that are subject to performance conditions and are included in Column (d) in the table above, we report the fair values at grant date based upon the probable outcome of such conditions consistent with our estimate of aggregate compensation cost to be recognized over the service period determined under Accounting Standards Codification Topic 718, excluding the effect of estimated forfeitures. For this purpose, the probable outcome is assumed to be at target level attainment and the grant date fair values of the FY18—FY20 performance shares at target level attainment were as follows: Mr. Collis—$4,000,005, Mr. Guttman—$1,250,016, Mr. Chou—$1,049,999, Mr. Cleary—$899,968, and Mr. Mauch—$1,049,989. The following

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represents the grant date fair value of the performance share awards at maximum level attainment: Mr. Collis—$8,000,011, Mr. Guttman—$2,500,032, Mr. Chou—$2,099,978, Mr. Cleary—$1,800,014, and Mr. Mauch—$2,099,978.

Long-term equity incentive awards were made pursuant to our Omnibus Incentive Plan. Stock options have an exercise price equal to the closing price of our Common Stock on the date of grant. Stock options vest at the rate of 25% per year beginning on the first anniversary of the grant date and may be exercised over a term of seven years from the date of grant. Unvested options normally cease to vest upon any termination of employment other than involuntary termination of employment within two years after a change in control or upon retirement to the extent and according to the schedule set forth in the applicable award agreement. If we terminate a named executive officer for cause, all outstanding options (vested and unvested) are immediately canceled. (See the section of this proxy statement titled "Executive Compensation and Related Matters—Potential Payments Upon Termination of Employment or Change in Control" for a description of the impact of termination of employment on vesting and exercisability of restricted stock units and stock options.)

Restricted stock unit awards vest on the third anniversary of the grant date. Unvested restricted stock units are forfeited if the executive leaves the Company prior to vesting, except by reason of death or disability or upon an involuntary termination of employment within two years after a change in control. In accordance with the dividend rate applicable to the declaration of dividends on our Common Stock from time to time, dividends on unvested restricted stock units are accrued and paid upon vesting. The dividend rate is not preferential. A restricted stock unit is a right to receive shares of our Common Stock that is delivered at the time and to the extent that the restricted stock unit vests.

Performance shares vest at the end of the three-year performance period applicable to the awards, subject to achievement of the performance metrics and except as noted below. Performance shares are settled using shares of our Common Stock. Each performance share represents the right to receive one share of our Common Stock. The Common Stock is not restricted upon payout of the award. If threshold performance for a performance metric is not achieved, the executive will forfeit the right to receive any payout based on that metric. Except as set forth below, the executive must remain continuously employed by us through the end of the original performance period in order to receive a payout of the award. An executive will forfeit his or her award under the performance plan upon voluntary termination of employment or termination for cause prior to vesting. An executive is entitled to receive a pro-rata portion of his or her award in the event of the executive's death, disability or involuntary termination without cause prior to vesting, provided such event occurs after at least eighteen months from the beginning of the performance period. In addition, in the event of the executive's death or disability, the performance period will be measured only through the end of the most recently completed quarter prior to such event. Upon a change in control of AmerisourceBergen, an executive will be entitled to receive a payout, if any, based upon a shortened performance period (extending from the beginning of the performance period through the end of the fiscal quarter preceding the change in control), but the vesting and the payout of the award, if any, would be made at the end of the original performance period so long as the executive is continuously employed by us. However, in the case of the executive's involuntary termination with or without cause within two years of a change in control, the performance award will vest on the date of the executive's termination. If an executive voluntarily retires, the executive will be entitled to receive a payout of his or her award at the end of the three-year performance period, if any, depending on assessment of our performance at the end of the three-year performance period. In accordance with the dividend rate applicable to the declaration of dividends on our Common Stock from time to time, dividends on unvested performance shares are accrued and paid upon vesting. If the required performance is attained, the executive will receive a cash payment equal in value to the total dividends that would have been paid on the award. The dividend rate is not preferential. There are no dividends paid on outstanding performance shares during the performance period.

Non-Equity Incentive Plan Compensation (Column (f))

The amounts reported in Column (f) represent the annual cash bonuses awarded to the named executive officers pursuant to our Omnibus Incentive Plan for the fiscal year shown. (See cash bonus discussion in the section of this proxy statement titled "Executive Compensation and Related Matters—Compensation Discussion and Analysis—FY2018 Short-Term Cash Incentive.")

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All Other Compensation (Column (g))

The following table shows the specific components of the amounts shown for fiscal year 2018 in Column (g) of the Summary Compensation Table:

Name	Year	Employee Investment Plan ($)(1)	Benefit Restoration Plan ($)(2)	Financial Planning and Tax Preparation ($)	Dividends Paid Upon Vesting of Equity Awards ($)(3)	Executive Physical Examination Benefit ($)	Security and Driving Services ($)	Relocation Fees ($)(4)	Total ($)
Steven H. Collis	2018	8,250	69,296	15,000	127,605	3,000	232	—	223,383

Tim G. Guttman	2018	8,250	28,544	15,000	38,092	3,000	—	—	92,886

John G. Chou	2018	8,250	24,888	15,000	31,812	3,000	—	—	82,949

James F. Cleary, Jr.	2018	8,250	23,186	15,000	18,935	3,000	—	178,266	246,637

Robert P. Mauch	2018	8,250	17,593	15,000	23,426	3,000	—	—	67,269

(1)
These amounts represent Company contributions under the AmerisourceBergen Employee Investment Plan, our 401(k) plan, which were posted to the executives' accounts during fiscal year 2018.

(2)
These amounts represent Company contributions to the AmerisourceBergen Corporation Benefit Restoration Plan, which were posted to the executives' accounts during fiscal year 2018.

(3)
These amounts represent dividends paid upon vesting of restricted stock units and performance shares for awards that vested in fiscal year 2018.

(4)
In fiscal year 2018, Mr. Cleary received compensation in the form of relocation fees of $162,413 and tax gross-up payments related to relocation fees of $15,853.

Executive Compensation and Related Matters  |  2019 AmerisourceBergen Proxy

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers during fiscal year 2018.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Type	Grant Date	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold (#) (2)	Target (#) (2)	Maximum (#) (2)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Steven H. Collis	Restricted Stock Units	11/15/2017	—	—	—	—	—	—	20,637	—	—	$1,599,987
	Performance Shares	11/15/2017	—	—	—	25,796	51,593	103,186	—	—	—	$4,000,005
	Stock Options	11/15/2017	—	—	—	—	—	—	—	169,492	$77.53	$2,400,007
	Cash Bonus	n/a	$465,000	$1,860,000	$3,720,000	—	—	—	—	—	—	—

Tim G. Guttman	Restricted Stock Units	11/15/2017	—	—	—	—	—	—	6,449	—	—	$499,991
	Performance Shares	11/15/2017	—	—	—	8,061	16,123	32,246	—	—	—	$1,250,016
	Stock Options	11/15/2017	—	—	—	—	—	—	—	52,966	$77.53	$749,999
	Cash Bonus	n/a	$177,500	$710,000	$1,420,000	—	—	—	—	—	—	—

John G. Chou	Restricted Stock Units	11/15/2017	—	—	—	—	—	—	5,417	—	—	$419,980
	Performance Shares	11/15/2017	—	—	—	6,772	13,543	27,086	—	—	—	$1,049,989
	Stock Options	11/15/2017	—	—	—	—	—	—	—	44,492	$77.53	$630,007
	Cash Bonus	n/a	$165,000	$660,000	$1,320,000	—	—	—	—	—	—	—

James F. Cleary, Jr.	Restricted Stock Units	11/15/2017	—	—	—	—	—	—	4,643	—	—	$359,972
	Performance Shares	11/15/2017	—	—	—	5,804	11,608	23,217	—	—	—	$899,968
	Stock Options	11/15/2017	—	—	—	—	—	—	—	38,136	$77.53	$540,006
	Cash Bonus	n/a	$143,750	$575,000	$1,150,000	—	—	—	—	—	—	—

Robert P. Mauch	Restricted Stock Units	11/15/2017	—	—	—	—	—	—	5,417	—	—	$419,980
	Performance Shares	11/15/2017	—	—	—	6,772	13,543	27,086	—	—	—	$1,049,989
	Stock Options	11/15/2017	—	—	—	—	—	—	—	44,492	$77.53	$630,007
	Cash Bonus	n/a	$168,750	$675,000	$1,350,000	—	—	—	—	—	—	—

(1)
These amounts represent possible payouts of fiscal year 2018 cash bonuses under the Omnibus Incentive Plan. The amounts shown in the "Threshold" column represent the minimum amount payable under the Omnibus Incentive Plan based on the assumption that corporate and business unit performance met the thresholds established for the financial performance goals. We generally do not pay a bonus for performance that is below the threshold established for financial performance goals and we pay a bonus of 25% of the target amount for performance that is at the threshold established for financial performance goals. For performance that exceeds threshold but does not meet target, bonus payments are based on the level of performance and are increased ratably until target is reached. Actual payouts for fiscal year 2018 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)
These share amounts represent the possible performance share award payouts at various levels of attainment for the performance period beginning October 1, 2017 and ending September 30, 2020.

(3)
Amounts in this column represent the grant date fair value of restricted stock units, performance shares and nonqualified stock options. For awards made to our named executive officers on November 15, 2017, the dollar value shown for restricted stock units is based on the closing price of our Common Stock of $77.53 per share on November 15, 2017. For awards that are subject to performance conditions, such as the performance shares, in the table above, we report the value at grant date based upon the probable outcome of such conditions consistent with our estimate of aggregate compensation cost to be recognized over the service period determined under Accounting Standards Codification Topic 718, excluding the effect of estimated forfeitures. For this purpose, the probable outcome of the performance shares is assumed to be at target level attainment. The dollar amount shown for nonqualified stock options was determined on the basis of a binomial method of valuation.

2019 AmerisourceBergen Proxy   |  Executive Compensation and Related Matters

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR END

The following table provides information on stock options and stock awards (including unvested/unearned restricted stock units and performance shares) held by our named executive officers as of September 30, 2018.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock that Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Steven H. Collis	02/29/2012	27,267	—	$37.37	03/01/2019	—	$—	—	$—
	11/14/2012	100,827	—	$40.21	11/14/2019	—	$—	—	$—
	08/07/2013	107,826	—	$58.74	08/07/2020	—	$—	—	$—
	11/13/2013	238,859	—	$68.49	11/13/2020	—	$—	—	$—
	11/12/2014	141,052	47,018	$88.71	11/12/2021	—	$—	—	$—
	11/12/2015	76,703	76,703	$98.24	11/11/2022	13,640	$1,257,881	—	$—
	11/09/2016	51,660	154,982	$75.61	11/09/2023	18,516	$1,707,546	55,548	$5,122,637
	11/15/2017	—	169,492	$77.53	11/15/2024	20,637	$1,903,144	103,186	$9,515,813

		744,194	448,195			52,793	$4,868,571	158,734	$14,638,450

Tim G. Guttman	11/13/2013	60,606	—	$68.49	11/13/2020	—	$—	—	$—
	11/12/2014	42,105	14,035	$88.71	11/12/2021	—	$—	—	$—
	11/12/2015	22,896	22,897	$98.24	11/11/2022	4,072	$375,520	—	$—
	11/09/2016	18,450	55,351	$75.61	11/09/2023	6,613	$609,851	19,839	$1,829,553
	11/15/2017	—	52,966	$77.53	11/15/2024	6,449	$594,727	32,246	$2,973,726

		144,057	145,249			17,134	$1,580,098	52,085	$4,803,279

John G. Chou	02/29/2012	34,870	—	$37.37	03/01/2019	—	$—	—	$—
	11/14/2012	55,988	—	$40.21	11/14/2019	—	$—	—	$—
	11/13/2013	39,216	—	$68.49	11/13/2020	—	$—	—	$—
	11/12/2014	27,368	9,123	$88.71	11/12/2021	—	$—	—	$—
	11/12/2015	22,896	22,897	$98.24	11/11/2022	4,072	$375,520	—	$—
	11/09/2016	14,760	44,281	$75.61	11/09/2023	5,290	$487,844	15,871	$1,463,624
	11/15/2017	—	44,492	$77.53	11/15/2024	5,417	$499,556	27,086	$2,497,871

		195,098	120,793			14,779	$1,362,920	42,957	$3,961,495

James F. Cleary, Jr.	09/01/2015	10,559	7,040	$99.27	09/01/2022	—	$—	—	$—
	11/11/2015	3,291	3,292	$98.24	11/11/2022	458	$42,237	—	$—
	11/9/2016	9,594	28,782	$75.61	11/09/2023	3,439	$317,145	10,316	$951,342
	11/15/2017	—	38,136	$77.53	11/15/2024	4,643	$428,177	23,217	$2,141,072

		23,444	77,250			8,540	$787,559	33,533	$3,092,414

Robert P. Mauch	02/29/2012	2,260	—	$37.37	03/01/2019	—	$—	—	$—
	11/14/2012	24,767	—	$40.21	11/14/2019	—	$—	—	$—
	11/13/2013	31,573	—	$68.49	11/13/2020	—	$—	—	$—
	11/12/2014	12,420	4,141	$88.71	11/12/2021	—	$—	—	$—
	11/11/2015	20,607	20,607	$98.24	11/11/2022	3,664	$337,894	—	$—
	11/09/2016	14,760	44,281	$75.61	11/09/2023	5,290	$487,844	15,871	$1,463,624
	11/15/2017	—	44,492	$77.53	11/15/2017	5,417	$499,556	27,086	$2,497,871

		106,387	113,521			14,371	$1,325,294	42,957	$3,961,495

(1)
Stock options vest at a rate of 25% per year on the anniversary of the grant date over the four-year period from the date of grant.

(2)
Restricted stock units vest 100% on the third anniversary of the grant date.

(3)
Based on the closing price of our Common Stock of $92.22 per share on Friday, September 28, 2018, the last trading day of our last completed fiscal year.

(4)
Represents the number of performance shares at maximum level attainment. Performance shares vest, if at all, subject to attainment of the applicable performance metrics at the end of the three-year performance period.

Executive Compensation and Related Matters  |  2019 AmerisourceBergen Proxy

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2018

The following table sets forth the number of shares acquired upon the vesting of performance shares and the value realized upon exercise of stock options and vesting of restricted stock units during fiscal year 2018 by each of the named executive officers.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Steven H. Collis	256,200	$12,595,512	30,655	$2,566,896

Tim G. Guttman	115,767	$5,512,277	9,151	$766,260

John G. Chou	77,698	$3,872,066	7,573	$647,910

James F. Cleary, Jr.	—	—	4,363	$398,286

Robert P. Mauch	9,000	$499,990	5,508	$485,045

(1)
Value realized on exercise is based on the fair market value of our Common Stock on the date of exercise minus the exercise price and does not necessarily reflect cash actually received by the named executive officer.

(2)
Value realized on vesting is based on the fair market value of our Common Stock on the date of vesting before tax withholding and does not necessarily reflect cash actually received by the named executive officer.

PENSION BENEFITS

The named executive officers do not participate in any pension or supplemental pension plan.

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NON-QUALIFIED DEFINED CONTRIBUTION AND
OTHER DEFERRED COMPENSATION IN FISCAL YEAR 2018

The following table sets forth information regarding participation by the named executive officers in AmerisourceBergen's deferred compensation plan and benefit restoration plan during fiscal year 2018 and at fiscal year end.

Name	Executive Contributions in Last Fiscal Year to Deferred Compensation Plan ($) (a)	AmerisourceBergen Contributions in Last Fiscal Year to AmerisourceBergen Corporation Benefit Restoration Plan ($) (1) (b)	Aggregate Earnings in Last Fiscal Year in Deferred Compensation Plan ($) (2) (c)	Aggregate Earnings in Last Fiscal Year in Benefit Restoration Plan ($) (2) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End in Deferred Compensation Plan ($) (f)	Aggregate Balance at Last Fiscal Year End in Benefit Restoration Plan ($) (3) (g)
Steven H. Collis	—	69,296	465,640	71,243	—	3,698,624	1,253,956

Tim G. Guttman	—	28,544	—	29,578	—	—	478,817

John G. Chou	228,449	24,888	15,356	6,347	—	363,821	456,623

James F. Cleary, Jr.	—	23,186	—	2,904	—	—	64,700

Robert P. Mauch	21,748	17,593	(873)	12,495	—	61,409	188,322

(1)
The amounts shown as Company contributions to the benefit restoration plan are also reported as compensation to the named executive officer in the Summary Compensation Table.

(2)
Amounts shown represent the net change to the named executive officer's account in fiscal year 2018 for the aggregate gains and losses on the plan investments under the benefit restoration plan and the deferred compensation plan. The amounts shown are not considered above market or preferential earnings and are not reported as compensation in the Summary Compensation Table.

(3)
The amounts reflected in columns (f) and (g) for the named executive officers, with the exception of the amounts reflected in columns (a), (b), (c) and (d), if any, have been reported in prior Company proxy statements.

Deferred Compensation Plan.    Eligible executive officers may elect to defer up to 50% of their annual cash compensation and have the deferred amount credited in an account under the deferred compensation plan. Deferral elections are made in December for compensation to be earned in the next year. Election forms must be filed for each year an executive officer wishes to defer compensation, and each form shall specify the method of payment of benefits and the time such payment is to commence. Participants select the investment options under the plan, which are the same as those under the Company's 401(k) plan, and may change their election at any time by contacting the plan administrator. Aggregate earnings and losses on plan investments are credited to participants' accounts on a quarterly basis. The deferred benefits will be distributed by us in accordance with the terms of the plan, and payment will be made at the times elected by the executive officer in accordance with the election form. An executive officer must specify whether he or she wishes to receive payment starting in the year of retirement or in the year after retirement and may elect to receive the deferred benefits (i) over annual periods ranging from three to fifteen years and payable in quarterly installments or (ii) in a single distribution. We pay all costs and expenses incurred in the administration of the plan.

AmerisourceBergen Corporation Benefit Restoration Plan.    Selected key management, including all of the named executive officers, participate in the benefit restoration plan. The benefit restoration plan credits the account of each eligible participant with an annual amount equal to three percent (3%) of the participant's base salary and bonus incentive to the extent that his or her compensation exceeds the annual compensation limit established for our 401(k) plan by the Internal Revenue Code. The compensation limit was $275,000 for 2018. Annual accruals under the benefit restoration plan commenced effective as of January 1, 2006. In addition to annual accruals, certain eligible participants were credited upon the plan's effective date of January 1, 2006 with an initial amount based on his or her service between the time of the merger that formed AmerisourceBergen in 2001 and the plan's implementation. Fidelity Investments administers the benefit restoration plan. Participants are permitted to allocate the amounts in their accounts among investment options specified by the benefit restoration plan administrator from time to time. Such allocation is only for the purposes of determining gains and losses based on the performance of the underlying investments. Fidelity credits participant accounts with plan benefits following the close of each calendar year. Account balances under the

Executive Compensation and Related Matters  |  2019 AmerisourceBergen Proxy

benefit restoration plan do not vest in full until an employee reaches age 62 (or age 55 with more than 15 years of service), except that vesting is accelerated for disability, death and a change in control (as long as the participant is employed by the Company on the date of the change in control). If a participant is terminated for cause, he or she forfeits all vested and unvested account balances under the benefit restoration plan.

EMPLOYMENT AGREEMENTS

We have employment agreements with each of our named executive officers. The employment agreements are substantially similar in form and substance. Each employment agreement provides the following:

  ■
  Continuation of base salary in effect for the named executive officer, subject to increase in accordance with our prevailing practice from time to time.

  ■
  Incentive compensation, bonus and benefits in accordance with our prevailing practice from time to time.

  ■
  Rights on our part to terminate the executive for cause or without cause.

  ■
  Rights on the executive's part to terminate for good reason (upon at least 60 days' prior written notice and opportunity for the Company to cure) or without good reason (upon at least 30 days' prior written notice).

  ■
  During, and for a period of two years following termination of employment, each of the named executive officers has agreed not to (i) compete, directly or indirectly, with any business in which we or our subsidiaries engage or are considering for development or investment or (ii) solicit any of our employees for employment. The non-compete obligation of our named executive officers also includes the obligation to abide by non-compete obligations to which we are subject as a result of a divestiture or other contractual restrictions.

In addition, as noted below, we entered into a retirement letter with Mr. Guttman in connection with his retirement as Executive Vice President & Chief Financial Officer on November 9, 2018.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

Termination of Employment without Cause or Resignation with Good Reason.    Our named executive officers' employment agreements provide for severance payments in the event that we terminate their employment without cause or they leave the Company for good reason. The table below identifies what would constitute cause or good reason to terminate employment under the agreements:

Cause for termination means:	Good reason for termination means:
Continued failure to substantially perform job duties	Reduction in base salary

Willful misconduct	Diminution of authority, duties or responsibilities

Conviction of a felony or a misdemeanor involving moral turpitude that materially harms the Company	Failure to provide agreed position or pay

In order to receive the severance payments set forth in the employment agreement, the named executive officer must sign a release of any and all claims relating to his employment with us. Severance payments and benefits include:

  ■
  payment of base salary for a period of two years following the loss of employment;

  ■
  payment of a pro rata bonus for the portion of the year completed prior to loss of employment or, in the case of certain executives, a two-year bonus continuation payment based on the average annual bonuses paid in the preceding three years;

  ■
  reimbursement of costs incurred by the executive to continue health coverage after the termination of employment;

  ■
  executive outplacement assistance; and

  ■
  accrued but unpaid cash compensation, such as unpaid base salary, vacation pay and business expenses (paid in a lump sum within 30 days of termination of employment).

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To the extent compliance with Section 409A of the Internal Revenue Code is necessary to avoid the application of an excise tax to any of the foregoing payments and benefits, the employment agreements provide for deferral (without interest) of any affected amounts due in the six months following the termination of employment.

Termination of Employment with Cause or Resignation without Good Reason.    If we terminate an executive for cause or he resigns without good reason, we will not pay the executive any cash severance. We will, however, pay him accrued but unpaid cash compensation through the date of termination. These amounts will include base salary through the date of termination, declared but unpaid bonus, accrued vacation pay and outstanding employee business expenses.

Disability or Death.    If a named executive officer becomes disabled or dies, we will pay the executive, or his or her estate, the executive's pro rata target bonus and an amount equal to his or her accrued but unpaid cash compensation (including base salary, vacation pay and outstanding business expenses). We will pay this amount in a lump sum in cash within 30 days from the date of disability or death, except for the portion attributable to the cash bonus. That amount will be paid when the annual bonuses are paid to all employees generally. In addition, any account balances under the benefit restoration plan would vest upon an executive's disability or death.

Change in Control.    The Company provides severance benefits in connection with a change in control only in the event of a qualifying termination of employment following the change in control, i.e. a double trigger, as described below. We do not provide cash severance or enhanced benefits under the employment agreements with our named executive officers solely in connection with a change in control of the Company. Certain of our benefit plans, however, provide for accelerated vesting in connection with a change in control as follows:

  ■
  account balances under the benefit restoration plan will immediately vest upon a change in control as long as the executive is still employed by us;

  ■
  unvested stock options will vest and restrictions on stock awards will lapse if the executive is involuntarily terminated by us, whether or not for cause, within two years after a change in control; and

  ■
  unvested performance shares will vest in the case of an executive's involuntary termination of employment, whether or not for cause, within two years of a change in control and the payout of the award, if any, will be based on a shortened performance period (extending from the beginning of the performance period through the end of the fiscal quarter preceding the change in control).

Further, our internal benefits committee has discretion under our Omnibus Incentive Plan to pay bonuses to eligible employees during any year in which a change in control occurs. If this discretion is exercised, bonus payments would be based on performance for the portion of the fiscal year until the change in control event and paid within 75 days of the change in control. In the event of a change in control, the Board may, in its discretion, cancel outstanding options that are not exercised within 30 days of the change in control, cash out the value of outstanding options or restricted stock units or make any other adjustments it deems appropriate under the Omnibus Incentive Plan. The Board may also cancel any award made under the Omnibus Incentive Plan in exchange for payment of an equal value in cash or stock.

As a result of amendments to the executive officer employment agreements, which became effective and were disclosed in January 2019, if payments and benefits otherwise payable to the executive officer in connection with a change in control would constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under Section 4999 of the Internal Revenue Code, but only if such reduction would provide the executive officer with a greater net after-tax benefit than would no reduction. Prior to the amendments, the Company was required to reduce any such payments if necessary to ensure that they do not constitute excess parachute payments under Section 280G of the Internal Revenue Code.

Additionally, under the amended executive officer employment agreements, if an executive officer's employment is terminated by the Company without cause or the executive leaves the Company for good reason, in either case upon or within two years following a change in control, the executive officer is also entitled to a cash amount equal to two times the executive's average annual bonus earned over the prior three years, paid over a period of two years following termination of employment.

Executive Compensation and Related Matters  |  2019 AmerisourceBergen Proxy

Retirement Benefits and Deferred Compensation.    Following retirement or termination of employment, our named executive officers will receive payment of retirement benefits and deferred compensation under the various plans in which they participate. The value of the deferred compensation as of September 30, 2018 is set forth in the table entitled "Executive Compensation and Related Matters—Nonqualified Defined Contribution and Other Deferred Compensation in Fiscal Year 2018." There are no special or enhanced benefits under our retirement benefits and deferred compensation plans for our named executive officers except in the event of an executive's disability or death or as a result of a change in control as described above.

2019 AmerisourceBergen Proxy   |  Executive Compensation and Related Matters

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

The table below quantifies the potential payments that would be owed to each named executive officer under various scenarios involving the termination of employment or change in control of the Company as of September 30, 2018. The amounts presented are in addition to the balances under our deferred compensation plan (set forth on page 55):

Name	Benefit	Death and Termination with Disability ($)(1)	Termination by Executive without Good Reason ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Termination by Company for Cause ($)	Change in Control ($)	Involuntary Termination with or without Cause within Two Years of Change in Control ($)(2)
Steven H. Collis	Accrued Unpaid Salary	23,846	23,846	23,846	23,846	—	—
	2018 Bonus	1,860,000	—	1,860,000	—	—	—
	Salary Continuation	—	—	2,480,000	—	—	—
	Bonus Continuation	—	—	3,412,006	—	—	—
	COBRA Premiums	—	—	61,743	—	—	—
	Outplacement	—	—	10,000	—	—	—
	Accelerated Vesting of Equity(3)	12,374,420	—	—	—	—	18,270,690
	Benefit Restoration Plan(4)	—	—	—	—	—	—

	Total	14,258,266	23,846	7,847,595	23,846	—	18,270,690

Tim G. Guttman	(5)	—	—	—	—	—	—

John G. Chou	Accrued Unpaid Salary	12,692	12,692	12,692	12,692	—	—
	2018 Bonus	660,000	—	660,000	—	—	—
	Salary Continuation	—	—	1,320,000	—	—	—
	Bonus Continuation	—	—	1,211,596	—	—	—
	COBRA Premiums	—	—	29,943	—	—	—
	Outplacement	—	—	10,000	—	—	—
	Accelerated Vesting of Equity(3)	3,434,556	—	—	—	—	5,008,751
	Benefit Restoration Plan(4)	—	—	—	—	—	—

	Total	4,107,248	12,692	3,244,231	12,692	—	5,008,751

James F. Cleary, Jr.	Accrued Unpaid Salary	11,058	11,058	11,058	11,058	—	—
	2018 Bonus	575,000	—	575,000	—	—	—
	Salary Continuation	—	—	1,150,000	—	—	—
	Bonus Continuation	—	—	—	—	—	—
	COBRA Premiums	—	—	25,711	—	—	—
	Outplacement	—	—	10,000	—	—	—
	Accelerated Vesting of Equity(3)	2,248,644	—	—	—	—	3,530,532
	Benefit Restoration Plan(4)	—	—	—	—	—	—

	Total	2,834,702	11,058	1,771,769	11,058	—	3,530,532

Robert P. Mauch	Accrued Unpaid Salary	12,981	12,981	12,981	12,981	—	—
	2018 Bonus	675,000	—	675,000	—	—	—
	Salary Continuation	—	—	1,350,000	—	—	—
	Bonus Continuation	—	—	—	—	—	—
	COBRA Premiums	—	—	35,998	—	—	—
	Outplacement	—	—	10,000	—	—	—
	Accelerated Vesting of Equity(3)	3,379,443	—	—	—	—	4,953,639
	Benefit Restoration Plan(4)	188,322	188,322	—	—	188,322	—

	Total	4,255,746	201,303	2,083,979	12,981	188,322	4,953,639

(1)
In the case of death, the present value of amounts owed as salary continuation will be paid within a specified time after death. There is no bonus continuation in the event of death.

(2)
The benefits shown are in addition to any amounts that the named executive officer would receive (i) as a result of the accelerated vesting of account balances under the benefit restoration plan upon a change in control, as shown in the column "Change in Control," or (ii) if the termination of his or her employment was without cause, as shown in the column "Termination by Company without Cause or by Executive for Good Reason."

(3)
The value of the accelerated vesting of unvested restricted stock units is calculated by multiplying the number of shares of unvested restricted stock units held by the named executive officer as of Friday, September 28, 2018 by $92.22, the closing price of our Common Stock on that date. The value of the accelerated vesting of unvested options is calculated by multiplying the number of unvested options held by the named executive officer on Friday, September 28, 2018 by the difference between the exercise price of the options and $92.22, the closing price of a share of our Common Stock on that date. Unvested restricted stock units vest immediately in the case of disability or death and upon an involuntary termination of employment within two years of a change in control of the Company. Unvested stock options vest upon death or disability and upon an involuntary termination of employment within two years of a change in control of the Company. The value of the accelerated vesting of unvested performance shares is calculated by multiplying the number of performance shares that would vest based upon the performance to date by $92.22, the closing price of our Common Stock on Friday, September 28, 2018. Unvested performance shares vest upon death or disability and upon an involuntary termination of employment within two years of a change in control of the Company. In the case of death or disability, unvested performance shares vest only to the extent the employee has been employed for 18 months from the beginning of the measurement period.

(4)
The amounts shown represent the value of unvested account balances under the benefit restoration plan for events that would result in the accelerated vesting and payment of those benefits. Account balances under the benefit restoration plan do not vest in full until an employee reaches age 62 (or age 55 with more than 15 years of service), except that vesting is accelerated upon disability or death and upon a change in control of the Company (so long as the participant is employed by the Company on the date of the change in control). Unvested account balances are forfeited if the participant is terminated for any reason other than death or disability. If a participant is terminated for cause, he or she forfeits all vested and unvested account balances under the benefit restoration plan. Distribution of account balances upon termination of employment, death, disability or change in control are made in a lump sum.

(5)
As consideration for consulting and transition support to be provided in fiscal 2019 after his retirement as Executive Vice President & Chief Financial Officer on November 9, 2018, Mr. Guttman is eligible to receive $1.21 million, which consists of salary continuation and a lump sum payment, subject to the fulfillment of all the terms of a retirement letter (including the non-competition provisions of his employment agreement).

Executive Compensation and Related Matters  |  2019 AmerisourceBergen Proxy

Equity Awards.    Our restricted stock unit, performance share and stock option awards include provisions that result in the vesting or forfeiture of awards, depending on the reason for termination of employment. These provisions are as follows:

Reason for Termination	Unvested Awards	Impact on Expiration Date of Vested Options
Termination for Cause	Forfeit	Immediately upon termination

Voluntary Termination by Executive	Forfeit	3 months from date of termination

Termination without Cause	Forfeit Restricted Stock Units
Forfeit Options
	Performance Shares forfeited if termination is prior to 18 months from the beginning of the performance period; otherwise, payout at end of performance period is reduced pro-rata for period of employment	1 year from date of termination

Involuntary Termination by AmerisourceBergen within 2 Years of Change in Control	Restrictions lapse on Restricted Stock Units Options vest Performance Shares vest with performance period measured only through end of quarter preceding change in control event	1 year from date of termination

Death	Restrictions lapse on Restricted Stock Units
Forfeit Options
	Performance Shares forfeited if death is prior to 18 months from the beginning of the performance period; otherwise, performance shares vest and payout is reduced for period of employment and performance period is measured only through end of quarter preceding death	1 year from date of death

Disability	Restrictions lapse on Restricted Stock Units
Forfeit Options
	Performance Shares forfeited if disability occurs prior to 18 months from the beginning of the performance period; otherwise, Performance Shares vest and payout is reduced for period of employment and performance period is measured only through end of quarter preceding disability	1 year from date of termination

Retirement	Restricted Stock Units, Performance Shares and Options continue to vest to the extent and according to the schedule set forth in the applicable award agreement	Expires at the end of the stated term in the applicable award agreement

2019 AmerisourceBergen Proxy   |  Executive Compensation and Related Matters

CEO PAY RATIO

As required by the Dodd-Frank Act, the Company is required to calculate and disclose the total compensation paid to its median paid employee, as well as the ratio of the total compensation paid to its CEO to the total compensation paid to the median employee.

Using a Consistently Applied Compensation Measure (CACM), we determined that the median of the annual total compensation of our employees who were employed as of September 1, 2018, other than the CEO and certain non-U.S. employees, was $56,892. Our CEO's total compensation was $11,533,906, and the ratio of our CEO's total annual compensation to that of the median paid employee was 203:1.

As of September 1, 2018, our total population consisted of 23,106 employees. We used annual base pay as CACM to identify the median employee. After identifying the median employee based on annual base pay, we calculated total annual compensation for that employee and the CEO using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table in this proxy statement. We also added the value of employer provided medical, dental and disability contributions to both the CEO and the median employee compensation, as such benefits represent a significant portion of our employees' total compensation.

We excluded approximately 1,143 associates from the countries identified below. The excluded associates represent the Company's entire employee population in each such country and account for less than 5% of the Company's total employee population.

Argentina	105	Czech Republic	12	Malaysia	13	Russian Federation	119

Brazil	131	Ecuador	10	Mexico	138	Thailand	32

Bulgaria	15	Greece	21	Peru	84	Turkey	20

China	103	Hungary	23	Poland	31	Ukraine	29

Croatia	20	India	219	Romania	18

Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies, assumptions, exemptions, and estimates, the pay ratios reported by other companies may not be comparable with the ratio we have provided.

Executive Compensation and Related Matters  |  2019 AmerisourceBergen Proxy

ITEM 3—ADVISORY VOTE TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act, we are including this proposal, commonly known as a "say-on-pay" proposal, which gives our stockholders the opportunity to endorse the compensation paid to our named executive officers through the following resolution:

  "RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to AmerisourceBergen's named executive officers, as disclosed in AmerisourceBergen's proxy statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative discussion."

In deciding how to vote on this proposal, we encourage you to read the "Compensation Discussion and Analysis" section beginning on page 34 for a detailed description of our executive compensation philosophy and programs, the compensation decisions of the Compensation and Succession Planning Committee under those programs and the factors considered in making those decisions.

AmerisourceBergen's executive compensation program is strongly focused on pay for performance principles. We emphasize a compensation philosophy that rewards our executives when they deliver targeted financial results and subjects a significant portion of their compensation to risk if they do not. The compensation of our named executive officers varies depending upon the achievement of pre-established performance goals. Through stock ownership requirements and equity incentives, we also align the interests of our executives with those of our stockholders and the long-term interests of AmerisourceBergen. Our executive compensation policies have enabled AmerisourceBergen to attract and retain talented and experienced senior executives and have benefited AmerisourceBergen over time.

We believe that the fiscal year 2018 compensation of our named executive officers is reasonable and competitive, aligns with AmerisourceBergen's fiscal year 2018 results and positions us for future growth.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. Because your vote is advisory, it will not be binding upon the Board; however, the Board values stockholders' opinions, and the Compensation and Succession Planning Committee will take into account the outcome of the vote when considering future executive compensation decisions.

The Board unanimously recommends that you vote For the advisory resolution approving the compensation of AmerisourceBergen's named executive officers as described in this proxy statement.

2019 AmerisourceBergen Proxy   |  Related Person Transactions

RELATED PERSON TRANSACTIONS

What is our policy with regard to loans to directors or officers?

Our corporate governance principles prohibit us from making any loans or extensions of credit to directors or executive officers. We do not have any programs under which we extend loans to either directors or officers.

What is our policy with respect to transactions with related persons?

We have a written Related Persons Transactions Policy, which is posted on our website at investor.amerisourcebergen.com. The Audit Committee must approve or ratify any transaction, arrangement or relationship exceeding $120,000 in which the Company and any related person has a direct or indirect material interest. This policy includes any series of transactions that exceeds $120,000 in the aggregate in any calendar year. Related persons include:

  ■
  directors and nominees;

  ■
  executive officers;

  ■
  persons controlling more than 5% of our Common Stock;

  ■
  the immediate family members of each of these individuals; and

  ■
  a firm, corporation or other entity in which any of these individuals is employed or is a partner or principal or in which any of these individuals has more than 5% ownership interest.

Related persons must notify our Chief Legal & Business Officer in advance of any proposed transaction with us. They must explain the principal features of the proposed transaction, including its potential value and benefit to us. The Chief Legal & Business Officer will refer all proposed related person transactions exceeding $120,000 to the Audit Committee for review.

The Audit Committee will consider the proposed transaction at its next regularly scheduled meeting. In reviewing the proposed transaction, the committee will take into account those factors it considers appropriate, including the business reasons for the transaction and whether the terms of the transaction are fair to the Company and no less favorable than would be provided by an unaffiliated third party. The committee will also consider, if applicable, whether the proposed transaction would impair the independence of a director or present an improper conflict of interest for directors, nominees or executive officers. Directors with an interest in any proposed transaction will not vote on the proposed transaction. The committee will review annually any ongoing related person transactions.

Do we have any transactions with related persons?

Yes. Walgreens Boots Alliance, through Walgreens Boots Alliance Holdings LLC (formerly known as WAB Holdings LLC), is a person controlling more than 5% of our Common Stock, and transactions between us and Walgreens Boots Alliance are subject to our Related Persons Transactions Policy.

We have a strategic relationship with Walgreens Boots Alliance established through various agreements and arrangements. Under certain of these agreements and arrangements, Walgreens Boots Alliance also has the right to designate up to two members of our Board upon achieving specified ownership levels of our Common Stock. We have summarized these agreements and arrangements with Walgreens Boots Alliance below.

As previously disclosed, in March 2013, we entered into various agreements and arrangements with Walgreens Boots Alliance, including a ten-year pharmaceutical distribution agreement pursuant to which we distribute branded and generic pharmaceutical products to Walgreens Boots Alliance and a generics purchasing services arrangement that provides us with the ability to access generics and related pharmaceutical products through a global sourcing arrangement with Walgreens Boots Alliance Development GmbH. In May 2016, our distribution agreement with Walgreens Boots Alliance and our global sourcing arrangement with Walgreens Boots Alliance Development GmbH were extended until 2026. In fiscal year 2018, Walgreens Boots Alliance accounted for 33% of our revenues.

Related Person Transactions  |  2019 AmerisourceBergen Proxy

In connection with our strategic relationship, in March 2013, we entered into a Framework Agreement with affiliates of Walgreens Boots Alliance (the "Framework Agreement") pursuant to which (i) subsidiaries of Walgreens Boots Alliance were granted the right to purchase a minority equity position in AmerisourceBergen, beginning with the right, but not the obligation, to purchase up to 19,859,795 shares of our Common Stock in open market transactions, with the right to designate up to two members of our board of directors upon achieving specified ownership levels; and (ii) wholly-owned subsidiaries of Walgreens Boots Alliance were issued (a) warrants to purchase up to an aggregate of 22,696,912 shares of our Common Stock at an exercise price of $51.50 per share, exercisable during a six month period beginning in March 2016 (the "2016 Warrants"), and (b) warrants to purchase up to 22,696,912 shares of our Common Stock at an exercise price of $52.50 per share, exercisable during a six month period beginning in March 2017 (the "2017 Warrants" and, together with the 2016 Warrants, the "Warrants").

In March 2016, the 2016 Warrants were exercised in full for $1,168.9 million in cash. In August 2016, the 2017 Warrants were amended so that they became exercisable in whole or in part during the six-month period beginning in August 2016 at an exercise price of $52.50. In August 2016, the 2017 Warrants were exercised in full for $1,191.6 million in cash. As previously disclosed, we took steps to mitigate the potentially dilutive effect of the exercise of the Warrants by repurchasing shares of our Common Stock on the open market over time and through the exercise of purchased call options, by entering into a series of issuer capped call transactions with a financial institution, and by undertaking strategic acquisitions. For more information on the steps we took to mitigate the potentially dilutive effect of the exercise of the Warrants and the effectiveness of those steps, please see Note 7 of our 2018 Annual Report on Form 10-K.

In addition to the Framework Agreement, we entered into a Shareholders Agreement with Walgreens Boots Alliance in March 2013. The Shareholders Agreement contains, among other things, certain restrictions on Walgreens Boots Alliance's ability to transfer its shares of our Common Stock. The Shareholders Agreement also contains certain standstill provisions that, among other things and subject to certain exceptions, prohibit Walgreens Boots Alliance from acquiring additional shares of our Common Stock. The standstill provisions prohibit Walgreens Boots Alliance from entering into voting agreements or granting a proxy to any other person; participating or engaging in a proxy solicitation with respect to AmerisourceBergen; seeking to control or influence the management or policies of AmerisourceBergen; or entering into or proposing a merger, business combination or other similar extraordinary transaction involving AmerisourceBergen. The foregoing restrictions do not prohibit Walgreens Boots Alliance from, subject to certain requirements, making private proposals to AmerisourceBergen subject to the approval of our Board, or competing with third-party acquisition proposals. The Shareholders Agreement also contains various provisions relating to board representation, voting arrangements, registration rights and other matters. The subsidiaries of Walgreens Boots Alliance that participated as investors in our Common Stock (including Walgreens Boots Alliance Holdings) are also subject to the above-mentioned restrictions and provisions.

Walgreens Boots Alliance became entitled to designate a director to our Board when it, together with its subsidiaries, achieved ownership of 5% or more of our Common Stock. Walgreens Boots Alliance met this 5% threshold as of April 9, 2014. On November 14, 2016, Walgreens Boots Alliance filed a Schedule 13D/A with the Securities and Exchange Commission disclosing that it owned 56,854,867 shares of our Common Stock, or approximately 26.8% of our shares of Common Stock outstanding as of September 30, 2018. Ornella Barra is currently serving on our Board as Walgreens Boots Alliance's designee and is a nominee for director. Ms. Barra is also a member of our Finance Committee.

Walgreens Boots Alliance will be entitled to designate a second director to our Board upon the acquisition in full by it, together with its subsidiaries, in one or more open market transactions, of 19,859,795 shares of our Common Stock (subject to certain adjustments). As of November 30, 2018, Walgreens Boots Alliance had acquired 11,461,043 shares of our Common Stock through open market transactions (all of which took place in April 2014). If, after having acquired 19,859,795 shares in the open market, Walgreens Boots Alliance divests our equity securities such that it owns less than 14%, but at least 5% of the Common Stock, Walgreens Boots Alliance will no longer be entitled to designate two directors to the Board and will only be entitled to designate one director to the Board. If Walgreens Boots Alliance divests our equity securities such that it owns less than 5% of the Common Stock, Walgreens Boots Alliance will no longer be entitled to designate any directors to the Board, and the Shareholders Agreement will, subject to certain exceptions, terminate.

2019 AmerisourceBergen Proxy   |  Related Person Transactions

For so long as Walgreens Boots Alliance has the right to designate a director to our Board, subject to certain exceptions, including matters related to acquisition proposals, Walgreens Boots Alliance will be obligated to vote all of its shares of our Common Stock in accordance with the recommendation of the Board on all matters submitted to a vote of our stockholders (including the election of directors).

Do we have any transactions with persons related to management?

We do not have any transactions with persons related to management.

Ownership of and Trading in Our Stock  |  2019 AmerisourceBergen Proxy

OWNERSHIP OF AND TRADING IN OUR STOCK

BENEFICIAL OWNERSHIP OF COMMON STOCK

This table shows how much of our outstanding Common Stock is beneficially owned by each of the named executive officers, each of the directors and all directors and executive officers as a group as of November 30, 2018. The table also shows how much of our outstanding Common Stock is beneficially owned by owners of more than 5% of our outstanding Common Stock.

According to the rules adopted by the SEC, a person "beneficially owns" securities if the person has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise. Except as otherwise noted, the beneficial owners listed have sole voting and investment power with respect to the shares shown. An asterisk in the Percent of Class column indicates beneficial ownership of less than 1%, based on 212,271,589 shares of Common Stock outstanding as of the close of regular trading on the NYSE on November 30, 2018.

Name and Address of Beneficial Owner(1)	Title of Beneficial Owner	Aggregate Number of Shares Beneficially Owned (#)(2)	Percent of Class (%)
Steven H. Collis(3)	Chairman, President and Chief Executive Officer	1,023,725	*

Tim G. Guttman(3)	Executive Vice President and Chief Financial Officer(4)	194,130	*

John G. Chou(3)	Executive Vice President and Chief Legal & Business Officer	279,389	*

James F. Cleary, Jr.(3)	Executive Vice President and President, Global Commercialization Services & Animal Health(5)	49,524	*

Robert P. Mauch(3)	Executive Vice President and Group President, Pharmaceutical Distribution & Strategic Global Sourcing	164,358

Ornella Barra(6)	Director	56,854,867	26.8%

Douglas R. Conant(7)(8)	Director	6,645	*

D. Mark Durcan(7)	Director	1,000	*

Richard W. Gochnauer(7)	Director	55,210	*

Lon R. Greenberg(7)	Director	11,318	*

Jane E. Henney, M.D.(7)	Lead Independent Director	18,573	*

Kathleen W. Hyle(7)	Director	29,547	*

Michael J. Long(7)	Director	35,363	*

Henry W. McGee(7)	Director	23,304	*

All directors and executive officers as a group (17 people)(9)		59,027,061	27.8%

BlackRock, Inc.(10)		11,375,885	5.4%

Vanguard Group Inc.(11)		15,752,313	7.4%

Walgreens Boots Alliance Holdings LLC(12)		56,854,867	26.8%

*
Less than 1.0%

(1)
The address for each named executive officer and director is: AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, PA 19087.

2019 AmerisourceBergen Proxy   |  Ownership of and Trading in Our Stock

(2)
Based on information furnished to us by the respective stockholders or obtained by us from sources we believe are reliable. We believe that, unless otherwise indicated, the beneficial owners have sole voting and investment power over the shares shown opposite their names.

(3)
Common Stock and the percent of class listed as being beneficially owned by our named executive officers include outstanding options to purchase shares of Common Stock, which are exercisable within 60 days of November 30, 2018, as follows: Mr. Collis—880,897 shares; Mr. Guttman—140,625 shares; Mr. Chou—227,604 shares; Mr. Cleary—44,218 shares; and Mr. Mauch—146,714 shares.

(4)
Mr. Guttman retired from the position of Executive Vice President and Chief Financial Officer on November 9, 2018.

(5)
Mr. Cleary assumed the position of Executive Vice President and Chief Financial Officer upon Mr. Guttman's retirement on November 9, 2018.

(6)
The aggregate number of shares beneficially owned by Ms. Barra consists of the 56,854,867 shares that are held by Walgreens Boots Alliance Holdings LLC. By virtue of her position as Co-Chief Operating Officer of Walgreens Boots Alliance, Inc., Ms. Barra may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the 56,854,867 shares held by Walgreens Boots Alliance Holdings LLC.

(7)
Common Stock and the percent of class listed as being beneficially owned by our non-employee directors include outstanding options to purchase shares of Common Stock, which are exercisable within 60 days of November 30, 2018, as follows: Ms. Barra—0 shares; Mr. Conant—0 shares; Mr. Durcan—0 shares; Mr. Gochnauer—44,263 shares; Mr. Greenberg—0 shares; Dr. Henney—3,528 shares; Ms. Hyle—19,932 shares; Mr. Long—0 shares; and Mr. McGee—10,585 shares.

(8)
Mr. Conant is not standing for re-election at the 2019 Annual Meeting of Stockholders.

(9)
Includes all directors and executive officers, including the named executive officers. The aggregate number of shares beneficially owned by all directors and executive officers as a group includes the 56,854,867 shares that are held by Walgreens Boots Alliance Holdings LLC. See footnote (4) above.

(10)
This information is based on a Schedule 13F filed with the SEC on September 30, 2018 by BlackRock, Inc., which reports sole voting power with respect to 11,375,885 shares, shared voting power with respect to 0 shares, and an aggregate beneficial ownership of 11,375,885 shares. In such filing, BlackRock, Inc. lists its address as 55 East 52nd Street, New York, NY 10055.

(11)
This information is based on a Schedule 13F filed with the SEC on September 30, 2018 by The Vanguard Group, which reports sole voting power with respect to 209,506 shares, shared voting power with respect to 57,838 shares, and an aggregate beneficial ownership of 15,752,313 shares. In such filing, the Vanguard Group lists its address as P.O. Box 2600, Valley Forge, PA 19482-2600.

(12)
This information is based on a Schedule 13D/A filed with the SEC on November 14, 2016 by Walgreens Boots Alliance, Inc. which reports that Walgreens Boots Alliance Holdings LLC, WBA Investments, Inc., and Walgreens Boots Alliance, Inc. have shared voting power with respect to 56,854,867 shares and shared dispositive ownership with respect to 56,854,867 shares. None of these entities reported ownership of shares with sole voting power or sole dispositive power. In such filing, Walgreen Boots Alliance, Inc. lists its address as 108 Wilmot Road, Deerfield, IL 60015.

Ownership of and Trading in Our Stock  |  2019 AmerisourceBergen Proxy

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of September 30, 2018 regarding our existing compensation plans pursuant to which equity securities are authorized for issuance to employees and non-employee directors.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (#) (a)		Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#) (c)
Equity compensation plans approved by security holders	9,688,037	(1)	$77	15,625,269(2)

Equity compensation plans not approved by security holders	—		N/A	—

Total	9,688,037		$77	15,625,269

(1)
Includes shares of our Common Stock to be issued upon exercise of outstanding options and vesting of restricted stock units and performance share awards under our Equity Incentive Plan and our Omnibus Incentive Plan.

(2)
Includes shares available for future issuances of equity awards (including options, restricted stock units and performance share awards) under the Omnibus Incentive Plan. As of March 6, 2014, we ceased to use the Equity Incentive Plan for issuances of equity awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers as well as persons who beneficially own more than 10 percent of our Common Stock to file with the SEC reports of ownership and changes in beneficial ownership of our Common Stock. Directors, executive officers and greater than 10 percent stockholders are required to furnish us with copies of all Section 16(a) forms they file. We believe that during fiscal year 2018 all of our directors and executive officers complied with these requirements, except that on February 6, 2018, we belatedly filed a Form 4 for Mr. Long to report his acquisition of stock on February 1, 2018, which was awarded in lieu of cash compensation.

2019 AmerisourceBergen Proxy   |  Stockholder Proposals

STOCKHOLDER PROPOSALS

The names, addresses and beneficial holdings of the proponents and any cosponsors of the proposals below are available to stockholders upon request in writing to the Corporate Secretary at the address listed on page 74 of this proxy statement. In accordance with the proxy regulations, the complete text of each proposal is presented below and is reproduced as submitted to us other than minor formatting changes. All statements contained in the stockholder proposals and supporting statements are the sole responsibility of the proponents.

ITEM 4—STOCKHOLDER PROPOSAL TO PERMIT ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS

The following stockholder proposal has been submitted to the Company for action at the 2019 Annual Meeting by Kenneth Steiner. Mr. Steiner has named John Chevedden as his proxy for this proposal. The Board does not support the adoption of this proposal, which the Board believes is not in the best interests of the Company or its stockholders.

Proposal 4—Shareholder Right to Act by Written Consent

Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any appropriate topic for written consent.

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent. This proposal topic might have received a still higher vote than 67% at Allstate and Sprint if small shareholders had the advantage of the same access to independent corporate governance data as large shareholders. It might have received an even still higher vote if the voting turnout of small shareholders equaled that of large shareholders.

Taking action by written consent in place of a special meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle and avoid the cost of a special meeting.

This proposal is more important for AmerisourceBergen Corp. shareholders in order to make up for the severe limitations on our right to call a special shareholder meeting. Many companies have a 10% stock ownership threshold to call a special meeting. However our 25% stock ownership threshold is made worse because all shares that have not been owned for one continuous year are excluded from participating in our elevated 25% ownership threshold. At a given time half of AmerisourceBergen stock could be held for less than one year.

Plus when adding in the strict procedures for shareholders to call for a special meeting it could be necessary to contact 70% or 80% of all shares outstanding during a short widow of time to call for a special shareholder meeting.

A proposal on this same topic won 43% support from AmerisourceBergen shareholders in 2015. The 43% vote was probably understated because the 2015 shareholder proposal on this topic did not alert shareholders to the barriers they would have to face if they wanted to call for a special shareholder meeting.

Shareholders can act by written consent to elect a new director. This may be of greater importance since one AmerisourceBergen director, Ornella Barra, received 44% in negative votes in 2018.

The intention of this proposal is that shareholders will not need to make use of it because its mere existence will be an incentive factor that will help ensue that the company is well supervised by the Board of Directors and management.

Please vote yes: Shareholder Right to Act by Written Consent—Proposal 4

Stockholder Proposals  |  2019 AmerisourceBergen Proxy

AMERISOURCEBERGEN CORPORATION'S STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

The Board of Directors recommends that you vote AGAINST Proposal No. 4 (Item 4 on the Proxy Card) for the following reasons:

AmerisourceBergen has implemented leading corporate governance practices that maintain Board accountability and support stockholder rights.

We believe that our relationship and engagement with our stockholders is a critical element of corporate governance, and we carefully consider issues and concerns voiced by our stockholders. The Board has regularly demonstrated its responsiveness to stockholders' concerns by effecting changes in our corporate governance practices that have augmented stockholders' rights. In 2015, after carefully observing and studying proxy access developments and engaging with a number of our stockholders about the topic, the Board proactively amended our bylaws to give stockholders a right to proxy access for director nominations. Our proxy access provision permits any stockholder who has, or group of up to 20 stockholders who have, maintained continuous beneficial ownership of 3% or more of our outstanding Common Stock for at least the previous three years to nominate the greater of two or 20% of the directors then in office. The adoption of proxy access followed our stockholders' approval of charter amendments in 2014 that give stockholders who hold 25% of our outstanding stock the right to call a special meeting.

We believe that the rights of stockholders to nominate directors through proxy access and to call special meetings, together with the requirement that each director be elected annually by majority vote as well as our overall responsiveness to stockholders and commitment to maintaining ongoing dialogue with them, gives stockholders the platform required to raise important matters between annual meetings.

The requirement that stockholders take action at meetings gives all stockholders an equal opportunity to participate in the deliberations and allows for engagement by the Board and management.

Currently, any matter that either we or our stockholders wish to present for a vote must be presented at an annual or special meeting of stockholders. This allows all stockholders to consider, discuss and vote on pending stockholder actions. Important matters should be the subject of stockholder meetings, which provide the opportunity for discussion and interaction among our stockholders so that all points of view may be considered prior to a vote. Because stockholder action by written consent does not require advance notice or communication to all stockholders, it would deprive many stockholders of the opportunity to assess, discuss, deliberate and vote on pending stockholder actions and to consider arguments for and against any action. It may also deny the Board the opportunity to consider the merits of the proposed action and suggest superior proposals or alternatives for stockholder evaluation.

The existing procedural safeguards that require stockholder proponents to provide advance disclosure of their identities and interests ensure that all stockholders receive accurate and complete information on important pending actions.

Our charter and bylaws require that stockholders proposing business for a stockholder vote either submit proposals for consideration at an annual meeting pursuant to the SEC's stockholder proposal process or that they provide advance notice to the Company of any proposed director nomination or proposed business. Stockholder proponents are required to provide certain information about themselves, including a description of the proposal, any material interest the proponent may have in the proposal and a representation that the stockholder will appear in person or by proxy to bring such business before the meeting. The proxy statement and any additional soliciting materials must be distributed to all stockholders of record in advance of the meeting, providing stockholders with sufficient time and opportunity to consider the proposals or nominations and to decide how to vote or direct their proxy. This process allows us to make all stockholders aware of the matters that are to be considered at the annual meeting of stockholders and to present an analysis and recommendation regarding such proposals. Our charter and bylaws contain procedural safeguards regarding special meetings similar to the safeguards in place for annual meetings so that stockholders also have sufficient time and information to vote on matters at special meetings.

2019 AmerisourceBergen Proxy   |  Stockholder Proposals

Permitting stockholder action by written consent could give stockholders with special interests undue power over the Company and other stockholders.

Action by written consent at any time does not allow for any of the procedural safeguards mentioned above. Proponents of an action by written consent need not satisfy any holding requirements with respect to our Common Stock, which may allow market participants engaging in short-term speculation to potentially determine the outcome of any particular issue. Such stockholders may not act in the interests of longer-term holders. In general, stockholders are not entitled to receive advance notice of proposed action to be taken by written consent and, thus, may not be given sufficient time or opportunity to evaluate the proposed action. Our Board would not have the opportunity to analyze and provide a recommendation with respect to a proposed action by written consent, and proponents of the proposed action need not provide any information regarding themselves or their interests in the proposed action to other stockholders or the Company. The lack of procedural safeguards in the written consent process may facilitate the exertion of inappropriate influence by stockholders with special interests that may be inconsistent with the long-term best interests of the Company. Allowing stockholder action by written consent could create substantial confusion and disruption, as multiple stockholder groups could solicit multiple written consents simultaneously, some of which may be duplicative or contradictory.

Existing governance provisions strike an appropriate balance between the rights of stockholders to have a say in the Company's governance and protecting against abusive actions that may deprive some stockholders of any say or notice of significant corporate actions and disrupt effective management of the Company.

The Board believes that the potential for abuse and disenfranchisement of minority stockholders and other adverse consequences associated with the right to act by written consent outweighs any potential benefits to our stockholders. Our stockholders have other avenues for raising important matters with our Board. Besides the right to call a special meeting, we have procedures in place that provide our stockholders with the opportunity to communicate with members of the Board, as described in the section of this proxy statement titled "Corporate Governance and Related Matters—Stockholder Engagement" and "Other Information—Requirements for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders."

The Board opposes this proposal because it could have adverse consequences on AmerisourceBergen and our stockholders, including potential abuse, disenfranchisement of minority stockholders, lack of transparency and accountability to our stockholders, and the undermining of an orderly governance process for taking significant corporate actions. We believe that our existing governance structure is highly supportive of stockholder rights and addresses the proponent's concerns.

For the foregoing reasons, the Board of Directors believes that this proposal is not in the best interests of AmerisourceBergen or our stockholders and therefore recommends a vote AGAINST the adoption of this stockholder proposal.

ITEM 5—STOCKHOLDER PROPOSAL TO ADOPT A POLICY THAT NO FINANCIAL PERFORMANCE METRIC BE ADJUSTED TO EXCLUDE LEGAL OR COMPLIANCE COSTS IN DETERMINING EXECUTIVE INCENTIVE COMPENSATION

The following stockholder proposal has been submitted to the Company for action at the 2019 Annual Meeting by the City of Philadelphia Public Employees Retirement System. The Board does not support the adoption of this proposal, which the Board believes is not in the best interests of the Company or its stockholders.

Proposal 5

RESOLVED that shareholders of AmerisourceBergen Corporation ("ABC") urge the Board of Directors to adopt a policy that no financial performance metric shall be adjusted to exclude Legal or Compliance Costs when evaluating performance for purposes of determining the amount or vesting of any senior executive Incentive Compensation award. "Legal or Compliance Costs" are expenses or charges associated with any investigation, litigation or enforcement action related to drug manufacturing, sales, marketing or distribution, including legal fees; amounts paid in fines, penalties or damages; and amounts paid in connection with monitoring required by

Stockholder Proposals  |  2019 AmerisourceBergen Proxy

any settlement or judgment of claims of the kind described above. "Incentive Compensation" is compensation paid pursuant to short-term and long-term incentive compensation plans and programs. The policy should be implemented in a way that does not violate any existing contractual obligation of the Company or the terms of any compensation or benefit plan.

SUPPORTING STATEMENT

As ABC shareholders, we support compensation arrangements that incentivize senior executives to drive growth while safeguarding company operations and reputation over the long-term. ABC adjusts certain financial metrics when calculating progress on goals for the purposes of awarding incentive compensation. While some adjustments may be appropriate, we believe senior executives should not be insulated from legal risks, particularly on matters of import.

These considerations are especially critical at ABC given the potential reputational, legal and regulatory risks ABC faces over its role in the nation's opioid epidemic. According to a Pulitzer prizewinning review of Drug Enforcement Administration data by The Charleston Gazette-Mail, ABC along with McKesson and Cardinal Health shipped 423 million pain pills to the state of West Virginia from 2007 to 2012. In total, drug wholesalers sent the state 780 million hydrocodone and oxycodone pills in six years, enough for every man, woman and child to have 433 pills.

In January 2017, the Washington Post reported that ABC agreed to pay $16 million to settle a lawsuit from the State of West Virginia alleging it violated the law in failing to investigate, report, and cease fulfilling suspicious prescriptions in the state. In its May 2018 10-Q, ABC reported that numerous counties, municipalities and other governmental entities in a majority of U.S. states and Puerto Rico, as well as several states and tribes, have filed lawsuits alleging similar actions.

As of July 2018, the Wall Street Journal disclosed that there are over 600 lawsuits filed by local and state municipalities and Native American tribes related to the opioid epidemic. The majority of these lawsuits have been consolidated to the Northern District Court of Ohio where ABC is one of the named defendants.

In the midst of such scrutiny, we take issue with ABC's use of adjusted earnings per share, adjusted operating income and adjusted operating income margin, each of which exclude litigation costs.

We believe a superior approach is to include Legal and Compliance Costs, particularly those associated with opioid litigation.

We urge shareholders to vote for this proposal.

AMERISOURCEBERGEN CORPORATION'S STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

The Board of Directors recommends that you vote AGAINST Proposal No. 5 (Item 5 on the Proxy Card) for the following reasons:

As set forth in AmerisourceBergen's Corporate Governance Principles, our business is conducted by our employees, managers and officers, under the direction of the Chief Executive Officer and the oversight of the Board, to enhance the long-term value of the Company for its stockholders. Both the Board and management recognize that the long-term interests of stockholders are advanced by responsibly addressing the concerns of stockholders and other interested parties, including employees, customers, suppliers, communities where we do business, government officials and the public at large.

We believe the proposal's attempt to exclude a specific adjustment from the calculation of incentive compensation is overly prescriptive and would limit the ability of the Board and its Compensation and Succession Planning Committee (the "Compensation Committee") to design and administer the Company's incentive compensation program. We also believe that the Board and the Compensation Committee are best equipped to make decisions about metrics and adjustments for use in our incentive compensation program, which we believe is currently aligned appropriately with the long-term interests of our stockholders. Further, we believe that the proposal's request for a blanket policy prohibiting financial performance metrics from ever being adjusted to exclude legal and compliance costs when determining incentive compensation is not appropriate, as

2019 AmerisourceBergen Proxy   |  Stockholder Proposals

certain legal and compliance costs may be unrelated to management performance or may reflect decisions made by an earlier management team.

Our Board and the entire AmerisourceBergen team care deeply about the effects of the opioid epidemic on our families and communities and have developed and implemented an approach to combat the abuse of prescription opioid medication, which we describe below and elsewhere in this proxy statement. With this in mind, we believe that the proposal is not an appropriate response to the opioid epidemic facing our country, which we are actively working with other stakeholders to solve.

The proposal's blanket policy would impose a broad and indiscriminate restriction.

The proposal would require that, when setting senior executive incentive compensation, the Board not adjust any financial performance metric for legal or compliance costs. By imposing a blanket prohibition, the proposal would prevent consideration of factors, such as whether we prevailed in any litigation or whether compliance efforts reflect a non-recurring and out of the ordinary expense. Also, the proposal's definition of "legal and compliance costs" is so broad that it encompasses costs related to all of the products we distribute, not just prescription opioid medication. As such, we believe that this broad and indiscriminate restriction reflects an inappropriate standard that would not serve as an inducement for effective leadership by our executives and could apply far beyond its stated objective, and that the Company and its stockholders are best served if the Board maintains the flexibility to assess whether or not legal and compliance costs should affect senior executive incentive compensation.

Also, we believe that the proposal's blanket policy is not an appropriate response to the opioid epidemic facing our country. Our Board and the entire AmerisourceBergen team care deeply about the harm opioid abuse is inflicting on our families and communities. We are working to help solve this complex national public health crisis. We understand and take seriously our responsibility to maintain a rigorous anti-diversion program, while ensuring that medications are available for those patients who need them. With this responsibility in mind, we have developed and implemented an approach to combat opioid abuse around four core pillars: ensuring safe and secure distribution, maintaining operational integrity, advocating for the highest regulatory standards, and community outreach. We have a sophisticated diversion control program through which we provide daily reports directly to the Drug Enforcement Administration about the quantity, type and receiving pharmacy of every order of controlled substances we distribute, including opioids, and we stop any orders deemed suspicious. More information about the history of the Board's engagement in responding to the opioid epidemic can be found in the Oversight of Controlled Substances section on page 8 of this proxy statement and on our website at http://www.amerisourcebergen.com/abcnew/fighting-the-opioid-epidemic.

Executive pay decisions are aligned with performance and long-term stockholder interests.

The purpose of our executive compensation program is to attract, motivate and retain the individuals who lead our Company and to align their interests with the long-term interests of our stockholders. The Compensation Committee uses performance metrics, which include non-GAAP financial measures, for incentive pay that are designed to correlate with the way we evaluate our operational results and reflect measures of performance that drive returns for our stockholders. We have consistently excluded certain litigation gains and charges from these non-GAAP financial measures because we do not consider certain matters indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable or non-recurring nature. We believe these adjustments are appropriate when incentivizing executives to make decisions that are aligned with the long-term interests of stockholders, since litigation gains and charges may be unrelated to management performance or may reflect decisions made by an earlier management team. For example, in calculating fiscal 2018 adjusted earnings per share, the Company reduced its GAAP earnings per share by twelve cents to exclude the gains it received from antitrust litigation settlements because the gains related to class action lawsuits that are not filed or controlled by the Company.

In addition to financial performance, the Compensation Committee evaluates the decisions and behavior of each executive when determining incentive compensation to ensure that our executives are acting consistent with the values set forth in our Code of Ethics and Business Conduct. We believe that by considering company performance, individual results, and code of conduct values, our incentive compensation program is appropriately designed to align the interests of our senior executives with the long-term interests of our stockholders. In addition, the provisions allowing for the forfeiture and clawback of annual cash bonuses and equity awards set forth in our Omnibus Incentive Plan serve as a means to redress detrimental behavior by current and former executives, and we have a Clawback Disclosure Policy, as described on page 44 of this proxy statement.

Other Information  |  2019 AmerisourceBergen Proxy

Transparency and accountability in our executive compensation.

We disclose the adjustments made between GAAP and non-GAAP financial measures for metrics used in our incentive compensation program. The Compensation Committee also has discretion to lower payouts of executive compensation. If the Compensation Committee determines that any such adjustments are required, those adjustments are disclosed to the extent they are made to the compensation of a named executive officer. Further, we have committed to publicly disclose incentive compensation forfeitures and repayments from our officers under our Clawback Disclosure Policy, as discussed on page 44 of this proxy statement. We also hold an annual "say-on-pay" vote to provide more direct and immediate insight into our stockholders' views on our executive compensation program. In this regard, the compensation of our named executive officers was overwhelmingly approved by stockholders in 2016, 2017 and 2018 with approximately 95% of stockholders approving our "say-on-pay" resolution in each of those years.

Conclusion

For the foregoing reasons, we believe the proposal is overly prescriptive and would impose a broad and indiscriminate restriction on the Board or the Compensation Committee's ability to design and administer the incentive compensation program. We also believe that the proposal is not an appropriate response to the opioid epidemic facing our country. Further, we believe our incentive compensation program is aligned appropriately with performance and long-term stockholder interests.

For the foregoing reasons, the Board of Directors believes that this proposal is not in the best interests of AmerisourceBergen or our stockholders and therefore recommends a vote AGAINST the adoption of this stockholder proposal.

OTHER INFORMATION

AVAILABILITY OF FORM 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended September 30, 2018 (without exhibits or documents incorporated by reference therein), are available without charge to stockholders upon written request to the Corporate and Investor Relations Department, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087, by calling (610) 727-7000 or via the Internet at investor.amerisourcebergen.com.

ABOUT THE 2019 ANNUAL MEETING OF STOCKHOLDERS AND VOTING AT THE MEETING

Why am I being furnished this proxy statement?

The Board of Directors of AmerisourceBergen is furnishing this proxy statement in connection with its solicitation of proxies for use at the 2019 Annual Meeting of Stockholders to be held on February 28, 2019, and at any adjournments thereof. Our Annual Report on Form 10-K for the fiscal year ended September 30, 2018 accompanies this notice and proxy statement, but is not incorporated as a part of the proxy statement and is not to be regarded as part of the proxy solicitation material.

Who is soliciting my proxy?

The Board of Directors is soliciting your proxy in order to provide you with an opportunity to vote on all matters scheduled to come before the meeting whether or not you attend the meeting in person.

What if I received a Notice of Internet Availability of Proxy Materials?

We are providing access to our proxy materials over the Internet. Accordingly, on or about January 18, 2019, we are mailing to our record and beneficial stockholders a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access our proxy materials over the Internet and vote online. If you received a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of our proxy materials by mail unless you request one. If you wish to receive a printed copy of our proxy materials for the

2019 AmerisourceBergen Proxy   |  Other Information

2019 Meeting of Stockholders, you should follow the instructions for requesting those materials included in the Notice of Internet Availability of Proxy Materials.

Who is entitled to vote?

You may vote if you owned shares of our Common Stock as of the close of business on December 31, 2018, which is the record date. You are entitled to one vote for each share of Common Stock that you own. As of December 31, 2018, we had 211,025,394 shares of Common Stock outstanding.

What shares can I vote?

You may vote all shares owned by you as of the close of business on December 31, 2018, the record date. These shares include:

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  Shares held directly in your name as the stockholder of record.

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  Shares of which you are the beneficial owner but not the stockholder of record. These are shares that are held for you through a broker, trustee or other nominee such as a bank, including shares purchased through any 401(k) plan or our employee stock purchase plan.

How do I vote before the meeting?

If you hold your shares in your own name as the stockholder of record, you have three options for voting and submitting your proxy before the meeting:

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  By Internet—We encourage you to vote and submit your proxy over the Internet at www.envisionreports.com/ABC.

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  By telephone—You may vote and submit your proxy by calling 1-800-652-VOTE (8683).

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  By mail—If you received your proxy materials by mail, you may vote by completing, signing and returning the enclosed proxy card.

If you hold your shares through an account with a bank, broker or other nominee, you may view materials at www.edocumentview.com/ABC and may vote by completing and signing the voting instruction form that the bank, broker or other nominee will provide to you, or by using telephone or Internet voting arrangements described on the voting instruction form or other materials that the bank, broker or other nominee will provide to you.

May I vote at the meeting?

You may vote your shares at the meeting if you attend in person. If you hold your shares through an account with a bank or broker, you must obtain a legal proxy from the bank or broker in order to vote at the meeting.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. You may vote by proxy over the Internet, by telephone or by mail.

How do I revoke my proxy?

If you are the stockholder of record, you may revoke your proxy at any time before the polls close at the meeting. You may revoke your proxy by:

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  Changing your vote in the manner described below.

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  Notifying Hyung J. Bak, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087 in writing that you are revoking your proxy before it is voted at the meeting.

If you hold your shares through an account with a bank or broker, your ability to revoke your proxy depends on the voting procedures of the bank or broker. Please follow the directions provided to you by your bank or broker.

Other Information  |  2019 AmerisourceBergen Proxy

May I change my vote?

You may change your vote at any time before the polls close at the meeting. You may change your vote by:

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  Signing another proxy card with a later date and returning it to us prior to the meeting.

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  Voting again over the Internet or by telephone prior to 2:00 p.m., Eastern Time, on February 28, 2019.

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  Voting at the meeting if you are the stockholder of record.

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  Voting at the meeting if you are the beneficial owner and have obtained a legal proxy from your bank or broker.

If you hold your shares through an account with a bank or broker, your ability to change your vote depends on the voting procedures of the bank or broker. Please follow the directions provided to you by your bank or broker.

What if I return my proxy card but do not provide voting instructions?

Proxy cards that are signed and returned but do not contain instructions will be voted as follows:

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  For the election of the nine nominees for director named on page 12 of this proxy statement;

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  For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2019;

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  For the approval, on an advisory basis, of the compensation of our named executive officers as described in this proxy statement;

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  Against each of the stockholder proposals that is set forth in this proxy statement and properly presented at the 2019 Annual Meeting; and

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  In accordance with the best judgment of the individuals named as proxies on the proxy card on any other matters properly brought before the meeting.

What does it mean if I receive more than one proxy card or instruction form?

It means that you have multiple accounts with our transfer agent and/or banks or brokers. Please vote all of your shares. We recommend that you consolidate as many accounts as possible under the same name and address. For assistance consolidating accounts where you are the stockholder of record, you may contact our transfer agent, Computershare, at 1-800-522-6645.

Will my shares be voted if I do not provide my proxy?

If you are a registered stockholder and do not provide a proxy, you must attend the meeting in order to vote your shares.

If you hold shares through an account with a bank or broker, your shares may be voted even if you do not provide voting instructions to your bank or broker. Banks and brokers have the authority under the rules of the New York Stock Exchange, or NYSE, to vote shares for which their customers do not provide voting instructions on certain routine matters. The ratification of the appointment of our independent registered public accounting firm (Item 2 on the Proxy Card) is considered a routine matter for which banks and brokers may vote without specific instructions from their customers.

May stockholders ask questions at the meeting?

Yes. Representatives of AmerisourceBergen will answer stockholders' questions of general interest at the end of the meeting. In order to be eligible to ask questions at the meeting, you must be able to establish that you are a stockholder either as of December 31, 2018 or as of the date of the meeting.

2019 AmerisourceBergen Proxy   |  Other Information

How many votes must be present to hold the meeting?

In order for us to conduct our meeting, a majority of the shares of our Common Stock outstanding as of December 31, 2018 must be present in person or by proxy at the meeting. This is referred to as a quorum. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy over the Internet, by telephone or by mail. Shares voted by banks or brokers on behalf of beneficial owners are also counted as present at the meeting. In addition, abstentions and broker non-votes will be counted for purposes of establishing a quorum with respect to any matter properly brought before the meeting. Broker non-votes occur on a matter when a bank or broker is not permitted under applicable rules and regulations to vote on a matter without instruction from the beneficial owner of the underlying shares and no instruction has been given.

How many votes are needed to elect a director and how are votes counted?

The affirmative vote of a majority of the votes cast will be required for the election of each director (Item 1 on the Proxy Card).

A majority of the votes cast means that the votes cast "for" a director exceed the number of votes cast "against" that director. Abstentions and broker non-votes are disregarded when determining if a majority of the votes have been cast in favor of a director.

How many votes are needed for each proposal to pass and how are the votes counted?

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote will be required for:

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  The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year (Item 2 on the Proxy Card);

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  The approval, on an advisory basis, of the compensation of our named executive officers as described in this proxy statement (Item 3 on the Proxy Card);

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  The approval of each of the stockholder proposals set forth in this proxy statement, if properly presented at the 2019 Annual Meeting (Items 4 and 5 on the Proxy Card); and

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  Any other proposal that might properly come before the meeting.

Abstentions will be counted toward the tabulation of votes on Items 2 through 5, and will have the effect of negative votes. Under NYSE rules, Item 2 is considered a routine matter on which brokers will be permitted to vote in their discretion even if the beneficial owners do not provide voting instructions. However, Items 3, 4 and 5 are not considered routine matters under NYSE rules, and brokers will not be permitted to vote on Items 3, 4, and 5 unless the beneficial owners provide voting instructions. Broker non-votes will not be counted toward the tabulation of votes on Items 3, 4, and 5.

How will proxies be voted on other items or matters that properly come before the meeting?

If any other items or matters properly come before the meeting, the proxies received will be voted on those items or matters in accordance with the discretion of the proxy holders.

Is AmerisourceBergen aware of any other item of business that will be presented at the meeting?

We are not aware of any other business to be presented at the 2019 Annual Meeting of Stockholders. However, if any other matter should properly come before the 2019 Annual Meeting of Stockholders, the enclosed proxy confers discretionary authority with respect to such matter.

Will there be any further solicitation of proxies for the meeting?

Our directors, officers and employees may solicit proxies by telephone or in person. In addition, we have hired Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902 to assist us in soliciting proxies, if necessary. Morrow may solicit proxies by telephone or in person. We will pay Morrow a fee of $11,500, plus expenses, for

Other Information  |  2019 AmerisourceBergen Proxy

providing such services. All costs and expenses of any solicitation, including the cost of preparing this proxy statement and posting it on the Internet and mailing the Notice of Internet Availability of Proxy Materials, will be borne by AmerisourceBergen.

Will AmerisourceBergen reimburse any expenses of banks, brokers, nominees and fiduciaries?

Yes, we will reimburse the expenses of banks, brokers, nominees and fiduciaries that send notices, proxies and proxy materials to our stockholders for such service.

Will the director nominees be in attendance at the meeting?

We currently expect all of our director nominees to be in attendance at the 2019 Annual Meeting of Stockholders. It has been customary for our directors to attend our annual meetings. All of our directors attended the 2018 Annual Meeting of Stockholders.

REQUIREMENTS FOR SUBMISSION OF PROXY PROPOSALS,
NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Stockholder Proposals for Inclusion in the 2020 proxy statement.    Any proposal of a stockholder that is intended to be presented by such stockholder at AmerisourceBergen's 2020 Annual Meeting of Stockholders must be received in writing by September 20, 2019 in order to be considered for inclusion in the 2020 proxy statement and the form of proxy relating to the 2020 meeting. All proposals should be submitted, along with proof of ownership of AmerisourceBergen Common Stock in accordance with SEC Rule 14a-8(e)(2), to: Hyung J. Bak, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, PA 19087. Stockholder proposals must comply with SEC Rule 14a-8, Delaware law and our bylaws. Failure to deliver a proposal by these means may result in it not being deemed timely received.

Other Stockholder Proposals for Presentation at the 2020 Annual Meeting of Stockholders.    Stockholders of record who do not submit a proposal for inclusion in AmerisourceBergen's proxy materials under SEC Rule 14a-8, but who instead intend to nominate a person for election as director or to introduce an item of business at the 2020 Annual Meeting of Stockholders must provide advance written notice to us in accordance with our bylaws. Our bylaws set forth the procedures that must be followed and the information that must be provided in order for a stockholder to nominate a person for election as director or to introduce an item of business at the 2020 Annual Meeting of Stockholders. We must receive notice of your intention to introduce a nomination or other item of business at the 2020 Annual Meeting of Stockholders no earlier than October 31, 2019 and no later than November 30, 2019. Such notice should be addressed to Hyung J. Bak, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, PA 19087 and must include the information set forth in our bylaws. You may obtain a copy of our bylaws upon request by writing to the Secretary at our principal executive offices. The proxy solicited by our Board of Directors for the 2020 Annual Meeting of Stockholders will confer discretionary authority with respect to any such proposal.

The Chairman of the 2019 Annual Meeting of Stockholders may refuse to allow the transaction of any business or acknowledge the nomination of any person not made in compliance with the procedures set forth for such matters in our bylaws.

Proxy Access Stockholder Proposals for the 2020 Annual Meeting of Stockholders.    Eligible stockholders who do not seek to use the advance notice provisions for nomination of directors in Section 2.03(c) of our bylaws, but who instead intend to nominate a person for election as director under the proxy access provision in our bylaws must comply with the provisions of and provide notice to us in accordance with Section 3.16 of our bylaws. That Section sets forth the stockholder eligibility requirements and other procedures that must be followed and the information that must be provided to us in order for an eligible stockholder to have included in our proxy materials for the 2020 Annual Meeting of Stockholders up to two nominees for election as director at the Annual Meeting of Stockholders. We must receive the required notice and information specified in Section 3.16 no earlier than August 21, 2019 and no later than September 20, 2019. Such notice should be addressed to Hyung J. Bak, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087. You may obtain a copy of our bylaws upon request by writing to the Secretary at our

2019 AmerisourceBergen Proxy   |  Other Information

principal executive offices. The proxy solicited by our Board of Directors for the 2020 Annual Meeting of Stockholders will confer discretionary authority with respect to any such nomination.

Other Stockholder Communications.    Stockholder communications may be submitted at any time in writing to: Hyung J. Bak, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, PA 19087. Stockholder communications are communications from any stockholder to the Board of Directors, any committee or any director on matters that relate reasonably to their respective duties and responsibilities. Stockholder communications do not include stockholder proposals (discussed above) and stockholder recommendations for director nominee candidates (discussed under "Corporate Governance and Related Matters—Stockholder Engagement—Stockholder Recommendations for Director Nominees"). AmerisourceBergen's Secretary will determine, in his good faith judgment, which stockholder communications will be relayed to the Board of Directors, any committee or any director.

2019 AmerisourceBergen Proxy   |  Appendix A

SUPPLEMENTAL INFORMATION: GAAP TO NON-GAAP RECONCILIATION

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), we have presented the following non-GAAP financial measures elsewhere in this proxy statement: (i) adjusted gross profit; (ii) adjusted operating income and adjusted operating income margin; (iii) adjusted diluted earnings per share; and (iv) adjusted free cash flow. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The following is a reconciliation of the identified GAAP financial measures to their most directly comparable non-GAAP financial measures:

	Fiscal Year Ended September 30, 2018
(In thousands, except per share data)	Gross Profit	Operating Income	Diluted Earnings Per Share
GAAP	$4,612,317	$1,443,685	$7.53

Gain from antitrust litigation settlements	(35,938)	(35,938)	(0.12)

LIFO expense	67,324	67,324	0.22

PharMEDium remediation costs	61,129	66,204	0.22

New York State Opioid Stewardship Act	22,000	22,000	0.07

Goodwill impairment charge	—	59,684	0.10

Acquisition-related intangibles amortization	—	174,751	0.56

Employee severance, litigation and other	—	183,520	0.28

Loss on consolidation of equity investments	—	—	0.19

Impairment of non-customer note receivable	—	—	0.14

Loss on early retirement of debt	—	—	0.08

Tax reform(1)	—	—	(2.78)

Adjusted Non-GAAP	$4,726,832	$1,981,230	$6.49

(1)
Includes the impact of applying a lower U.S. federal income tax rate to the Company's net deferred tax liabilities as of December 31, 2017, offset in part by a one-time transition tax on historical foreign earnings and profits through December 31, 2017.

In addition, for the fiscal year ended September 30, 2018 adjusted free cash flow of $1,676.3 million consisted of net cash provided by operating activities of $1,411.4 million, plus $637.2 million in cash payments made relating to unfavorable legal settlements, minus $35.9 million in cash payments received related to favorable legal settlements, and minus capital expenditures of $336.4 million.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company's operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company's core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this proxy statement:

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  Adjusted gross profit:    Adjusted gross profit is a non-GAAP financial measure that excludes the gain from antitrust litigation settlements, certain PharMEDium remediation costs, LIFO expense, and costs related to the New York State Opioid Stewardship Act. Gain from antitrust litigation settlements and LIFO expense are excluded because the Company cannot control the amounts recognized or timing of these items. PharMEDium remediation costs are excluded because they are unpredictable and non-recurring expenses. The New York State Opioid Stewardship Act assessment (for the period covering January 1, 2017 through September 30, 2018) is excluded because it is not expected to be a normal, recurring operating expenditure of the Company, as the Company's distribution model has been revised to substantially eliminate the expense in future periods. Management believes that this non-GAAP financial

    A-1

Appendix A  |  2019 AmerisourceBergen Proxy

    measure is useful to investors as a supplemental measure of the Company's ongoing operating performance. The gain from antitrust litigation settlements relates to the settlement of class action lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. The PharMEDium remediation costs relate to costs incurred in connection with suspended production activities following U.S. Food and Drug Administration inspections. LIFO expense is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences. The New York State Opioid Stewardship Act, which went into effect on July 1, 2018, established an annual $100 million fund and requires manufacturers, distributors, and importers to ratably share the assessment based upon opioids sold or distributed to or within New York state.

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  Adjusted operating income and adjusted operating income margin:    Adjusted operating income is a non-GAAP financial measure that excludes the gain from antitrust litigation settlements, PharMEDium remediation costs, LIFO expense, costs related to the New York State Opioid Stewardship Act, goodwill impairment charge, acquisition-related intangibles amortization, and employee severance, litigation and other. Adjusted operating income margin is the ratio of adjusted operating income to total revenue.The goodwill impairment charge and acquisition-related intangibles amortization are excluded because they are non-cash items and the amortization does not reflect the operating performance of the acquired companies. We exclude employee severance amounts that relate to unpredictable and/or non-recurring business restructuring. We exclude the amount of litigation settlements and other expenses, as well as PharMEDium remediation costs, that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company's performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

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  Adjusted diluted earnings per share:    Adjusted diluted earnings per share excludes the per share impact of adjustments including gain from antitrust litigation settlements; LIFO expense; PharMEDium remediation costs; costs related to the New York State Opioid Stewardship Act; goodwill impairment charge; acquisition-related intangibles amortization; employee severance, litigation, and other; loss on consolidation of equity investments; impairment of non-customer note receivable; and loss on early retirement of debt; in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share one-time impact of U.S. tax reform is excluded from adjusted diluted earnings per share. U.S. tax reform includes a benefit from applying a lower U.S. federal income tax rate to the Company's net deferred tax liabilities as of December 31, 2017, offset in part by a one-time transition tax on historical foreign earnings and profits through December 31, 2017. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

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  Adjusted free cash flow:    For the Company, adjusted free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities, excluding other significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the impact of items that are inherently unusual, unpredictable, and non-recurring in nature. For the Pharmaceutical Distribution & Strategic Global Sourcing businesses and the Global Commercialization Services & Animal Health businesses, free cash flow is defined as net cash provided by operating activities for the applicable businesses, minus capital expenditures for the applicable businesses.

A-2

AmerisourceBergen®

Where knowledge,
reach and partnership
shape healthcare delivery.

. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 2:00 PM Eastern Time, on February 28, 2019. Vote by Internet • Go to www.envisionreports.com/ABC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals The Board of Directors recommends a vote FOR all the listed nominees and FOR proposals 2 and 3. + 1. Election of Nine Directors. 1.1 Ornella Barra For Against Abstain For Against Abstain For Against Abstain 1.2 Steven H. Collis 1.3 D. Mark Durcan 1.4 Richard W. Gochnauer 1.5 Lon R. Greenberg 1.6 Jane E. Henney, M.D. 1.7 Kathleen W. Hyle 1.8 Michael J. Long 1.9 Henry W. McGee For Against Abstain ForAgainst Abstain 2. Ratification of Ernst & Young LLP as independent registered public accounting firm for fiscal year 2019. 3. Advisory vote to approve the compensation of named executive officers. The Board recommends a vote AGAINST proposals 4 and 5. For Against Abstain ForAgainst Abstain 4. Stockholder proposal, if properly presented, to permit stockholders to act by written consent. 5. Stockholder proposal, if properly presented, to urge the Board to adopt a policy that no financial performance metric be adjusted to exclude legal or compliance costs in determining executive compensation. B Authorized Signatures This section must be completed for your vote to be counted. Date and Sign Below Note: Please date this proxy, sign your name exactly as it appears hereon, and return it promptly using the enclosed postage paid envelope. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 P C F 02Y9QG Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — AmerisourceBergen Corporation + PROXY FOR ANNUAL MEETING OF STOCKHOLDERS February 28, 2019 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of AMERISOURCEBERGEN CORPORATION, a Delaware corporation, does hereby constitute and appoint Steven H. Collis, John G. Chou and Hyung J. Bak, or any one of them, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of AMERISOURCEBERGEN CORPORATION which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at The Sofitel, 120 South 17th Street, Philadelphia, Pennsylvania 19103, on February 28, 2019 at 2:00 p.m., Eastern Time, and at any and all adjournments and postponements thereof. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSALS 4 AND 5. If other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. (Continued on the reverse side. Must be signed and dated on the reverse side) YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.